Exhibit 10.1

CREDIT AGREEMENT

by and among

QUANEX BUILDING PRODUCTS CORPORATION,

WII HOLDING, INC.

and

THE DOMESTIC SUBSIDIARIES OF PARENT

IDENTIFIED ON THE SIGNATURE PAGES HEREOF,

as US Borrowers,

EDGETECH (UK) LIMITED

and

H L PLASTICS LIMITED,

as UK Borrowers,

EDGETECH EUROPE GmbH,

as German Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

BANK OF AMERICA, N.A.,

as Syndication Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION and

BANK OF AMERICA, N.A.,

as Joint Lead Arrangers and Joint Bookrunners,

Dated as of November 2, 2015

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			Page

	4.25	Senior Indebtedness Status	114

	4.26	Insurance	114

	4.27	Material Contracts	114

	4.28	Eligible Accounts	114

	4.29	Eligible Inventory	114

	4.30	Location of Inventory	114

	4.31	Inventory Records	114

	4.32	Stamp Taxes	114

	4.33	Centre of Main Interests and Establishments	114

	4.34	Other Documents	107

	4.35	Hedge Agreements	108

5.	AFFIRMATIVE COVENANTS		115

	5.1	Financial Statements, Reports, Certificates	115

	5.2	Reporting	117

	5.3	Existence	117

	5.4	Maintenance of Properties	118

	5.5	Taxes	118

	5.6	Insurance	118

	5.7	Inspection	118

	5.8	Compliance with Laws	119

	5.9	Environmental	119

	5.10	Disclosure Updates	119

	5.11	Formation of Subsidiaries	119

	5.12	Further Assurances	121

	5.13	Lender Meetings	121

	5.14	Compliance with Material Contracts	121

	5.15	Compliance with Anti-Corruption Laws and Sanctions	121

	5.16	Compliance with ERISA and the IRC	122

	5.17	Location of Inventory	122

	5.18	UK Pensions	122

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6.	NEGATIVE COVENANTS		123

	6.1	Indebtedness	123

	6.2	Liens	123

	6.3	Fundamental Changes	123

	6.4	Disposal of Assets	123

	6.5	Nature of Business	123

	6.6	Prepayments and Amendments	124

	6.7	Restricted Payments	125

	6.8	Accounting Methods	126

	6.9	Investments	126

	6.10	Transactions with Affiliates	126

	6.11	Use of Proceeds	126

	6.12	No Further Negative Pledges; Restrictive Agreements	127

	6.13	Limitation on Issuance of Equity Interests	120

	6.14	Inventory with Bailees	120

	6.15	Employee Benefits	120

7.	FINANCIAL COVENANTS		127

8.	EVENTS OF DEFAULT		128

	8.1	Payments	128

	8.2	Covenants	128

	8.3	Judgments	128

	8.4	Voluntary Bankruptcy, etc.	128

	8.5	Involuntary Bankruptcy, etc.	128

	8.6	Default Under Other Agreements	129

	8.7	Representations, etc.	129

	8.8	Guaranty	129

	8.9	Security Documents	129

	8.10	Loan Documents	129

	8.11	Change of Control	129

	8.12	Intercreditor Agreement	129

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	8.13	ERISA	129

	8.14	Interference with Business	130

	8.15	Intercreditor Agreement; Senior Debt Status	130

	8.16	UK Pensions	123

9.	RIGHTS AND REMEDIES		130

	9.1	Rights and Remedies	130

	9.2	Rights and Remedies Cumulative; Non-Waiver; Etc.	130

10.	WAIVERS; INDEMNIFICATION		131

	10.1	Demand; Protest; etc.	131

	10.2	The Lender Group’s Liability for Collateral	131

	10.3	Indemnification	131

11.	NOTICES		132

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION		133

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		136

	13.1	Assignments and Participations	136

14.	AMENDMENTS; WAIVERS		139

	14.1	Amendments and Waivers	139

	14.2	Mitigation Obligation; Replacement of Certain Lenders	141

	14.3	No Waivers; Cumulative Remedies	142

15.	AGENT; THE LENDER GROUP		142

	15.1	Appointment and Authorization of Agent	142

	15.2	Delegation of Duties	143

	15.3	Liability of Agent	143

	15.4	Reliance by Agent	144

	15.5	Notice of Default or Event of Default	144

	15.6	Credit Decision	144

	15.7	Costs and Expenses; Indemnification	145

	15.8	Agent in Individual Capacity	145

	15.9	Successor Agent	145

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Bank Product Provider Agreement
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of LIBOR Notice
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H-1 through H-4	Form of Tax Compliance Certificates

Schedule A-1	Agent’s Applicable Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule C-2	Historical Consolidated EBITDA
Schedule D-1	Applicable Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule E-2	Existing Letters of Credit
Schedule J-1	Jeld-Wen Patents
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 2.18	Controlled Account Banks
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.20	Intellectual Property Claims
Schedule 4.23	Deposit Accounts and Securities Accounts
Schedule 4.26	Insurance
Schedule 4.27	Material Contracts
Schedule 4.30	Location of Inventory

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of November 2, 2015, by and among QUANEX BUILDING PRODUCTS CORPORATION, a Delaware corporation (“Parent”), WII HOLDING, INC., a Delaware corporation (“Acquired Company”), and the Domestic Subsidiaries of Parent identified on the signature pages hereof (such Domestic Subsidiaries, together with Parent and WII Holding, are referred to hereinafter each individually as a “US Borrower”, and individually and collectively, jointly and severally, as “US Borrowers”), EDGETECH (UK) LIMITED, a company incorporated under the laws of England and Wales with registration number 08610330 (“Edgetech (UK)”), and H L PLASTICS LIMITED, a company incorporated under the laws of England and Wales with registration number 03360857 (“H L Plastics” and together with Edgetech (UK), referred to hereinafter each individual as a “UK Borrower”, and individually and collectively, jointly and severally, as “UK Borrowers”), EDGETECH EUROPE GmbH, a limited liability company (GmbH) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen with registration number HRB 16743 (“German Borrower” and, together with US Borrowers and UK Borrowers, referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Company” means has the meaning specified therefor in the preamble to this Agreement.

“Acquired Company Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the business, results of operations or financial condition of the Acquired Company and its Subsidiaries, taken as a whole; provided, that none of the following will constitute an Acquired Company Material Adverse Effect, or will be considered in determining whether an Acquired Company Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industries or markets in which the Acquired Company or any of its Subsidiaries operates; (b) any adverse change, effect or circumstance arising out of the announcement or disclosure (intentional or otherwise) of the transactions contemplated by, or the terms of, the Merger Agreement, including (i) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Acquired Company or any of its Subsidiaries and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to the Merger Agreement or any of the transactions contemplated hereby; (c) changes in Law

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(as defined in the Merger Agreement) or changes in GAAP or any interpretation thereof; (d) any financial projection, forecast or budget created prior to the Closing Date; (e) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (f) any change in the financial, banking or securities markets; (g) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god or any other force majeure event; (h) any national or international political or social conditions, including those in any jurisdiction in which the Acquired Company or any of its Subsidiaries conducts business; (i) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (j) changes in commodities prices or the supply or demand of any raw materials; (k) any effect on any customer or supplier of the Acquired Company or any of its Subsidiaries arising from or in connection with any of the changes, events, occurrences or effects set forth in clauses (a) through (j) hereof; and (l) any consequences arising from Parent’s compliance with its obligations under Section 5.3 of the Merger Agreement or the application of Antitrust Laws (as defined in the Merger Agreement) (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by the Merger Agreement, in each case of items (a), (c), (e), (f), (g), (h), (i) and (j) above, except to the extent such changes, occurrences, events or developments have a disproportionate effect on the Acquired Company and its Subsidiaries as compared to the industry in which the Acquired Company and its Subsidiaries operate as a whole.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of a majority of the Equity Interests of any other Person.

“Activation Instruction” has the meaning specified therefor in Section 2.18(b).

“Additional Documents” has the meaning specified therefor in Section 5.12.

“Administrative Borrower” means US Administrative Borrower or UK Administrative Borrower, as the context requires.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10: (a) any Person which owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person; provided further, that Quanex Foundation shall not be deemed to be an Affiliate of any Loan Party or of any Subsidiary of any Loan Party unless, at the time in question, Quanex Foundation owns, directly or indirectly, 20% or more of the Equity Interests having ordinary voting power for the election of directors to the Board of Directors of Parent.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

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“Agent’s Applicable Account” means the Agent’s US Account, the Agent’s German Account, or the Agent’s UK Account, as the context requires.

“Agent’s German Account” means the Deposit Account of Agent identified on Schedule A-1 as Agent’s German Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to German Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by any Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agent’s UK Account” means the Deposit Account of Agent identified on Schedule A-1 as Agent’s UK Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to UK Borrowers and the Lenders).

“Agent’s US Account” means the Deposit Account of Agent identified on Schedule A-1 as Agent’s US Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to US Borrowers and the Lenders).

“Aggregate Excess Availability” means, as of any date of determination, the Dollar Equivalent amount equal to Availability; provided that, in the determination of Aggregate Excess Availability for any purpose hereunder, no more than 5.0% of Aggregate Excess Availability may arise from German Excess Availability.

“Aggregate Borrowing Base” means , as of any date of determination, the sum of (a) the US Borrowing Base as of such date, plus (b) the Dollar Equivalent of the German Borrowing Base as of such date, plus (c) the Dollar Equivalent of the UK Borrowing Base as of such date.

“Aggregate Revolver Usage” means, as of any date of determination, the Dollar Equivalent sum of (a) the aggregate amount of US Revolver Usage, (b) the aggregate amount of German Revolver Usage, and (c) the aggregate amount of UK Revolver Usage.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified therefor in Section 17.12.

“All-In Yield” means, as to any Indebtedness, the annual yield thereof, whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees and any LIBOR Rate floors (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin), or otherwise, in each case as reasonably determined by Agent; provided that (a) OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity and (b) “All-In Yield” shall not include arrangement or commitment fees paid or payable to the applicable arrangers (or their affiliates) for such Indebtedness or any other fees not payable generally to the lenders providing such Indebtedness.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to bribery, corruption, or money laundering, including the U.K. Bribery Act of 2010, and the United States Foreign Corrupt Practices Act of 1977, each as amended, and the rules and regulations thereunder.

“Applicable Currency” means (a) Dollars, with respect to Obligations denominated in Dollars, (b) Euros, with respect to Obligations denominated in euros, and (c) GBP, with respect to Obligations denominated in GBP.

“Applicable Designee” means any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of Agent (which such consent shall not be unreasonably withheld) to fund any German Revolving Loans or UK Revolving Loans. As of the Closing Date, the Applicable Designees of each

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Lender are set forth on Schedule C-1 (which schedule may be updated from time to time with the written consent of Agent upon written notice by any Lender to Agent). Any assignment by a Lender to an Applicable Designee of all or a portion of its Commitment to fund or participate in Revolving Loans to German Borrower or a UK Borrower shall be effected by delivering to Agent an addendum executed by such Lender and its Applicable Designee, in form and substance satisfactory to Agent. For all purposes of this Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender’s rights and obligations with respect to its Commitments and the Loan Parties, and Borrowers, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement.

“Applicable Eligible Jurisdiction” means (a) in the case of Eligible Accounts of US Borrowers, the United States, and (b) in the case of Eligible Accounts of German Borrower or UK Borrowers, the United States and any Applicable European Jurisdiction.

“Applicable European Jurisdiction” means Germany, United Kingdom, France, Netherlands, Italy, Ireland, Belgium, Spain, Sweden, Finland, Austria, Denmark, Greece, Portugal, Luxembourg, and Switzerland or any other country that from time to time is a Participating Member State that is approved by the Required Lenders as an “Applicable European Jurisdiction”.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Aggregate Excess Availability for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including March 31, 2016, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Average Aggregate Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)

I	≥ 66.7% of the Maximum Revolver Amount	0.50 percentage points	1.50 percentage points

II	< 66.7% of the Maximum Revolver Amount and ≥ 33.3% of the Maximum Revolver Amount	0.75 percentage points	1.75 percentage points

III	< 33.3% of the Maximum Revolver Amount	1.00 percentage points	2.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed calendar quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including March 31, 2016, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage

I	> 50% of the Maximum Revolver Amount	0.25 percentage points

II	≤ 50% of the Maximum Revolver Amount	0.375 percentage points

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The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each calendar quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Authorized Person” means a US Authorized Person, a German Authorized Person or a UK Authorized Person, as the context requires.

“Availability” means, as of any date of determination, the Dollar Equivalent of the sum of (a) US Availability at such time, plus (b) German Availability at such time, plus (c) UK Availability at such time.

“Available Revolver Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $50,000,000, minus (b) the aggregate principal amount of Increases to the US Revolver Commitments previously made pursuant to Section 2.15.

“Average Aggregate Excess Availability” means, with respect to any period, the sum of the aggregate amount of Aggregate Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” means, with respect to any period, the Dollar Equivalent sum of (a) the aggregate amount of US Revolver Usage (excluding the amount of any US Swing Loans), (b) the aggregate amount of German Revolver Usage (excluding the amount of any German Swing Loans), and (c) the aggregate amount of UK Revolver Usage (excluding the amount of any UK Swing Loans), in each case, for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank Product” means a UK Bank Product or a US Bank Product, as the context requires.

“Bank Product Agreements” means UK Bank Product Agreements or US Bank Product Agreements, as the context requires.

“Bank Product Collateralization” means UK Bank Product Collateralization or US Bank Product Collateralization, as the context requires.

“Bank Product Obligations” means UK Bank Product Obligations or US Bank Product Obligations, as the context requires.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives

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a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 15 days after the later of (a) the Closing Date and (b) the date of the provision of such Bank Product to a Loan Party or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached as Exhibit B to this Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties or their subsidiaries, and Agent.

“Bank Product Reserves” means UK Bank Product Reserves or US Bank Product Reserves, as the context requires.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time, or any similar domestic or foreign federal or state law for the relief of debtors.

“Base Rate” means:

(a) with respect to US Obligations, the greatest of (i) the Federal Funds Rate plus  1⁄2%, (ii) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (iii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; and

(b) with respect to European Obligations, (i) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month) determined for the Applicable Currency as of 11:00 a.m. (London time) on the first Business Day of each month, plus 1 percentage point, plus any Mandatory Costs.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the applicable Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c).

“Borrowing” means a US Borrowing, a German Borrowing, or a UK Borrowing, as the context requires.

“Borrowing Base” means the US Borrowing Base, the German Borrowing Base, or the UK Borrowing Base, as the context requires.

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“Borrowing Base Certificate” means a certificate in the form of Exhibit C.

“Business Day” means (a) any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan or a Base Rate Loan denominated in Euros or GBP, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, and (b) in relation to any date for payment or purchase of Euros, any TARGET Day.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii), (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of Consolidated EBITDA for such period, (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates), and (f) an amount equal to the aggregate of amounts received during such period from, and pursuant to written agreements with, third Persons (excluding any Loan Party or any of its Affiliates) in reimbursement of expenditures made during any preceding period.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, (i) investments substantially similar to those described above which are denominated in Euros, GBP or Canadian Dollars (including similarly capitalized foreign banks organized under the laws of Germany, the United Kingdom or Canada), and (j) deposits by a Foreign Subsidiary with a foreign bank organized under the laws of Germany, the United Kingdom or Canada, so long as such deposits could not reasonably be maintained with an institution satisfying the criteria set forth above and so long as the amount maintained with such foreign bank does not exceed the amount reasonably necessary or foreseeable to manage the local operations of such Foreign Subsidiary in such country.

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“Cash Dominion Period” means the period (a) commencing on the date that (i) an Event of Default occurs or (ii) Aggregate Excess Availability is less than the greater of (x) $12,500,000 and (y) 12.5% of the Maximum Revolver Amount then in effect for a period of 5 consecutive Business Days, and (b) continuing until a period of 30 consecutive days has elapsed during which at all times (i) no Event of Default shall exist and (ii) Aggregate Excess Availability is equal to or greater than the greater of (x) $12,500,000 and (ii) 12.5% of the Maximum Revolver Amount then in effect.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Equity Interests of the Parent entitled to vote in the election of members of the Board of Directors of Parent; or

(b) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors; or

(c) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or

(d) the occurrence of any “Change of Control” as defined in the Term Loan Credit Agreement.

“Closing Date” means November 2, 2015.

“Closing Date Merger” means the Acquisition by Parent of all of the Equity Interests of the Acquired Company and its Subsidiaries from the Sellers, through a merger of the Acquired Company with and into Merger Sub, pursuant to the Merger Agreement.

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“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its US Revolver Commitment, its German Revolver Commitment or its UK Revolver Commitment, as the context requires, and, with respect to all Lenders, their US Revolver Commitments, their German Revolver Commitments, or their UK Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Assumption or Increase Joinder pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any fiscal period, the sum of the following determined on a Consolidated basis, without duplication, for Parent and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income, plus

(b) the sum of the following amounts of Parent and its Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period:

(i) any extraordinary, unusual, or non-recurring non-cash losses,

(ii) Consolidated Interest Expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization,

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(v) (A) with respect to the Closing Date Merger, costs, reasonable fees to Persons (other than Parent or any of its Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 90 days after the Closing Date, and (B) with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Parent or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 90 days of the consummation of such Permitted Acquisition,

(vi) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(vii) one-time non-cash restructuring charges,

(viii) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, and

(ix) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, minus

(c) the sum of the following amounts of Parent and its Subsidiaries for such period to the extent included in determining Consolidated Net Income for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations,

(iv) income arising by reason of the application of FAS 141R, and

(v) any cash expenses or payments made by Parent and its Subsidiaries during such period which represent the reversal of non-cash charges added back in a prior period under clause (b)(i), (b)(vi), or (b)(vii).

For the purposes of calculating Consolidated EBITDA for any Reference Period, if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have consummated (a) a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are reasonably identifiable, factually supportable, are expected to have a continuing impact and are certified by the chief financial officer of Parent as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such Permitted Acquisition, in each case; provided that the aggregate amount of all such pro forma adjustments shall not exceed 10% of pro forma Consolidated EBITDA (determined prior to any adjustments pursuant to this paragraph) for any Reference Period) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period and (b) any Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if any such Material Disposition occurred on the first day of such Reference Period.

Notwithstanding the foregoing, (x) Consolidated EBITDA for the Fiscal Months ended during the period from November 30, 2014 through August 31, 2015 shall be the amounts corresponding to such Fiscal

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Months set forth on Schedule C-2, and (y) Consolidated EBITDA for the Fiscal Months ended during the period from September 1, 2015 through the Closing Date shall be calculated as if the Closing Date Merger occurred on such date and shall give pro forma effect thereto consistent with that set forth in the immediately preceding paragraph.

“Consolidated Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a Consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes required to be paid during such period, (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period, and (e) all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Pension Plan or for any Withdrawal Liability. For purposes of calculating Consolidated Fixed Charges for each period ending prior to the first anniversary of the Closing Date, the amount of Consolidated Fixed Charges with respect to such period shall be deemed to be an amount equal to Consolidated Fixed Charges measured from the day after the Closing Date through the last day of such period, divided by the number of days elapsed from the day after the Closing Date through the last day of such period, and multiplied by 365.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent determined on a Consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Expense” means, with respect to any fiscal period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any fiscal period, the net income (or loss) of Parent and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Parent or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Parent or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or any of its Subsidiaries or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Parent or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes and (d) any gain or loss from Dispositions of assets during such period.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors.

“Control Agreement” means, with respect to a Deposit Account or a Securities Account, (a) located in the United States, a control agreement, providing for springing dominion, and otherwise in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), and (b) located in any jurisdiction outside of the United States, an agreement with regard to Deposit Accounts or Securities Accounts establishing and perfecting Agent’s Lien in such accounts, in form and substance reasonably satisfactory to Agent.

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“Controlled Account” has the meaning specified therefor in Section 2.18(a).

“Controlled Account Bank” has the meaning specified therefor in Section 2.18(a).

“Copyright Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Corresponding Obligation” has the meaning specified therefor in Section 15.18(a).

“Covenant Testing Period” means a period (a) commencing on the last day of the Fiscal Month most recently ended prior to the occurrence of a Covenant Trigger Event for which Borrowers were required to deliver to Agent monthly, quarterly or annual financial statements pursuant to Section 5.1, and (b) continuing through and including the first day after such Covenant Trigger Event that Aggregate Excess Availability for each day during a 30 consecutive day period after the commencement of such Commencement Testing Period has equaled or exceeded the greater of (A) 12.5% of the Maximum Revolver Amount and (B) $12,500,000; provided that, for purposes of the foregoing, at least 50% of such Aggregate Excess Availability shall arise from US Excess Availability.

“Covenant Trigger Event” means the occurrence at any time of the failure of Borrowers to have Aggregate Excess Availability in an amount of at least the greater of (a) 12.5% of the Maximum Revolver Amount and (b) $12,500,000; provided that, for purposes of the foregoing, at least 50% of such Aggregate Excess Availability shall arise from US Excess Availability.

“Debtor Relief Law” means the Bankruptcy Code, the German Insolvency Code (Insolvenzordnung), and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Deductible Amount” has the meaning specified therefor in Section 15.18(f).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a US Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

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“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the applicable Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the US Designated Account, the German Designated Account or the UK Designated Account, as the context requires.

“Designated Account Bank” mean the US Designated Account Bank, the German Designated Account Bank, or the UK Designated Account Bank, as the context requires.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are is convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency (including, as applicable, euros and GBP), the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is organized under the laws of any political subdivision of the United States.

“Drawing Document” means any US Letter of Credit or other document presented for purposes of drawing under any US Letter of Credit.

“Earn-Outs” means unsecured liabilities of a Loan Party or any of its Subsidiaries arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Edgetech (UK)” has the meaning specified therefor in the preamble to this Agreement.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the

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representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, or Accounts with selling terms of more than 90 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are payable in any currency other than Dollars; provided that (i) German Eligible Accounts may also be payable in euros, and (ii) UK Eligible Accounts may also be payable in euros or GBP,

(f) Accounts with respect to which the Account Debtor (other than a Governmental Authority) either (i) does not maintain its chief executive office in an Applicable Eligible Jurisdiction, or (ii) is not organized under the laws of an Applicable Eligible Jurisdiction or any state, territory, province, or subdivision thereof,

(g) Accounts with respect to which the Account Debtor is a Governmental Authority, unless (i) in the case of Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) in the case of Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff (including any current account relationship (Kontokorrentverhältnis)), or has disputed its obligation to pay all or any portion of the Account or its existence, to the extent of such claim, right of recoupment or setoff, or dispute, or Accounts which are subject to objections which are due to the fact that the underlying services or performances have not been performed (partially or in full),

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

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(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent (including having issued an affirmation in lieu of oath (Versicherung an Eides Statt)), has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien (including Accounts of German Borrower that have not been assigned to Agent due to an extended retention of title arrangement (verlängerter Eigentumsvorbehalt) in favor of the vendor of the relevant Inventory),

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Country,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, until the completion of an appraisal (which appraisal shall be conducted by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to agent in its Permitted Discretion) and field examination with respect to such target, in each case, reasonably satisfactory to Agent,

(q) Accounts of German Borrower or any UK Borrower subject to a prohibition or similar limitation on assignment of such Account, or which require the consent of the related Account Debtor to be sold, transferred or assigned under the related contract or otherwise, or the contract relating thereto contains a provision that restricts the ability of Agent to exercise rights in respect of such Account, except, in each case, to the extent such prohibition or similar limitation on assignment, or requirement for consent, or restriction on exercise of rights, (i) is rendered unenforceable by applicable law, (ii) is consented to or waived by the related Account Debtor pursuant to a written consent or waiver in form and substance reasonably satisfactory to Agent, or (iii) Accounts subject to an extended retention of title or a similar arrangement (for example, verlängerter Eigentumsvorbehalt, including a processing clause, Verarbeitungsklausel) in favor of the vendor of the Inventory sold to generate such Account, except to the extent the obligations which such extended retention of title arrangement secures have been paid in full such that the extended retention of title arrangement is no longer applicable to such Account, or

(r) Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.1(b) (subject to such consents, if any, as may be required under Section 13.1(b)(iii)).

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“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) the relevant Borrower does not have actual and exclusive possession thereof (either directly or through a bailee, consignee or agent of such Borrower),

(c) it is not located (i) in the case of a US Borrower, at one of the locations in the continental United States set forth on Schedule E-1 to this Agreement (or in-transit from one such location to another such location), (ii) in the case of German Borrower, at one of the locations in Germany set forth on Schedule E-1 to this Agreement, or (iii) in the case of a UK Borrower, at one of the locations in the United Kingdom set forth on Schedule E-1 to this Agreement,

(d) it is in-transit to or from a location of the relevant Borrower (other than in-transit from one location set forth on Schedule E-1 to this Agreement (as such Schedule E-1 may be amended from time to time with the prior written consent of Agent) to another location set forth on Schedule E-1 to this Agreement),

(e) it is located on real property leased by the relevant Borrower or in a contract warehouse, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by the relevant Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the relevant Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,

(k) it was acquired in connection with a Permitted Acquisition or Permitted Investment, until the completion of an appraisal (which appraisal shall be conducted by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to agent in its Permitted Discretion) and field examination of such Inventory, in each case, reasonably satisfactory to Agent,

(l) in the case of German Borrower, such Inventory is subject to retention of title or a similar arrangement in favor of the vendor of such Inventory (including Inventory which is subject to a retention of title (Eigentumsvorbehalt), extended retention of title arrangements (verlängerter Eigentumsvorbehalt), or a processing clause (Verarbeitungsklausel) or similar), except to the extent the obligations which such retention of title arrangement secures have been paid in full such that the retention of title arrangement is no longer applicable,

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(m) in the case of a UK Borrower, such Inventory is subject to retention of title or similar arrangements in favor of the vendor of such Inventory which might restrict the passing of legal or equitable title to such Inventory, except to the extent such vendor has received full payment for such Inventory,

(n) it is on consignment, subject to a bailment, or located at the location of a customer of any Borrower unless it is subject to a Collateral Access Agreement executed by such consignee, bailee, or customer and unless it is segregated or otherwise separately identifiable from goods of such consignee, bailee, or customer and others, if any, stored on the premises,

(o) such Inventory is not readily saleable in accordance with, or does not meet, all standards imposed by, applicable law or it does not conform to, or satisfy, all standards and licensing and other requirements of any Governmental Authority with respect thereto (including whether such Inventory is intended to be exported to a customer and the relevant Borrower does not have a valid and effective export license to export such Inventory to such customer), or

(p) it was acquired from any Sanctioned Person or Sanctioned Country.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding 6 years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding 6 years, any liability, contingent or otherwise.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, reasonable costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, or participations of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests), or preferred stock.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Domestic Subsidiary of any Loan Party.

“euro” or “€” shall mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“European Borrowing” means a German Borrowing or a UK Borrowing, as the context requires.

“European Obligations” means the UK Obligations and the German Obligations, as the context requires.

“European Revolver Usage” means, as of any date of determination, the sum of UK Revolver Usage and German Revolver Usage.

“European Swing Lender” means Wells Fargo Bank, N.A. (London Branch) or any other Lender that, at the request of German Borrower and UK Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the European Swing Lender under Section 2.3(b).

“European Swing Loan” means a German Swing Loan or a UK Swing Loan, as the context requires.

“European Union” means the European Union, as formed by the Treaty on European Union on November 1, 1993 (the Maastricht Treaty).

“Event of Default” has the meaning specified therefor in Section 8.

“Excess” has the meaning specified therefor in Section 2.15(b)(vii).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

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“Excluded Deposit Accounts” means (a) Deposit Accounts of the Loan Parties exclusively used to hold, and exclusively holding, payroll, payroll or withholding taxes, or employee wage and benefit payments and (b) Deposit Accounts of the Loan Parties established and maintained as other single purpose fiduciary deposit accounts (and exclusively holding such fiduciary amounts).

“Excluded Securities Accounts” means (a) Securities Accounts of the Loan Parties exclusively used to hold, and exclusively holding, payroll, payroll or withholding taxes, or employee wage and benefit payments and (b) Securities Accounts of the Loan Parties established and maintained as other single purpose fiduciary deposit accounts (and exclusively holding such fiduciary amounts).

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) with respect to all Borrowers other than German Borrower, in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 14.2), any United States federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 16.7, but only to the extent such Foreign Lender’s failure or inability to comply with Section 16.7 relates to matters within its exclusive control, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 16, and (c) any United States federal withholding Tax imposed under FATCA.

“Existing Antares Credit Facility” means the existing $118,800,000 credit facility governed by that certain Second Amended and Restated Credit Agreement, dated as of August 8, 2014, by and among WII Components, Inc., as borrower, the other credit parties party thereto, the lenders party thereto and Antares Capital LP (successor via assignment to General Electric Capital Corporation), as agent for such lenders, and the other related loan documentation setting forth such Persons’ obligations to Antares Capital LP and the other lenders thereunder, as amended as of the Closing Date.

“Existing Credit Facilities” means, collectively, the Existing Antares Credit Facility, the Existing OCM Note, and the Existing Wells Credit Facility.

“Existing Intercompany Loan Agreement (Germany)” means that certain Agreement, dated April 5, 2012, between Quanex IG Systems Inc. and German Borrower, pursuant to which Quanex IG Systems Inc. has agreed to provide a credit line to German Borrower in an aggregate principal amount of up to €10,000,000, as amended, modified, supplemented, renewed, extended or restated from time to time in accordance with the terms thereof, this Agreement, and the Intercompany Subordination Agreement.

“Existing Intercompany Loan Agreement (UK)” means that certain Intercompany Loan Agreement, dated as of October 28, 2015, between Flamstead Holdings and Parent, pursuant to which Parent has agreed to provide a credit line to Flamstead Holdings in an aggregate principal amount of up to £25,000,000, as amended, modified, supplemented, renewed, extended or restated from time to time in accordance with the terms thereof, this Agreement, and the Intercompany Subordination Agreement.

“Existing Intercompany Loan Agreements (Flamstead/H L Plastics)” means (a) that certain Intercompany Loan Agreement, dated as of October 26, 2015, between H L Plastics and Flamstead Holdings, pursuant to which H L Plastics has agreed to provide a credit line to Flamstead Holdings in an aggregate amount of up to in an aggregate principal amount of up to £8,000,000, and (b) that certain Intercompany Loan Agreement, dated as of October 26, 2015, between Flamstead Holdings and H L Plastics, pursuant to which Flamstead Holdings has agreed to provide a credit line to H L Plastics in an aggregate amount of up to £12,000,000, in each case, as amended, modified, supplemented, renewed, extended or restated from time to time in accordance with the terms thereof, this Agreement, and the Intercompany Subordination Agreement.

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“Existing Intercompany Loan Agreements (Vintage/Wegoma)” means (a) that certain Intercompany Loan Agreement, dated as of October 26, 2015, between Flamstead Holdings and Vintage Windows Ltd., pursuant to which Flamstead Holdings has agreed to provide a credit line to Vintage Windows Ltd. in an aggregate principal amount of up to £100,000, (b) that certain Intercompany Loan Agreement, dated as of October 26, 2015, between Flamstead Holdings and Wegoma Machinery Sales Ltd. pursuant to which Flamstead Holdings has agreed to provide a credit line to Wegoma Machinery Sales Ltd. in an aggregate principal amount of up to £2,000,000, and (c) that certain Intercompany Loan Agreement, dated as of October 26, 2015, between H L Plastics and Wegoma Machinery Sales Ltd., pursuant to which H L Plastics has agreed to provide a credit line to Wegoma Machinery Sales Ltd. in an aggregate amount of up to £500,000, in each case, as amended, modified, supplemented, renewed, extended or restated from time to time in accordance with the terms thereof, this Agreement, and the Intercompany Subordination Agreement.

“Existing Intercompany Loan Agreements” means, collectively, the Existing Intercompany Loan Agreement (Germany), the Existing Intercompany Loan Agreement (UK), the Existing Intercompany Loan Agreements (Flamstead/H L Plastics), and the Existing Intercompany Loan Agreements (Vintage/Wegoma).

“Existing OCM Note” means that certain senior unsecured note dated as of July 8, 2011, in the original principal amount of $23,000,000, executed by Acquired Company in favor of OCM Mezzanine Fund II, L.P., and issued pursuant to that certain Amended and Restated Note Exchange Agreement, dated as of July 8, 2011, between Acquired Company and OCM Mezzanine Fund II, L.P., as amended as of the Closing Date.

“Existing Wells Credit Facility” means the existing $150,000,000 senior unsecured revolving credit facility governed by that certain Credit Agreement, dated as of January 28, 2013, by and among Parent, as borrower, the guarantors party thereto, the lenders party thereto and Wells Fargo, as agent for such lenders, and the other related loan documentation setting forth Parent’s obligations to Wells Fargo and the other lenders thereunder, as amended as of the Closing Date.

“Existing Letters of Credit” means those letters of credit described on Schedule E-2 to this Agreement.

“Extraordinary Advances” means the US Extraordinary Advances, the German Extraordinary Advances, or the UK Extraordinary Advances, as the context requires.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (a) that certain fee letter, dated as of September 12, 2015, among Parent, Agent, Term Loan Agent, Bank of America, N.A. and the Joint Lead Arrangers and (b) that certain fee letter, dated as of September 12, 2015, among Parent, Agent, Term Loan Agent and Wells Fargo Securities, LLC.

“Financial Support Direction” means a financial support direction issued by the United Kingdom Pension Regulator under section 43 of the Pensions Act 2004 (England and Wales).

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“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC and the Equity Interests of which are owned directly by any US Loan Party.

“Fiscal Month” means any calendar month during any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each January, April, July and October of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of 12 consecutive Fiscal Months ending on October 31 of any calendar year.

“Flamstead Holdings” means Flamstead Holdings Limited, a company incorporated under the laws of England and Wales with registration number 05280415.

“FMSA” means the Financial Services and Markets Act 2000 (England and Wales).

“Foreign Excess Reserve” means a reserve, as may be allocated among the US Borrowing Base, the German Borrowing Base and the UK Borrowing Base in the Permitted Discretion of Agent, in an amount by which (a) the sum of (i) the lesser of (x) the German Maximum Revolver Amount and (y) the German Borrowing Base, plus (ii) the lesser of (x) the UK Maximum Revolver Amount and (y) the UK Borrowing Base exceeds (b) an amount equal to 25% of the sum of (i) the lesser of (x) the Maximum Revolver Amount and (y) the US Borrowing Base, plus (ii) the lesser of (x) the German Maximum Revolver Amount and (y) the German Borrowing Base, plus (iii) the lesser of (x) the UK Maximum Revolver Amount and (y) the UK Borrowing Base.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Loan Party” means a Loan Party that is not a US Loan Party.

“Foreign Overadvance Reserve” has the meaning specified therefor in the definition of Reserves.

“Foreign Subsidiary” means any Subsidiary of a Loan Party other than a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“Funds Flow Agreement” means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party, Term Loan Agent, and Agent.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“GBP” or “£” means lawful money of the United Kingdom.

“German Account Pledge Agreements” means the account pledge agreements over German bank accounts governed by German law and granted by any Loan Party.

“German Authorized Person” means any one of the individuals identified as an officer of German Borrower on Schedule A-2, or any other officer of German Borrower identified by German Borrower as an authorized person with respect to German Borrower and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

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“German Availability” means, as of any date of determination, the aggregate Dollar Equivalent amount that German Borrower is entitled to borrow as German Revolving Loans under Section 2.1(b) (after giving effect to the then outstanding German Revolver Usage and all Reserves imposed in accordance with the terms hereof and then applicable hereunder).

“German Borrower” has the meaning specified therefor in the preamble to this Agreement.

“German Borrowing” means a borrowing consisting of German Revolving Loans made on the same day by the Lenders (or Agent or any Applicable Designee on behalf thereof), or by European Swing Lender in the case of a German Swing Loan, or by Agent in the case of a German Extraordinary Advance.

“German Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount equal to the result of:

(a) 85% of the amount of German Eligible Accounts, less the amount, if any, of the German Dilution Reserve, plus

(b) the lower of

(i) $2,000,000, and

(ii) the lesser of (A) the product of 60% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of German Eligible Inventory at such time (which determination may be made separately as to different categories of German Eligible Inventory), and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of German Eligible Inventory (such determination may be made as to different categories of German Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(c) the aggregate amount of Reserves, if any, established by Agent under Section 2.1(e);

provided, that in no event shall the German Borrowing Base exceed 5.0% of the Aggregate Borrowing Base.

“German Designated Account” means the Deposit Account of German Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of German Borrower located at any German Designated Account Bank that has been designated as such, in writing, by German Borrower to Agent).

“German Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within Germany that has been designated as such, in writing, by German Borrower to Agent).

“German Dilution” means, as of any date of determination, a percentage, based on the experience of the immediately prior 3 month period that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to German Borrower’s Accounts during such period, by (b) German Borrower’s gross sales with respect to Accounts during such period.

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“German Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against German Eligible Accounts by 1 percentage point for each percentage point by which German Dilution is in excess of 5%.

“German Eligible Accounts” means those Eligible Accounts of German Borrower that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. German Eligible Accounts shall not include the following:

(a) Accounts that are not payable in Dollars or Euros, or

(b) Accounts not governed by the laws of Germany, unless evidenced by a legal opinion of counsel to Agent, at the expense of German Borrower, that the assignment is valid and effective under the respective foreign law.

“German Eligible Inventory” means Eligible Inventory owned by German Borrower that complies with each of the representations and warranties respecting Eligible Inventory and German Eligible Inventory made in the Loan Documents.

“German Excess Availability” means, as of any date of determination, the Dollar Equivalent of the amount equal to the greater of (a) the German Borrowing Base as of such date, minus German Revolver Usage, and (b) zero.

“German Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii).

“German Guarantor” means each German Subsidiary of Borrowers (other than Immaterial German Subsidiaries) in existence on the Closing Date or which becomes a party to the US Guaranty and Security Agreement after the Closing Date pursuant to Section 5.11.

“German Loan Account” has the meaning specified therefor in Section 2.9.

“German Loan Party” means German Borrower or any German Guarantor.

“German Maximum Revolver Amount” means the lesser of (a) the Dollar Equivalent of $5,000,000, as such amount may be decreased by the amount of reductions in the German Revolver Commitments made in accordance with Section 2.4(c), and (b) the Maximum Revolver Amount less the sum of (i) US Revolver Usage and (ii) UK Revolver Usage at such time.

“German Obligations” means all loans (including the German Revolving Loans (inclusive of German Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the German Loan Account pursuant to this Agreement), obligations (including indemnification obligations) of any German Loan Party, fees (including the fees provided for in the Fee Letters) of any German Loan Party, Lender Group Expenses (including any Lender Group Expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any German Loan Party, guaranties of any German Loan Party, and all covenants and duties of any other kind and description owing by any German Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any German Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without

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limiting the generality of the foregoing, the German Obligations under the Loan Documents include the obligation to pay (i) the principal of the German Revolving Loans, (ii) interest accrued on the German Revolving Loans, (iii) Lender Group Expenses of any German Loan Party, (iv) fees payable by any German Loan Party under this Agreement or any of the other Loan Documents, (v) claims for unjust enrichment (ungerechtfertigte Bereicherung), (vi) damages (Schadensersatz), (vii) indemnities and other amounts payable by any German Loan Party under or in connection with any Loan Document, and (viii) any guaranties by any US Loan Party or any UK Loan Party of all or any part of the German Obligations. Any reference in this Agreement or in the Loan Documents to the German Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“German Overadvance” means, as of any date of determination, that the German Revolver Usage is greater than any of the limitations set forth in Section 2.1(b).

“German Priority Payables Reserve” means on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects the full amount of any liabilities or amounts which (by virtue of any Liens, choate or inchoate, or any statutory provision) rank or are capable of ranking in priority to the Agent’s Liens on the Accounts or Inventory of German Borrower or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) amounts due to employees in respect of unpaid wages, long service leave, retrenchment, payment in lieu of notice and holiday pay, (b) without duplication, reserves with respect to carrier’s liens and workman’s liens, (c) the expenses and liabilities incurred by any administrator (or other restructuring or insolvency officer) and any remuneration of such administrator (or other restructuring or insolvency officer), (d) the amounts in the future, currently or past due and not contributed, remitted or paid in respect of any occupational pension schemes and state scheme premiums, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any German pension plan, and (e) any preferential claims, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance and all amounts deducted or withheld and not paid and remitted when due under the Corporation Tax Act of Germany and Administrative Assistance Implementing Act of Germany or any similar legislation related to taxes.

“German Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“German Revolver Commitment” means, with respect to each Lender, its German Revolver Commitment, and, with respect to all Lenders, their German Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Assumption pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“German Revolver Usage” means with respect to German Borrower, as of any date of determination, the Dollar Equivalent of the amount of outstanding German Revolving Loans (inclusive of German Swing Loans and German Protective Advances) of German Borrower.

“German Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the German Revolver Commitments, the amount of such Lender’s German Revolver Commitment, and (b) after the termination of the German Revolver Commitments, the aggregate outstanding principal amount of the German Revolving Loans of such Lender.

“German Revolving Loans” has the meaning specified therefor in Section 2.1(b).

“German Security” has the meaning assigned to such term in Section 15.19.

“German Security Agreement (Receivables)” means the security assignment agreement governed by German law and providing for the security assignment of all present and future receivables of any German Loan Party.

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“German Security Agreement (Inventory)” means the security transfer agreement governed by German law and providing for the security transfer of all Inventory owned by and in the possession of German Borrower or any other Loan Party in Germany, and all other trade inventory owned by, but not in the actual possession of, German Borrower or any other German Loan Party to the extent that such German Loan Party has acceded to the German Security Agreement (Inventory).

“German Security Documents” means (a) the German Account Pledge Agreements, (b) the German Security Agreement (Inventory), (c) the German Security Agreement (Receivables), (d) the German Share Pledge Agreement, and (e) each other security agreement or other instrument or document executed and delivered to Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the German Obligations.

“German Share Pledge Agreement” means the share pledge agreement governed by German law and granted over the shares in any German Loan Party.

“German Subsidiary” means each Subsidiary of a Borrower organized under the laws of Germany.

“German Swing Loan” has the meaning specified therefor in Section 2.3(b)(ii).

“German Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the German Swing Loans on such date.

“Germany” means the Federal Republic of Germany.

“Governing Documents” means (a) with respect to any corporation, the certificate or articles of incorporation or formation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization or articles of association, and the limited liability company or operating agreement or bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership agreement, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization, including an excerpt from the commercial register; and (e) with respect to a German stock company (Aktiengesellschaft) its articles of association (Satzung) and an extract from the German commercial register (Handelsregisterauszug), with respect to a German limited liability company (Gesellschaft mit beschreinkter Haftung) its articles of association (Satzung), a list of its shareholders (Gesellschafterliste) and an extract from the German commercial register (Handelsregisterauszug).

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means (a) US Guarantors, (b) German Guarantors, and (c) UK Guarantors, as the context requires.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil,

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natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Obligations” means UK Hedge Obligations or US Hedge Obligations, as the context requires.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the later of (a) the Closing Date and (b) the date of execution and delivery of such Hedge Agreement with a Loan Party; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“H L Plastics” has the meaning specified therefor in the preamble to this Agreement.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary (other than any US Borrower) that (a) together with its Subsidiaries, (i) has assets representing no more than 2.5% of the Consolidated total assets of Parent and its Domestic Subsidiaries and (ii) generates no more than 2.5% of the Consolidated revenues of Parent and its Domestic Subsidiaries, in each case, as reflected in the most recent financial statements delivered pursuant to Section 3.1(s) or Section 5.1, as applicable, and (b) has been designated as an “Immaterial Domestic Subsidiary” by Parent in the manner provided below; provided that, if at any time, (x) the total assets of the Immaterial Domestic Subsidiaries, taken as a whole, as of the last day of Parent’s most recently ended Fiscal Quarter shall be greater than 5.0% of the Consolidated total assets of Parent and its Domestic Subsidiaries or (y) 5.0% of the Consolidated total revenues of Parent and its Domestic Subsidiaries on such date, then the Loan Parties shall take such actions as may be necessary, including causing a Subsidiary to become a Guarantor and grant security interests pursuant to Section 5.11, in order to comply with the requirements set forth in the preceding clauses (x) and (y). Parent may from time to time designate any Domestic Subsidiary (including a newly-created or newly-acquired Domestic Subsidiary) as an Immaterial Domestic Subsidiary by delivering to Agent a certificate of the chief financial officer of Parent making such designation and confirming that (i) such Domestic Subsidiary meets the requirements set forth in this definition and (ii) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. As of the Closing Date, each of Quanex Services, Inc., a Delaware corporation, and Truseal Technologies, Inc., a Delaware corporation, is an Immaterial Domestic Subsidiary.

“Immaterial German Subsidiary” means any German Subsidiary of Parent (other than German Borrower) that (a) together with its German Subsidiaries, (i) has assets representing no more than 5.0% of the Consolidated total assets of the German Loan Parties and their German Subsidiaries and (ii) generates no more than 5.0% of the Consolidated revenues of the German Loan Parties and their German Subsidiaries, in each case, as reflected in the most recent financial statements delivered pursuant to Section 3.1(s) or Section 5.1, as applicable,

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and (b) has been designated as an “Immaterial German Subsidiary” by Parent in the manner provided below; provided that, if at any time, (x) the total assets of the Immaterial German Subsidiaries, taken as a whole, as of the last day of Parent’s most recently ended Fiscal Quarter shall be greater than 7.5% of the Consolidated total assets of the German Loan Parties and their German Subsidiaries or (y) 7.5% of the Consolidated total revenues of the German Loan Parties and their German Subsidiaries on such date, then the Loan Parties shall take such actions as may be necessary, including causing a German Subsidiary to become a Guarantor and grant security interests pursuant to Section 5.11, in order to comply with the requirements set forth in the preceding clauses (x) and (y). Parent may from time to time designate any German Subsidiary (including a newly-created or newly-acquired German Subsidiary) as an Immaterial German Subsidiary by delivering to Agent a certificate of the chief financial officer of Parent making such designation and confirming that (i) such German Subsidiary meets the requirements set forth in this definition and (ii) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.

“Immaterial UK Subsidiary” means any UK Subsidiary of Parent (other than any UK Borrower) that (a) together with its UK Subsidiaries, (i) has assets representing no more than 5.0% of the Consolidated total assets of the UK Loan Parties and their UK Subsidiaries and (ii) generates no more than 5.0% of the Consolidated revenues of the UK Loan Parties and their UK Subsidiaries, in each case, as reflected in the most recent financial statements delivered pursuant to Section 3.1(s) or Section 5.1, as applicable, and (b) has been designated as an “Immaterial UK Subsidiary” by Parent in the manner provided below; provided that, if at any time, (x) the total assets of the Immaterial UK Subsidiaries, taken as a whole, as of the last day of Parent’s most recently ended Fiscal Quarter shall be greater than 7.5% of the Consolidated total assets of the UK Loan Parties and their UK Subsidiaries or (y) 7.5% of the Consolidated total revenues of the UK Loan Parties and their UK Subsidiaries on such date, then the Loan Parties shall take such actions as may be necessary, including causing a UK Subsidiary to become a Guarantor and grant security interests pursuant to Section 5.11, in order to comply with the requirements set forth in the preceding clauses (x) and (y). Parent may from time to time designate any UK Subsidiary (including a newly-created or newly-acquired UK Subsidiary) as an Immaterial UK Subsidiary by delivering to Agent a certificate of the chief financial officer of Parent making such designation and confirming that (i) such UK Subsidiary meets the requirements set forth in this definition and (ii) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. As of the Closing Date, each of Vintage Windows Ltd., Wegoma Machinery Sales Ltd., and Liniar Ltd., is an Immaterial UK Subsidiary.

“Increase” has the meaning specified therefor in Section 2.15(a).

“Increase Date” has the meaning specified therefor in Section 2.15(b)(vii).

“Increase Joinder” has the meaning specified therefor in Section 2.15(b)(i).

“Increased Reporting Event” means the failure of Borrowers to maintain Aggregate Excess Availability at any time of at least the greater of (a) 15% of the Maximum Revolver Amount, and (b) $15,000,000.

“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event for 5 consecutive Business Days and continuing until the date when no Increased Reporting Event has occurred for 30 consecutive days.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person under Earn-Outs or to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the

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Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other Debtor Relief Law or other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, including (a) with respect to any German Loan Party, any insolvency proceeding ((vorläufiges)Insolvenzverfahrens including Schutzschirmverfahren or Insolvenzplanverfahren) and any petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens including Schutzschirmverfahren or Insolvenzplanverfahren) is filed or any event occurs which constitutes a cause for the initiation of the aforementioned insolvency proceedings (Eröffnungsgrund) as set out in sec. 17 to sec. 19 of the German Insolvency Code (Insolvenzordnung) in relation to such German Loan Party, and (b) with respect of any UK Loan Party, any corporate action, legal proceedings, or other formal legal procedure or step taken in relation to: (i) a general suspension of debts, a moratorium of its indebtedness generally (or any class thereof), winding-up, dissolution, administration, or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Loan Party, other than pursuant to a consolidation, amalgamation or merger, (ii) a composition, compromise, assignment or similar arrangement for the financial benefit of its creditors, or (iii) the appointment of a liquidator, a receiver, an administrator, an administrative receiver or other similar officer in respect of any UK Loan Party or any of its assets having an aggregate Dollar Equivalent value in excess of $100,000, save in all respects under this clause (b) for any legal proceeding or other formal procedure or step which is frivolous or vexatious or (save in respect of an appointment in respect of a UK Loan Party referred to in clause (iii) above) is discharged, stayed or dismissed within 14 days of commencement and any solvent liquidation or reorganization of any UK Loan Party which is not a UK Borrower at the time of such liquidation or reorganization, provided that if the assets of or the shares in such UK Loan Party were part of the Collateral immediately prior to such reorganization or liquidation, the Lenders will enjoy (in the reasonable opinion of Agent and supported by any professional opinions and reports as it reasonably requires) the same or equivalent guarantees and Collateral of equivalent nature and quality and on substantially the same terms over the same assets and (if the UK Loan Party is not being liquidated) over the shares in such UK Loan Party (or its successor if appropriate) after the reorganization or liquidation.

“Insurance and Condemnation Event” means the receipt by any Loan Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of business interruption, theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party, each of its Subsidiaries, and Agent, in form and substance reasonably satisfactory to Agent.

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“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date with this Agreement, between Agent and Term Loan Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 , or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, US Eligible Inventory, German Eligible Inventory, UK Eligible Inventory, the Maximum Revolver Amount, the Maximum Revolver Amount, the German Maximum Revolver Amount, the UK Maximum Revolver Amount, or the Maximum Revolver Amount.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) bona fide accounts receivable arising in the ordinary course of business), (b) Acquisitions and acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and (c) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any US Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such US Letter of Credit is issued.

“Issuer Document” means, with respect to any US Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a US Borrower in favor of Issuing Bank and relating to such US Letter of Credit.

“Issuing Bank” means Wells Fargo, Bank of America, N.A., or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing US Letters of Credit pursuant to Section 2.11, and Issuing Bank shall be a Lender.

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“Jeld-Wen Patents” means those certain patents identified on Schedule J-1.

“Joint Lead Arrangers” means Wells Fargo Bank, National Association and Bank of America, N.A., each in their respective capacities as joint lead arranger and joint bookrunner.

“Judgment Currency” has the meaning set forth in Section 17.12.

“Junior Indebtedness” means (a) Subordinated Indebtedness, (b) unsecured Indebtedness, and (c) Indebtedness secured by Liens that are junior to the Liens securing the Obligations; provided that Junior Indebtedness shall not include (i) any Permitted Intercompany Advances or (ii) Indebtedness incurred under clause (q) of the definition of Permitted Indebtedness.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records related to ABL Priority Collateral located and as to which either (i) a Collateral Access Agreement has not been received by Agent, or (ii) such Borrower has not provided Agent with a copy of such Borrower’s lease covering such location, which lease provides for a waiver by the landlord of any Lien it may have on any assets of any of the Loan Parties and grants to Agent access rights with respect to such location for the purpose of appraising, removing, maintaining, inspecting and selling any assets of any of the Loan Parties, in each case, in form and substance satisfactory to Agent in its Permitted Discretion, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months’ rent (or, in the case of a location in Germany, 18 months’ rent) under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lenders, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 2.15 or Section 13.1, and “Lenders” means each of the Lenders or any one or more of them. Furthermore, with respect to (a) each provision of this Agreement relating to the funding or participation in any Revolving Loans denominated in Euros or the repayment or the reimbursement thereof by a Borrower in connection therewith, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement, and (d) reserves, capital adequacy or other provisions, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Agent shall deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that each Applicable Designee shall be subject to the provisions obligating or restricting Lenders under this Agreement.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lenders) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) customary field examination, appraisal, and valuation fees and reasonable expenses of Agent

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related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10, (h) Agent’s and Lenders’ reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s and each Joint Lead Arranger’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees, but limited to the reasonable documented attorneys’ fees of counsel to Wells Fargo and Wells Fargo Securities, LLC, and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to SyndTrak, Markit ClearPar or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates (including any Applicable Designee), officers, directors, employees, attorneys, and agents.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Agent.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the US Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) (including any fronting fees) will continue to accrue while the US Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to the sum of (x) 105% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in Dollars, and 120% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in a currency other than Dollars, (b) delivering to Agent documentation executed by all beneficiaries under the US Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the US Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to the sum of (x) 105% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in Dollars, and 120% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in a currency other than Dollars (it being understood that the US Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the US Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit E.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a).

“LIBOR Rate” means the applicable Screen Rate 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

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“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” means the US Loan Account, the German Loan Account or the UK Loan Account, as the context requires.

“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Fee Letters, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Security Documents, the US Letters of Credit, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

“Loan Party” means (a) any US Loan Party, (b) any German Loan Party, or (c) any UK Loan Party, as the context requires.

“Mandatory Cost” means the cost (calculated as a percentage rate per annum) of the London branch of any bank from which a Lender obtains funding for its provision of Revolving Loans denominated in Euro or GBP complying with the requirements of the Bank of England or the Financial Conduct Authority (being the regulator responsible for regulation of the conduct of firms authorized under FMSA in the United Kingdom) or any other applicable regulatory authority in respect of monetary control, liquidity or otherwise. Mandatory Cost imposed on each Lender shall be payable to the account of such Lender in accordance with the terms of this Agreement without regard to any pro rata sharing provisions contained in this Agreement or any other Loan Document.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries ability to perform their payment and other material obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party, the loss of which could reasonably be expected to result in a Material Adverse Effect.

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“Material Disposition” means any Disposition or series of related Dispositions by any Loan Party or any of its Subsidiaries of all or substantially all of its assets, any division or business line or other assets with a fair market value in excess of $5,000,000.

“Maturity Date” means the first to occur of (a) November 2, 2020, and (b) the date of acceleration of any of the Obligations pursuant to Section 8.2(a).

“Maximum Revolver Amount” means $100,000,000, as such amount may be (a) decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c), and (b) increased by the amount of Increases in the Commitments made in accordance with Section 2.15.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 30, 2015, among Parent, Merger Sub, the Acquired Company and Olympus Growth Fund IV, L.P., and all schedules, exhibits and other documents related thereto and executed in connection therewith.

“Merger Documents” means the Merger Agreement and all other documents related thereto and executed in connection therewith.

“Merger Sub” means QWMS, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any US Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means, with respect to any Disposition by any Loan Party or any of its Subsidiaries of assets or any Insurance and Condemnation Event, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition or Insurance and Condemnation Event, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Disposition or Insurance and Condemnation Event, (iii) in the case of a Disposition, taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, and (D) for the payment of indemnification obligations, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) at such time when such amounts are no longer required to be set aside as such a reserve.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company acceptable to Agent in its Permitted Discretion.

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“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-U.S. Plan” means any plan, benefit, scheme or compensation program or arrangement for the benefit of employees or individual workers located outside of the United States or any Employee Benefit Plan sponsored, maintained or contributed to by any Foreign Subsidiary or ERISA Affiliate that is organized under the laws of any political subdivision outside of the United States, and in each case, is not subject to United States law.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any US Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, or a requirement that any US Loan Party or ERISA Affiliate provide security to any Pension Plan under the IRC, (g) the partial or complete withdrawal of any US Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any US Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a US Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any US Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” means (a), the US Obligations, (b) the German Obligations, or (c) the UK Obligations, as the context requires.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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“Other Taxes” means all court, intangible, recording and filing taxes, taxes arising from a registration, performance of any Loan Document and the receipt or perfection of a security interest, present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (together, in each case, with any interest and penalties thereon) that arise from any payment made for or on account an Obligation under this Agreement or any other Loan Document, or from the execution, delivery, or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2(b)).

“Overadvance” means a US Overadvance, a German Overadvance or a UK Overadvance, as the context requires.

“Parallel Debt” has the meaning specified therefor in Section 15.18(b).

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Participant Register” has the meaning specified therefor in Section 13.1(e).

“Participating Member State” means any member state of the European Union that has euro as its lawful currency in accordance with EMU Legislation.

“Patent Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13.

“Payment Conditions” shall mean, at the time of determination with respect to a Specified Transaction, that:

(a) no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b) Aggregate Excess Availability, at all times during the 30 consecutive days immediately preceding the date of consummation of such Specified Transaction, and on a pro forma basis after giving effect to the Specified Transaction (and including in such calculation any Loans or US Letters of Credit to be made or issued in connection therewith), in each case is not less than (i) if the Consolidated Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.10 to 1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Section 5.1, the greater of (A) 15% of the Maximum Revolver Amount, and (B) $15,000,000, and (ii) if the Consolidated Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is less than 1.10 to 1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Section 5.1, the greater of (A) 17.5% of the Maximum Revolver Amount, and (B) $17,500,000, and

(c) Parent shall have delivered to Agent an officer’s certificate certifying compliance with the conditions described in clauses (a) and (b) of this definition.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any US Loan Party or ERISA Affiliate or to which any US Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

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“Perfection Certificate” means a certificate in the form of Exhibit F.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements:

(a) no less than 15 Business Days (or such shorter period as agreed to by Agent) prior to the proposed closing date of such Acquisition, Parent shall have delivered written notice of such Acquisition to Agent, which notice shall include the proposed closing date of such Acquisition;

(b) such acquisition shall have been approved by the Board of Directors (or equivalent governing body) of the Person to be acquired (in the case of an acquisition of a Person) and such approval shall not have been withdrawn prior to the consummation thereof;

(c) such Person or division or line of business is engaged in the same or a similar line of business as any Loan Party or any of its Subsidiaries or any business or operation reasonably related thereto;

(d) if such Acquisition is a merger or consolidation involving a Loan Party, a Loan Party shall be the surviving Person (or, other than in the case of a Borrower, the surviving Person shall become a Guarantor) and no Change of Control shall have been effected thereby;

(e) upon consummation of the Acquisition, the Loan Parties shall comply with the applicable provisions of Section 5.11 within the time periods specified therein;

(f) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive Fiscal Month period most recently concluded prior to the date of the proposed Acquisition;

(h) for any Acquisition with aggregate consideration (including cash, Cash Equivalents, Equity Interests and other deferred payment obligations) in excess of $25,000,000, no later than 5 Business Days (or such shorter period as agreed to by Agent) prior to the proposed closing date of such Acquisition, Borrower shall have delivered to Agent the following:

(i) a Borrowing Base Certificate and a Compliance Certificate showing compliance with clause (j) below;

(ii) copies of substantially final documentation entered into or to be entered into in connection with such Acquisition, which shall be in form and substance reasonably satisfactory to Agent;

(iii) material financial information regarding the Person or business to be acquired in connection with such Acquisition (except to the extent that any such information is subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential); and

(iv) forecasted balance sheets, profit and loss statements and cash flow statements for the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarterly basis, in form and substance (including, without limitation, as to scope and underlying assumptions) reasonably satisfactory to Agent;

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(i) not later than 5 Business Days (or such later date as Agent may agree in its sole discretion) following the consummation of such Acquisition, Parent shall have delivered to Agent a certificate of an Authorized Person of Parent thereof certifying that all of the requirements set forth in this definition (other than the requirements set forth in clause (e) of this definition) have been satisfied; and

(j) immediately before and after giving effect to such Acquisition, each of the Payment Conditions shall be satisfied.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other Dispositions of (i) Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business, (ii) leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries, and (iii) patents, trademarks, copyrights, and other intellectual property rights that are obsolete or no longer used or useful in the ordinary course of business,

(b) sales, abandonment, or other Dispositions of Inventory that is damaged or obsolete or no longer used or useful in the ordinary course of business, and sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets by any Loan Party or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Qualified Equity Interests of Parent,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business; provided that, as to any Disposition that occurs other than solely by reason of final expiration not subject to extension or renewal, so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) the occurrence of such lapse could not reasonably be expected to have a Material Adverse Effect,

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(l) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m) the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any US Loan Party or any of its Subsidiaries (other than a Borrower) to a US Loan Party, (ii) from any UK Loan Party or any of its Subsidiaries (other than a Borrower) to a UK Loan Party, (iii) from any German Loan Party (other than a Borrower) or any of its Subsidiaries to a German Loan Party, and (iv) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party (provided that, with respect to any such transfer by any Subsidiary of any Loan Party that is not a Loan Party to any Loan Party, the consideration for such transfer shall not exceed the fair market value of such assets),

(o) Disposition by Mikron Industries, Inc., a Subsidiary of Parent, of the Jeld-Wen Patents pursuant to Amendment to Manufacturing, Distribution and Sales Agreement, effective as of January 1, 2015, between Mikron Industries, Inc. and Jeld-Wen, Inc., and

(p) Dispositions of assets (other than Accounts, Inventory, or Equity Interests of Subsidiaries of any Loan Party) not otherwise permitted in clauses (a) through (n) above so long as (i) no Default or Event of Default shall be continuing or result therefrom, (ii) at least 75% of the aggregate consideration received for such Disposition is cash consideration and is paid at the time of the closing of such Disposition, (iii) such Disposition is made for fair market value, (iv) the aggregate fair market value of all assets disposed of in a Fiscal Year (including the proposed Disposition) does not exceed 10% of Parent’s Consolidated total assets (determined as of the last day of the most recent Fiscal Year for which financial statements have been delivered pursuant to Section 5.1), and (v) the Consolidated EBITDA represented by such assets does not exceed 10% of Consolidated EBITDA (determined as of the last day of the most recent Fiscal Year for which financial statements have been delivered pursuant to Section 5.1);

provided, that if, as of any date of determination, the Dispositions by the Loan Parties in reliance on any of clauses (g), (h), or (p) above during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involve a Dollar Equivalent of $10,000,000 or more of assets included in the Aggregate Borrowing Base (based on the fair market value of the assets so Disposed) (the “Threshold Amount”), then Borrowers shall have, prior to consummation of the Disposition that causes the assets included in the Aggregate Borrowing Base that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate reflecting the removal of the applicable assets from the Aggregate Borrowing Base.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 and any Refinancing Indebtedness in respect of any such Indebtedness,

(c) Indebtedness (including Capitalized Lease Obligations) incurred after the Closing Date and at the time of, or within 270 days after, the acquisition, construction, repair, replacement or improvement of any fixed assets for the purpose of financing all or any part of the acquisition, construction, repair, replacement or improvement costs thereof, in an aggregate principal amount outstanding at any one time not to exceed $25,000,000 (“Permitted Purchase Money Indebtedness”), and any Refinancing Indebtedness in respect of such Indebtedness,

(d) Indebtedness composing or owing by reason of Permitted Investments,

(e) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit or collection,

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(f) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(g) Indebtedness of a Person whose assets or Equity Interests are acquired by any Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (i) is either (y) purchase money Indebtedness or a Capitalized Lease Obligation with respect to Equipment or (z) mortgage financing with respect to Real Property, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, in an aggregate principal amount not to exceed $25,000,000 outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes, provided that if such Indebtedness constitutes Term Loan Obligations, such Indebtedness shall be subject to the terms of the Intercreditor Agreement,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services, provided that if such Indebtedness constitutes Term Loan Obligations, such Indebtedness shall be subject to the terms of the Intercreditor Agreement,

(l) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of the Closing Date Merger or the consummation of one or more Permitted Acquisitions,

(m) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(n) unsecured Indebtedness of Parent owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000,

(o) Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed $25,000,000 at any time outstanding; provided, that such Indebtedness is not directly or indirectly recourse to any of the US Loan Parties or of their respective assets,

(p) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(q) Indebtedness of the Loan Parties and their Subsidiaries consisting of term loans and guarantee obligations under the Term Loan Documents, and any Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the Term Loan Cap; provided that, to the extent secured, the Indebtedness described in this clause (q) shall at all times be subject to the Intercreditor Agreement or, the case of any Refinancing Indebtedness, an intercreditor agreement in form and substance reasonably satisfactory to Agent;

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(r) unsecured Indebtedness of the Loan Parties and their Subsidiaries; provided, that in the case of each incurrence of such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) Agent shall have received satisfactory written evidence that Parent has a Consolidated Total Leverage Ratio (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) less than or equal to 4.00 to 1.00 on a pro forma basis after giving effect to the issuance of any such Indebtedness, (iii) such Indebtedness does not mature prior to the date that is 91 days after the Maturity Date (as defined in the Term Loan Credit Agreement as in effect on the Closing Date), (iv) the weighted average life to maturity of such Indebtedness shall not be shorter than that applicable to the Initial Term Loan (as defined in the Term Loan Credit Agreement as in effect on the Closing Date), (v) if such Indebtedness is Subordinated Indebtedness, any guaranty by the Loan Parties shall be expressly subordinated to the Obligations on terms materially not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness, (vi) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary that is not a Loan Party, (vii) the terms of such Indebtedness (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions (and, if applicable, subordination terms)), taken as a whole, are not materially more restrictive (as determined by Borrowers in good faith) on the Loan Parties and their Subsidiaries than the terms and conditions of this Agreement, taken as a whole, or are otherwise on current market terms, and (viii) immediately before and after giving effect to the incurrence of such Indebtedness, each of the Payment Conditions shall be satisfied,

(s) unsecured Indebtedness of German Borrower to Quanex IG Systems, Inc., pursuant to the Existing Intercompany Loan Agreement (Germany) not to exceed €10,000,000 in principal amount outstanding at any time; provided that the Indebtedness described in this clause (s) shall at all times be subject to the Intercompany Subordination Agreement,

(t) unsecured Indebtedness of Flamstead Holdings to Parent pursuant to the Existing Intercompany Loan Agreement (UK) not to exceed £25,000,000 in principal amount outstanding at any time; provided that the Indebtedness described in this clause (t) shall at all times be subject to the Intercompany Subordination Agreement,

(u) unsecured Indebtedness of (i) Flamstead Holdings to H L Plastics not to exceed £8,000,000 in principal amount outstanding at any time, and (ii) H L Plastics to Flamstead Holdings in an aggregate principal amount not to exceed £12,000,000 in principal amount outstanding at any time, in each case, pursuant to the Existing Intercompany Loan Agreements (Flamstead/H L Plastics), provided that the Indebtedness described in this clause (u) shall at all times be subject to the Intercompany Subordination Agreement,

(v) unsecured Indebtedness of (i) Vintage Windows Ltd. to Flamstead Holdings in an aggregate principal amount not to exceed £100,000 in principal amount outstanding at any time, (ii) Wegoma Machinery Sales Ltd to Flamstead Holdings in an aggregate principal amount not to exceed £2,000,000 in principal amount outstanding at any time, and (iii) Wegoma Machinery Sales Ltd. to H L Plastics in an aggregate principal amount not to exceed £500,000 in principal amount outstanding at any time, in each case pursuant to the Existing Intercompany Loan Agreements (Vintage/Wegoma); provided that (A) the Indebtedness described in this clause (v) shall at all times be subject to the Intercompany Subordination Agreement, and (B) each loan or advance made under any of the Existing Intercompany Loan Agreements (Vintage/Flamstead) on or after the Closing Date constitutes a Permitted Intercompany Advance under clause (g)(vi) of the definition of Permitted Investments on the date made, and

(w) any other Indebtedness incurred by any US Loan Party in an aggregate outstanding principal amount not to exceed $25,000,000 at any one time.

For all purposes of this Agreement, if an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in the above clauses, the Loan Party in question (i) shall have the right to determine, in its sole discretion, the category to which such Indebtedness is to be allocated, (ii) shall not be required to allocate the amount of such Indebtedness to more than one of such categories, (iii) may elect, in its sole

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discretion, to apportion such item of Indebtedness between or among any two or more of such categories otherwise applicable, and (iv) may effect a reallocation of all or any part of such Indebtedness incurred under clauses (c), (g), (n), (o) and (w) to, between or among any one or more of such clauses (c), (g), (n), (o) and (w) at any time and from time to time (provided that, at the time of such reclassification, such Indebtedness meets the requirements set forth in clauses (c), (g), (n), (o) or (w)). Notwithstanding anything to the contrary contained in this Agreement (including the preceding sentence), (x) Indebtedness incurred under the Term Loan Documents (and any Refinancing Indebtedness in respect thereof) may only be incurred pursuant to clauses (p) and (q) of this definition, (y) for the avoidance of doubt, Indebtedness in respect of Bank Product Obligations (as defined in the Term Loan Credit Agreement) may only be incurred pursuant to clause (j) or (k) of this definition, and (z) any Subordinated Indebtedness incurred under this definition shall be on terms and conditions reasonably satisfactory to Agent.

“Permitted Intercompany Advances” has the meaning specified therefor in clause (g) of the definition of Permitted Investments.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) unsecured loans and advances (collectively, “Permitted Intercompany Advances”) made by (i) a US Loan Party to another US Loan Party, (ii) a German Loan Party to another German Loan Party, (iii) a UK Loan Party to another UK Loan Party, (iv) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (v) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (vi) so long as (x) the aggregate principal amount of all such loans and advances under this clause (vi) does not exceed, together with any Permitted Acquisitions made pursuant to clause (k)(iii) below, $40,000,000 outstanding at any one time, (y) immediately before and after giving effect to each such loan or advance, each of the Payment Conditions shall be satisfied, and (z) the parties thereto are party to the Intercompany Subordination Agreement, (A) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party, (B) a US Loan Party to a UK Loan Party or a German Loan Party, (C) a UK Loan Party to a US Loan Party or a German Loan Party, or (D) a German Loan Party to a UK Loan Party or a US Loan Party; provided, that, in the case of Permitted Intercompany Advances made to any German Loan Party, such Permitted Intercompany Advances shall be on fair market terms,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

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(j) (i) non-cash loans and advances to employees, officers, and directors of any Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of any Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time,

(k) (i) the Closing Date Merger, (ii) Permitted Acquisitions to the extent that any Person or property acquired in such Permitted Acquisition becomes a part of a Loan Party or becomes a Guarantor in the manner contemplated by Section 5.11, and (iii) Permitted Acquisitions to the extent that any Person or property acquired in such Permitted Acquisition does not become a Guarantor or a part of a Loan Party in an aggregate amount at any time outstanding not to exceed, together with any Permitted Intercompany Advances made pursuant to clause (g)(vi) above, $40,000,000,

(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),

(m) Investments resulting from entering into (i) Bank Product Agreements, (ii) Bank Product Agreements (as defined in the Term Loan Credit Agreement as in effect on the date hereof), or (iii) Hedge Agreements of the type described in described in clause (j) of the definition of Permitted Indebtedness,

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p) Investments so long as (i) the aggregate amount of such Investments does not exceed the Retained ECF Amount (as defined in the Term Loan Credit Agreement as in effect on the Closing Date), and (ii) immediately before and after giving effect to each such Investment, each of the Payment Conditions shall be satisfied,

(q) unsecured loans and advances by Quanex IG Systems, Inc., to German Borrower pursuant to the Existing Intercompany Loan Agreement (Germany) not to exceed €10,000,000 in principal amount outstanding at any time; provided that (i) such Indebtedness is subject to the Intercompany Subordination Agreement and (ii) to the extent such Indebtedness is represented by a promissory note, Agent shall have received evidence or confirmation satisfactory to Agent that the original promissory note (together with an undated allonge duly executed in blank) has been delivered to Term Loan Agent to be held in accordance with the terms of the Intercreditor Agreement,

(r) unsecured loans and advances by Parent to Flamstead Holdings pursuant to the Existing Intercompany Loan Agreement (UK) not to exceed £25,000,000 in principal amount outstanding at any time; provided that (i) such Indebtedness is subject to the Intercompany Subordination Agreement and (ii) to the extent such Indebtedness is represented by a promissory note, Agent shall have received evidence or confirmation satisfactory to Agent that the original promissory note (together with an undated allonge duly executed in blank) has been delivered to Term Loan Agent to be held in accordance with the terms of the Intercreditor Agreement,

(s) unsecured loans and advances by (i) H L Plastics to Flamstead Holdings not to exceed £8,000,000 in principal amount outstanding at any time, and (ii) Flamstead Holdings to H L Plastics in an aggregate principal amount not to exceed £12,000,000 in principal amount outstanding at any time, in each case, pursuant to the Existing Intercompany Loan Agreements (Flamstead/H L Plastics), provided that (A) such Indebtedness is subject to the Intercompany Subordination Agreement and (B) to the extent such Indebtedness is represented by a promissory note, the original promissory note (together with an undated allonge duly executed in blank) shall have been delivered to Agent to be held as Collateral,

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(t) unsecured loans and advances by (i) Flamstead Holdings to Vintage Windows Ltd. in an aggregate principal amount not to exceed £100,000 in principal amount outstanding at any time, (ii) Flamstead Holdings to Wegoma Machinery Sales Ltd. in an aggregate principal amount not to exceed £2,000,000 in principal amount outstanding at any time, and (iii) H L Plastics to Wegoma Machinery Sales Ltd. in an aggregate principal amount not to exceed £500,000 in principal amount outstanding at any time, in each case pursuant to the Existing Intercompany Loan Agreements (Vintage/Wegoma); provided that (A) such Indebtedness is subject to the Intercompany Subordination Agreement, (B) to the extent such Indebtedness is represented by a promissory note, the original promissory note (together with an undated allonge duly executed in blank) shall have been delivered to Agent to be held as Collateral, and (C) each loan or advance made under any of the Existing Intercompany Loan Agreements (Vintage/Flamstead) on or after the Closing Date constitutes a Permitted Intercompany Advance pursuant to clause (g)(vi) above on the date made, and

(u) any other Investments in an aggregate amount not to exceed $25,000,000 during the term of this Agreement, so long as immediately before and after giving effect to each such Investment, each of the Payment Conditions shall be satisfied.

For all purposes of this Agreement, if an Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses (other than under clause (p)), the Loan Party in question (i) shall have the right to determine, in its sole discretion, the category to which such Investment is to be allocated, (ii) shall not be required to allocate the amount of such Investment to more than one of such categories, (iii) may elect, in its sole discretion, to apportion such Investment between or among any two or more of such categories otherwise applicable, and (iv) may effect a reallocation of all or any part of such Investment made under clauses (g)(iv), (j), (k)(iii) and (u) to, between or among any one or more of such clauses (g)(iv), (j), (k)(iii) and (u) at any time and from time to time (provided that, at the time of such reclassification, such Investment meets the requirements set forth in such clauses (g)(iv), (j), (k)(iii) or (u)).

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3,

(d) Liens set forth on Schedule P-2; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and licensors under license agreements entered into in the ordinary course of business that do not interfere in any material respect with the operation of the business of the Loan Parties and their Subsidiaries,

(f) purchase money Liens on fixtures and equipment and the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased, leased or otherwise acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased, leased or otherwise acquired or any Refinancing Indebtedness in respect thereof,

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(g) Liens arising by operation of law and not as a result of any default or omission by any Loan Party or its Subsidiaries in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure obligations of any Loan Party and its Subsidiaries in connection with worker’s compensation or other unemployment insurance or other social security legislation,

(i) Liens on amounts deposited to secure obligations of any Loan Party and its Subsidiaries in connection with the making or entering into of bids, tenders, contracts or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure reimbursement obligations of any Loan Party and its Subsidiaries with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, (i) easements, rights of way, encroachments, minor defects or irregularities in title, zoning restrictions, municipal bylaws, development agreements, and entitlement, land use, building or planning restrictions or regulations that, individually or in the aggregate, do not materially interfere with or impair the use or operation thereof, and (ii) to the extent such Real Property is leased by a Loan Party, any Liens to which the underlying fee or any other interest in such leased Real Property (or the land on which, or the building in which, such leased Real Property may be located) is subject, including rights of the landlord under the applicable lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof,

(l) licenses of patents, trademarks, copyrights, and other intellectual property rights entered into in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness and, if applicable, subject to subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the original Lien,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business or under the general business conditions of a bank,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by any Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted under clause (g) of the definition of Permitted Indebtedness,

(s) Liens on Collateral securing Term Loan Obligations and any Refinancing Indebtedness thereof; provided that all such Liens are subject to (i) the Intercreditor Agreement, or (ii) to the extent not addressed in the Intercreditor Agreement, an intercreditor agreement in form and substance reasonably acceptable to Agent; and

(t) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $25,000,000; provided that any such Liens shall not encumber any of the ABL Priority Collateral;

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provided, that Liens permitted under clauses (d), (f), (h), (i), (j), (l), (n), (o), (p), (q) and (t) of this definition shall not encumber any Real Property of any Loan Party or any of its Subsidiaries.

For all purposes of this Agreement and subject to the limitations set forth above, if a Lien meets the criteria of more than one of the types of Permitted Liens described in the above clauses, the Loan Party in question (i) shall have the right to determine, in its sole discretion, the category to which such Lien is to be allocated, (ii) shall not be required to allocate the amount of such Lien to more than one of such categories, (iii) may elect, in its sole discretion, to apportion such Lien between or among any two or more of such categories otherwise applicable, and (iv) may effect a reallocation of all or any part of such Lien under clauses (f), (r) and (t) to, between or among any one or more of such under clauses (f), (r) and (t) at any time and from time to time (provided that, at the time of such reclassification, such Lien meets the requirements set forth in such clauses (f), (r) or (t)).

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” has the meaning specified therefor in the definition of Permitted Indebtedness

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c).

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.15(d).

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.15(d).

“Projections” means Parent’s and its Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the US Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the US Revolving Loans, and with respect to all other computations and other matters related to the US Revolver Commitments or the US Revolving Loans, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the US Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of US Letter of Credit Fees, and with respect to all other computations and other matters related to the US Letters of Credit, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders; provided, that if all of the US Revolving Loans have been repaid in full and all US Revolver Commitments have been terminated, but US Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the US Revolver Commitments had not been terminated and based upon the US Revolver Commitments as they existed immediately prior to their termination,

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(c) with respect to a Lender’s obligation to make all or a portion of the German Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the German Revolving Loans, and with respect to all other computations and other matters related to the German Revolver Commitments or the German Revolving Loans, the percentage obtained by dividing (i) the German Revolving Loan Exposure of such Lender by (ii) the aggregate German Revolving Loan Exposure of all Lenders,

(d) with respect to a Lender’s obligation to make all or a portion of the UK Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the UK Revolving Loans, and with respect to all other computations and other matters related to the UK Revolver Commitments or the UK Revolving Loans, the percentage obtained by dividing (i) the UK Revolving Loan Exposure of such Lender by (ii) the aggregate UK Revolving Loan Exposure of all Lenders, and

(e) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all US Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Public Lender” has the meaning specified therefor in Section 17.9(c).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Quanex Foundation” means Quanex Foundation, a Texas non-profit corporation (File Number: 68333201).

“Quanex Incentive Plans” means (a) the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, and (b) the Quanex Building Products Corporation Deferred Compensation Plan, each as amended, modified, supplemented, renewed, extended or restated from time to time in accordance with the terms of this Agreement.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or its Subsidiaries and the improvements thereto.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Received Amount” has the meaning specified therefor in Section 15.18(f).

“Recipient” means (a) Agent, ( b) any Lender, and (c) the Issuing Bank, as applicable.

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“Recission” has the meaning specified therefor in Section 2.18(b).

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” means, as of any date of determination, the period of 12 consecutive Fiscal Months ended on or immediately prior to such date for which Borrowers have delivered financial statements and a Compliance Certificate pursuant to Section 5.1 or Section 3.1(s), as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured,

(f) if the Indebtedness that is refinanced, renewed or extended was secured (i) such refinancing, renewal or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such refinanced, renewed or extended Indebtedness,

(g) at the time of the incurrence thereof, no Default or Event of Default shall have occurred and be continuing; and

(h) with respect to the Term Loan Obligations, such Refinancing Indebtedness shall be subject to, and the administrative agent thereunder party to, the Intercreditor Agreement.

“Register” has the meaning specified therefor in Section 13.1(d).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

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“Report” has the meaning specified therefor in Section 15.16(a).

“Required Availability” means that Aggregate Excess Availability exceeds $50,000,000.

“Required Lenders” means, at any time, one or more Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders, provided, that (a) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (b) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, (i) Inventory Reserves, (ii) Receivables Reserves, (iii) Foreign Excess Reserves, (iv) with respect to the UK Borrowing Base and the Maximum UK Revolver Amount, UK Priority Payables Reserves, (v) with respect to the German Borrowing Base and the Maximum German Revolver Amount, German Priority Payables Reserves, and (vi) those other reserves (other than Bank Product Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers (including without limitation retention of title (Eigentumsvorbehalte) and extended retentions of title (verlängerte Eigentumsvorbehalte)), or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral), (c) amounts that could be due to the trustee, insolvency administrator, administrator, receiver, manager, liquidator or similar Person of any Insolvency Proceeding of German Borrower, any UK Borrower or any other Foreign Loan Party, in each case with respect to the US Borrowing Base, the UK Borrowing Base, the German Borrowing Base, the Maximum Revolver Amount, the UK Maximum Revolver Amount or the German Maximum Revolver Amount, and (d) (1) the German Revolver Usage exceeding the lesser of (x) the German Maximum Revolver Amount and (y) the German Borrowing Base or (2) the UK Revolver Usage exceeding the lesser of (x) the UK Maximum Revolver Amount or (y) the UK Borrowing Base, as applicable, which excess amounts have not been repaid (a “Foreign Overadvance Reserve”) (it being understood that the implementation of such reserve shall not waive any Default or Event of Default as a result thereof).

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Parent or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent or any of its Subsidiaries) any Equity Interests issued by Parent or any of its Subsidiaries, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent or any of its Subsidiaries now or hereafter outstanding, or (d) make, or cause or suffer to permit to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in Euros or GBP, each of the following: (i) each date of a Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to Section 2.12, and (iii) such additional dates as Agent shall reasonably determine or the Required Lenders shall require, and (b) with respect to any other Obligations denominated in Euros or GBP, each date as Agent shall reasonably determine unless otherwise prescribed in this Agreement or any other Loan Documents.

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“Revolver Usage” means the US Revolver Usage, the UK Revolver Usage, or the German Revolver Usage, as the context requires.

“Revolving Loan Exposure” means the US Revolving Loan Exposure, the UK Revolving Loan Exposure or the German Revolving Loan Exposure, as the context requires.

“Revolving Loans” means a US Revolving Loan, a UK Revolving Loan or a German Revolving Loan, as the context requires.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sanctioned Country” means at any time, a country or territory which is itself or whose government is the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, including Specially Designated Nationals and Blocked Persons, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority.

“Screen Rate” means, in relation to the LIBOR Rate, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of the rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available Agent may specify another page or service displaying the relevant rate.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Security Documents” means the Control Agreements, the Copyright Security Agreement, the German Security Documents, the Patent Security Agreement, the Trademark Security Agreement, the UK Security Documents, the US Guaranty and Security Agreement, and each other security agreement or other instrument or document executed and delivered to Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Sellers” means, collectively, the existing equity holders of the Acquired Company.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

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“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“Solvency Certificate” means a solvency certificate substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person as of any date of determination that, (a) the sum of the Indebtedness and other liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a Consolidated basis, does not exceed the fair value of the assets of such Person and its Subsidiaries, on a Consolidated basis; (b) the capital of such Person and its Subsidiaries, on a Consolidated basis, is not unreasonably small in relation to the conducting of the business of such Person and its Subsidiaries, on a Consolidated basis; (c) the present fair saleable value of the assets of such Person and its Subsidiaries, on a Consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a Consolidated basis, on their debts as they become absolute and matured in the ordinary course of business; (d) such Person and its Subsidiaries do not intend to incur, or believe that they will incur, on a consolidated basis debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities on a Consolidated basis as they mature in the ordinary course of business; (e) such Person and its Subsidiaries, on a Consolidated basis, are able to pay their respective debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business, (f) in respect of a Person incorporated or organized under the laws of, or resident in, Germany, such Person is not insolvent (zahlungsunfähig), threatened by insolvency (drohende Zahlungsunfähigkeit) or over-indebted (überschuldet) within the meanings of §§ 17 – 19 (inclusive) of the German Insolvency Code (Insolvenzordnung), and (g) in respect of a Person incorporated or organized under the laws of England and Wales, that such Person is not Insolvent (as that term is defined in Section 1.6(b)). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Acquisition, Investment, incurrence or prepayment of Indebtedness, or Restricted Payment (or declaration of any Restricted Payment).

“Specified Merger Agreement Representations” means those representations made by the Acquired Company, the Sellers or their respective Subsidiaries or Affiliates or with respect to the Acquired Company, its Subsidiaries or its business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that either Parent or Merger Sub has the right to terminate in their entirety its respective obligations under the Merger Agreement or otherwise decline to consummate the Closing Date Merger as a result of a breach or inaccuracy of any such representations (in each case, determined without regard to any notice requirement).

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a), 4.2(a), 4.2(b)(i) and (iv) (in the case of clause (iv), with respect to consents or approvals of any Governmental Authority), 4.3, 4.4(a), 4.4(b) (as to perfection (insofar as perfection is achieved by the filing of Uniform Commercial Code financing statements, intellectual property security agreements, or delivery of Equity Interest certificates that are in the possession of Agent (or of Term Loan Agent being held in accordance with the Intercreditor Agreement) and undated Equity Interest powers, or delivery of promissory notes that are in the possession of Agent (or of Term Loan Agent being held in accordance with the Intercreditor Agreement) and undated allonges) and priority only), 4.9(a), 4.13, 4.16, 4.17, and 4.18.

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 12:00 noon on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable US Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or

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negotiated such US Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable US Letter of Credit.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations; provided that, if such Indebtedness is secured, it shall be subject to an intercreditor agreement in form and substance reasonably acceptable to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means the US Swing Lender or the European Swing Lender, as the context requires.

“Swing Loan” means the US Swing Loans or the European Swing Loans, as the context requires.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Agent” means Wells Fargo, in its capacity as administrative agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.

“Term Loan Cap” means an aggregate principal amount at any time outstanding not to exceed the sum of (a) $310,000,000, plus (b) $50,000,000, plus (c) an amount equal to the amount of additional Indebtedness that would not cause the Consolidated Senior Secured Leverage Ratio (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) as of the 4 consecutive Fiscal Quarter period most recently ended for which financial statements are available prior to the incurrence of such additional Indebtedness, calculated on a pro forma basis after giving effect to the incurrence of such additional Indebtedness (and after giving effect to any Permitted Acquisition or repayment of Indebtedness consummated concurrently therewith), to exceed 3.00 to 1.00.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of the Closing Date, by and among Parent, the Lenders (as defined therein) party thereto, and Term Loan Agent, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof, this Agreement, and the Intercreditor Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as such term is defined in the Term Loan Credit Agreement and any documents, instruments and agreements entered into in connection with any Refinancing Indebtedness in respect thereof, as amended, modified, supplemented or restated from time to time in accordance with the terms of the Term Loan Credit Agreement, this Agreement, and the Intercreditor Agreement.

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“Term Loan Obligations” means “Obligations” as such term is defined in the Term Loan Credit Agreement as in effect on the Closing Date.

“Term Loan Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the US Guaranty and Security Agreement.

“Transactions” means, collectively, (a) the consummation of the Closing Date Merger and the other transactions contemplated by the Merger Documents to be consummated on the Closing Date, (b) the consummation of the refinancing of the Indebtedness outstanding under each Existing Credit Facility, (c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Revolving Loans on the Closing Date and the use of proceeds thereof, (d) the execution, delivery and performance by each Loan Party of the Term Loan Credit Agreement, the incurrence of the loans under the Term Loan Credit Agreement on the Closing Date and the use of proceeds thereof, and (e) the payment of all fees and expenses in connection with the foregoing.

“UCP” means, with respect to any US Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such US Letter of Credit is issued.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b).

“UK Administrative Borrower” has the meaning specified therefor in Section 17.14(b).

“UK Authorized Person” means any one of the individuals identified as an officer of UK Administrative Borrower on Schedule A-2, or any other officer of UK Administrative Borrower identified by UK Administrative Borrower as an authorized person with respect to UK Administrative Borrower and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“UK Availability” means, as of any date of determination, the aggregate Dollar Equivalent amount that UK Borrowers are entitled to borrow as UK Revolving Loans under Section 2.1(c) (after giving effect to the then outstanding Revolver Usage and all Reserves imposed in accordance with the terms hereof and then applicable thereunder).

“UK Bank Product” means any one or more of the following financial products or accommodations extended to any UK Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“UK Bank Product Agreements” means those agreements entered into from time to time by any UK Loan Party with a Bank Product Provider in connection with the obtaining of any of the UK Bank Products.

“UK Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing UK Bank Product Obligations (other than UK Hedge Obligations).

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“UK Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any UK Loan Party to any Bank Product Provider pursuant to or evidenced by a UK Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all UK Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to a UK Loan Party; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “UK Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable UK Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the later of (i) the Closing Date and (ii) the date of the provision of the applicable UK Bank Product to a UK Loan Party.

“UK Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each UK Loan Party in respect of UK Bank Product Obligations) in respect of UK Bank Products then provided or outstanding.

“UK Borrower” and “UK Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“UK Borrowing” means a borrowing consisting of UK Revolving Loans made on the same day by the UK Lenders (or Agent or any Applicable Designee on behalf thereof), or by European Swing Lender in the case of a UK Swing Loan, or by Agent in the case of a UK Extraordinary Advance.

“UK Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount equal to the result of:

(a) 85% of the amount of UK Eligible Accounts, less the amount, if any, of the UK Dilution Reserve, plus

(b) the lower of

(i) $7,500,000, and

(ii) the lesser of (A) the product of 60% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Inventory at such time (which determination may be made separately as to different categories of UK Eligible Inventory), and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Inventory (such determination may be made as to different categories of UK Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(c) the aggregate amount of Reserves and UK Bank Product Reserves, if any, established by Agent under Section 2.1(e).

“UK Debenture” means the English law governed security agreement dated as of the date hereof, in form and substance satisfactory to Agent, executed and delivered by each UK Loan Party and Agent.

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“UK Designated Account” means the Deposit Account of UK Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of UK Administrative Borrower located at UK Designated Account Bank that has been designated as such, in writing, by UK Borrowers to Agent).

“UK Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United Kingdom that has been designated as such, in writing, by UK Borrowers to Agent).

“UK Dilution” means, as of any date of determination, a percentage, based on the experience of the immediately prior 3 month period that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to UK Borrowers’ Accounts during such period, by (b) UK Borrowers’ gross sales with respect to Accounts during such period.

“UK Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against UK Eligible Accounts by 1 percentage point for each percentage point by which UK Dilution is in excess of 5%.

“UK Eligible Accounts” means the Eligible Accounts owned by a UK Borrower that comply with each of the representations and warranties respecting Eligible Accounts and UK Eligible Accounts made in the Loan Documents.

“UK Eligible Inventory” means Eligible Inventory owned by a UK Borrower that complies with each of the representations and warranties respecting Eligible Inventory and UK Eligible Inventory made in the Loan Documents.

“UK Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii).

“UK Guarantor” means each UK Subsidiary of Borrowers (other than Immaterial UK Subsidiaries) in existence on the Closing Date or which becomes a party to the US Guaranty and Security Agreement after the Closing Date pursuant to Section 5.11.

“UK Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each UK Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“UK Lender” means a Lender with a UK Revolver Commitment or that is holding outstanding UK Revolver Usage.

“UK Loan Account” has the meaning specified therefor in Section 2.9.

“UK Loan Party” means any UK Borrower or any UK Guarantor.

“UK Maximum Revolver Amount” means the least of (a) the Dollar Equivalent of $25,000,000, as such amount may be decreased by the amount of reductions in the UK Revolver Commitments made in accordance with Section 2.4(c), (b) the Dollar Equivalent of $25,000,000, as such amount may be decreased by the amount of reductions in the UK Revolver Commitments made in accordance with Section 2.4(c), less German Revolver Usage at such time, and (c) the Maximum Revolver Amount less the sum of (i) US Revolver Usage and (ii) German Revolver Usage at such time.

“UK Obligations” means (a) all loans (including the UK Revolving Loans (inclusive of UK Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the UK Loan Account pursuant to this Agreement), obligations (including indemnification obligations) of any UK Loan Party, fees (including the fees

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provided for in the Fee Letters) of any UK Loan Party, Lender Group Expenses (including any Lender Group Expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any UK Loan Party, guaranties of any UK Loan Party, and all covenants and duties of any other kind and description owing by any UK Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any UK Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all UK Bank Product Obligations. Without limiting the generality of the foregoing, the UK Obligations under the Loan Documents include the obligation to pay (i) the principal of the UK Revolving Loans, (ii) interest accrued on the UK Revolving Loans, (iii) Lender Group Expenses of any UK Loan Party, (iv) fees payable by any UK Loan Party under this Agreement or any of the other Loan Documents, (v) indemnities and other amounts payable by any UK Loan Party under or in connection with any Loan Document, and (vi) any guaranties by any German Loan Party or any US Loan Party of all or any part of the UK Obligations, and (b) all UK Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the UK Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“UK Overadvance” means, as of any date of determination, that the UK Revolver Usage is greater than any of the limitations set forth in Section 2.1(c).

“UK Priority Payables Reserve” means on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank in priority to the Agent’s Liens on the Accounts or Inventory of a UK Borrower or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) reserves with respect to carrier’s liens and workman’s liens, (b) the expenses and liabilities incurred by any administrator (or other restructuring or insolvency officer) and any remuneration of such administrator (or other restructuring or insolvency officer), (c) the amounts in the future, currently or past due and not contributed, remitted or paid in respect of any occupational pension schemes and state scheme premiums, together with any charges which are entitled to be levied by a Governmental Authority as a result of any default in payment obligations in respect of any UK pension plan, (d) any preferential debt due and not paid under any legislation relating to employee compensation or to employment insurance and all amounts deducted or withheld and not paid and remitted when due under Section 175 and 386 of the Insolvency Act 1986 (England and Wales) or any similar legislation related to taxes and any amount which could reasonably be expected to be required to be made available by a UK Loan Party (or any insolvency officer) to unsecured creditors under Section 176A of the Insolvency Act 1986 (England and Wales).

“UK Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“UK Registration Requirements” means registration of the particulars of the UK Security Documents entered into by a UK Loan Party at the Companies Registration Office in England and Wales under Section 859A of the Companies Act 2006 and the payment of the associated fees and evidence that a notice of any assignment required to be delivered under and pursuant to the UK Debenture has been given to the appropriate counterparty in accordance with the terms of the UK Debenture.

“UK Revolver Commitment” means, with respect to each Lender, its UK Revolver Commitment, and, with respect to all Lenders, their UK Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Assumption pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

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“UK Revolver Usage” means with respect to UK Borrowers, as of any date of determination, the Dollar Equivalent of the amount of outstanding UK Revolving Loans (inclusive of UK Swing Loans and UK Protective Advances) of UK Borrowers.

“UK Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the UK Revolver Commitments, the amount of such Lender’s UK Revolver Commitment, and (b) after the termination of the UK Revolver Commitments, the aggregate outstanding principal amount of the UK Revolving Loans of such Lender.

“UK Revolving Loans” has the meaning specified therefor in Section 2.1(c).

“UK Swing Loan” has the meaning specified therefor in Section 2.3(b)(iii).

“UK Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the UK Swing Loans on such date.

“UK Security Documents” means (a) the UK Debenture and (b) each UK Share Pledge.

“UK Share Pledge” means (a) the mortgage of shares dated on or around the date hereof between Quanex IG Systems, Inc and Agent in respect of 65% of the shares of Edgetech (UK); (b) the mortgage of shares dated on or around the date hereof between Parent and Agent in respect of 65% of the shares of Flamstead Holdings; (c) the mortgage of shares dated on or around the date hereof between Quanex IG Systems, Inc and Agent in respect of 100% of the shares of Edgetech (UK); and (d) the mortgage of shares dated on or around the date hereof between Parent and Agent in respect of 100% of the shares of Flamstead Holdings.

“UK Subsidiary” means each Subsidiary of a Borrower organized under the laws of England and Wales.

“US Administrative Borrower” has the meaning specified therefor in Section 17.14(a).

“US Authorized Person” means any one of the individuals identified as an officer of US Administrative Borrower on Schedule A-2, or any other officer of US Administrative Borrower identified by US Administrative Borrower as an authorized person with respect to US Administrative Borrower and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“US Availability” means, as of any date of determination, the aggregate Dollar Equivalent amount that US Borrowers are entitled to borrow as US Revolving Loans under Section 2.1(a) (after giving effect to the then outstanding Revolver Usage and all Reserves imposed in accordance with the terms hereof and then applicable thereunder).

“US Bank Product” means any one or more of the following financial products or accommodations extended to any US Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“US Bank Product Agreements” means those agreements entered into from time to time by any US Loan Party with a Bank Product Provider in connection with the obtaining of any of the US Bank Products.

“US Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing US Bank Product Obligations (other than US Hedge Obligations).

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“US Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any US Loan Party to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to a US Loan Party; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “US Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable US Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the later of (i) the Closing Date and (ii) the date of the provision of the applicable US Bank Product to a US Loan Party, in each case, only if, and then only to the extent, (x) not secured under the Term Loan Documents and (y) not designated as “Bank Product Obligations” under and as defined in the Term Loan Credit Agreement pursuant to, and in accordance with, the terms thereof.

“US Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each US Loan Party in respect of US Bank Product Obligations) in respect of US Bank Products then provided or outstanding.

“US Borrower” and “US Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“US Borrowing” means a borrowing consisting of US Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by Agent in the case of a US Extraordinary Advance.

“US Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts, less the amount, if any, of the US Dilution Reserve, plus

(b) the lesser of (i) the product of 60% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory at such time (which determination may be made separately as to different categories of US Eligible Inventory), and (ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(c) the aggregate amount of Reserves and US Bank Product Reserves, if any, established by Agent under Section 2.1(e).

“US Designated Account” means the Deposit Account of US Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of US Administrative Borrower located at US Designated Account Bank that has been designated as such, in writing, by US Borrowers to Agent).

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“US Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by US Borrowers to Agent).

“US Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 3 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to US Borrowers’ Accounts during such period, by (b) US Borrowers’ billings with respect to Accounts during such period.

“US Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against US Eligible Accounts by 1 percentage point for each percentage point by which US Dilution is in excess of 5%.

“US Eligible Accounts” means the Eligible Accounts owned by US Borrowers that comply with each of the representations and warranties respecting Eligible Accounts and US Eligible Accounts made in the Loan Documents.

“US Eligible Inventory” means Eligible Inventory owned by US Borrowers that complies with each of the representations and warranties respecting Eligible Inventory and US Eligible Inventory made in the Loan Documents.

“US Excess Availability” means, as of any date of determination, the Dollar Equivalent of the amount equal to the US Availability.

“US Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii).

“US Guarantor” means (a) each US Borrower and (b) all direct and indirect Subsidiaries of Borrowers (other than (i) Immaterial Domestic Subsidiaries, (ii) German Subsidiaries, (iii) UK Subsidiaries, and (iv) other Foreign Subsidiaries) in existence on the Closing Date or which become a party to the US Guaranty and Security Agreement pursuant to Section 5.11.

“US Guaranty and Security Agreement” means the Guaranty and US Security Agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“US Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each US Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“US Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“US Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a US Letter of Credit.

“US Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the US Letter of Credit Usage on such date.

“US Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b).

“US Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f).

“US Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f).

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“US Letter of Credit Sublimit” means $10,000,000.

“US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit.

“US Loan Account” has the meaning specified therefor in Section 2.9.

“US Loan Party” means any US Borrower or any US Guarantor.

“US Obligations” means (a) all loans (including the US Revolving Loans (inclusive of US Extraordinary Advances and US Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to US Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the US Loan Account pursuant to this Agreement), obligations (including indemnification obligations) of any US Loan Party, fees (including the fees provided for in the Fee Letters) of any US Loan Party, Lender Group Expenses (including any Lender Group Expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any US Loan Party, guaranties, and all covenants and duties of any other kind and description owing by any US Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any US Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all US Bank Product Obligations; provided that the US Obligations of any US Loan Party shall not include such US Loan Party’s Excluded Swap Obligations. Without limiting the generality of the foregoing, the US Obligations under the Loan Documents include the obligation to pay (i) the principal of the US Revolving Loans, (ii) interest accrued on the US Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to US Letters of Credit, (iv) US Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses of any US Loan Party, (vi) fees payable by any US Loan Party under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any US Loan Party under or in connection with any Loan Document. Any reference in this Agreement or in the Loan Documents to the US Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“US Overadvance” means, as of any date of determination, that the US Revolver Usage is greater than any of the limitations set forth in Section 2.1(a) or Section 2.11.

“US Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the IRC.

“US Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“US Revolver Commitment” means, with respect to each Lender, its US Revolver Commitment, and, with respect to all Lenders, their US Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Assumption or Increase Joinder pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans (inclusive of US Swing Loans and US Protective Advances), plus (b) the amount of the US Letter of Credit Usage.

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“US Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the US Revolver Commitments, the amount of such Lender’s US Revolver Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the US Revolving Loans of such Lender.

“US Revolving Loans” has the meaning specified therefor in Section 2.1(a).

“US Swing Lender” means Wells Fargo or any other Lender that, at the request of US Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the US Swing Lender under Section 2.3(b).

“US Swing Loan” has the meaning specified therefor in Section 2.3(b)(i).

“US Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the US Swing Loans on such date.

“US Tax Compliance Certificate” has the meaning specified in Section 16.7(ii)(C).

“VAT” means (a) within the European Union, any value added tax and similar sales or turnover tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) or otherwise; and (b) outside the European Union, any tax corresponding to, or substantially similar to, the value added tax and similar sales or turnover tax referred to in paragraph (a) of this definition, in each of (a) and (b), together with any interest and penalties payable in respect thereof.

“Voidable Transfer” has the meaning specified therefor in Section 17.8.

“Wells Fargo” has the meaning specified therefor in the preamble to this Agreement.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and Agent.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

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1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the US Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to US Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 German Law Terms. In this Agreement, where it relates to a German Loan Party, a reference to (a) a necessary action to authorize, where applicable, includes, without limitation, obtaining an unconditional positive advice from the competent works council(s), (b) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), extended retention of title arrangement (verlängerter Eigentumsvorbehalt), processing clause (Verarbeitungsklausel), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche) and any other right in rem created for the purpose of granting security, (c) a winding-up or dissolution includes a German entity being dissolved (aufgelöst) and administration includes a German entity being declared bankrupt (insolvent), (d) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag)

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including protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren) or the opening of bankruptcy proceedings (Insolvenzverfahren) and (e) an insolvency administrator, administrator, receiver or liquidator includes a “vorläufigen Insolvenzverwalter”, “Insolvenzverwalter” or “Sachwalter”.

1.6 English Law Terms. In this Agreement, where it relates to any UK Loan Party, a reference to (a) “Governing Documents” means, (i) with respect to any body corporate, the memorandum or articles of association, and (ii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organisation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organisation with the applicable governmental authority in the jurisdiction of its formation, organisation or registration and, if applicable, any certificate or articles of formation or organisation of such entity; (b) “Insolvent” means, with respect to a Person, that Person is unable or admits in writing its inability generally to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act 1986 or is deemed to or declared to be unable to pay its debts under applicable law other than as a result of a legal proceeding which does not constitute an Event of Default under Section 8.5, or suspends or threatens to suspend making payments on any of its debts as part of a general suspension of debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors excluding any Lender or Hedge Provider in its capacity as such with a view to rescheduling its indebtedness generally (or any class thereof), or a moratorium is declared in respect of any indebtedness of the Person; and (c) “Insolvency Proceedings” means, in respect of a Person, Insolvency Proceedings (as defined in this Agreement) as such term would apply to a UK Loan Party mutatis mutandis.

1.7 Exchange Rates; Applicable Currency. For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, US Letters of Credit, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, US Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, US Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenant) shall be the Dollar Equivalent thereof.

1.8 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Dallas, Texas, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.9 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“US Revolving Loans”) to US Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s US Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (w) the US Letter of Credit Usage at such time, plus (x) the principal amount of US Swing Loans outstanding at such time, plus (y) the Dollar Equivalent of the German Revolver Usage at such time, plus (z) the Dollar Equivalent of the UK Revolver Usage at such time, and

(B) the amount equal to (1) the US Borrowing Base as of such date (based upon the US Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the sum of (i) the US Letter of Credit Usage at such time, plus (ii) the principal amount of US Swing Loans outstanding at such time.

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(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a German Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars or euros (“German Revolving Loans”) to German Borrower in an amount at any one time outstanding not to exceed the Dollar Equivalent of the lesser of:

(i) such Lender’s German Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the least of:

(A) the amount equal to (1) the German Maximum Revolver Amount, less (2) the principal amount of German Swing Loans outstanding at such time,

(B) the amount equal to (1) the German Borrowing Base as of such date (based upon the German Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent), less (2) the principal amount of German Swing Loans outstanding at such time, and

(C) the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (x) the US Revolver Usage at such time, plus (y) the principal amount of German Swing Loans outstanding at such time, plus (z) the Dollar Equivalent of the UK Revolver Usage at such time.

(c) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a UK Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars, euros or GBP (“UK Revolving Loans”) to UK Borrowers in a Dollar Equivalent amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s UK Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the least of:

(A) the amount equal to (1) the UK Maximum Revolver Amount, less (2) the principal amount of UK Swing Loans outstanding at such time,

(B) the amount equal to (1) the UK Borrowing Base as of such date (based upon the UK Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent), less (2) the principal amount of UK Swing Loans outstanding at such time, and

(C) the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (x) the US Revolver Usage at such time, plus (y) the Dollar Equivalent of the German Revolver Usage at such time, plus (z) the principal amount of UK Swing Loans outstanding at such time.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

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(e) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease (1) Reserves against (i) the US Borrowing Base, or the Maximum Revolver Amount, (ii) the German Borrowing Base, the German Maximum Revolver Amount or the Maximum Revolver Amount, and (iii) the UK Borrowing Base, the UK Maximum Revolver Amount or the Maximum Revolver Amount, (2) UK Bank Product Reserves against the UK Borrowing Base or the UK Maximum Revolver Amount, and (3) US Bank Product Reserves against the US Borrowing Base or the Maximum Revolver Amount; provided that (x) the Foreign Excess Reserve may be allocated among the US Borrowing Base, the German Borrowing Base and the UK Borrowing Base in the Permitted Discretion of Agent, and (y) a Foreign Overadvance Reserve may be implemented against the US Borrowing Base in the Permitted Discretion of Agent; provided further that, without limiting the foregoing, Agent shall maintain, in such amounts as Agent may determine from time to time in the exercise of its Permitted Discretion, (A) UK Priority Payables Reserves with respect to the UK Borrowing Base and the UK Maximum Revolver Amount and (B) German Priority Payables Reserves with respect to the German Borrowing Base and the German Maximum Revolver Amount. The amount of any Reserve or Bank Product Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

(f) Anything to the contrary in this Section 2.1 notwithstanding, at no time shall the sum of (i) the US Revolver Usage, plus (ii) the Dollar Equivalent of the German Revolver Usage, plus (iii) the Dollar Equivalent of the UK Revolver Usage, exceed the Maximum Revolver Amount, and at no time shall the Dollar Equivalent of the German Revolver Usage exceed the German Maximum Revolver Amount, and at no time shall the Dollar Equivalent of the UK Revolver Usage exceed the UK Maximum Revolver Amount.

2.2 [Intentionally Omitted].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request (which may be given electronically) by an Authorized Person of Administrative Borrower with respect to US Revolving Loans, German Borrower with respect to German Revolving Loans, or UK Administrative Borrower with respect to UK Revolving Loans, delivered to Agent and received by Agent no later than 12:00 noon (or 12:00 noon (London time) in the case of European Borrowings) (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing and whether such Borrowing is for the account of a US Borrower, German Borrower or a UK Borrower (and if for German Borrower or a UK Borrower, the Applicable Currency), and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 noon (or 12:00 noon (London time) in the case of European Borrowings) on the applicable Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Borrowings for the account of a US Borrower shall be denominated in Dollars. Borrowings for the account of German Borrower shall be denominated in Dollars or euros. Borrowings for the account of UK Borrowers shall be denominated in Dollars, Euros or GBP. Requests for LIBOR Rate Loans shall also be subject to Section 2.12.

(b) Making of Swing Loans.

(i) In the case of a request for a US Revolving Loan and so long the aggregate amount of US Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to US Swing Loans since the last Settlement Date, plus the amount of the requested US Swing Loan does not exceed $10,000,000, US Swing Lender shall make a US Revolving Loan (any such US Revolving Loan made by US

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Swing Lender pursuant to this Section 2.3(b)(i) being referred to as a “US Swing Loan” and all such US Revolving Loans being referred to as “US Swing Loans”) available to US Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested US Borrowing to the US Designated Account. Each US Swing Loan shall be deemed to be a US Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Revolving Loans, except that all payments (including interest) on any US Swing Loan shall be payable to US Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), US Swing Lender shall not make and shall not be obligated to make any US Swing Loan if US Swing Lender has actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable US Borrowing. US Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan. The US Swing Loans shall be secured by Agent’s Liens, constitute US Revolving Loans and US Obligations, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans.

(ii) In the case of a request for a German Revolving Loan and so long as the aggregate amount of German Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to German Swing Loans since the last Settlement Date, plus the Dollar Equivalent amount of the requested German Swing Loan does not exceed $1,000,000, European Swing Lender shall make a German Revolving Loan (any such German Revolving Loan made by European Swing Lender pursuant to this Section 2.3(b)(ii) being referred to as a “German Swing Loan” and all such German Revolving Loans being referred to as “German Swing Loans”) available to German Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested German Borrowing to the German Designated Account. Each German Swing Loan shall be deemed to be a German Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other German Revolving Loans, except that all payments (including interest) on any German Swing Loan shall be payable to European Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), European Swing Lender shall not make and shall not be obligated to make any German Swing Loan if European Swing Lender has actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable German Borrowing. European Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any German Swing Loan. The German Swing Loans shall be secured by Agent’s Liens, constitute German Revolving Loans and German Obligations, and bear interest at the rate applicable from time to time to German Revolving Loans that are Base Rate Loans.

(iii) In the case of a request for a UK Revolving Loan and so long the aggregate amount of UK Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to UK Swing Loans since the last Settlement Date, plus the Dollar Equivalent amount of the requested UK Swing Loan does not exceed $5,000,000, European Swing Lender shall make a UK Revolving Loan (any such UK Revolving Loan made by European Swing Lender pursuant to this Section 2.3(b)(iii) being referred to as a “UK Swing Loan” and all such UK Revolving Loans being referred to as “UK Swing Loans”) available to UK Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested UK Borrowing to the UK Designated Account. Each UK Swing Loan shall be deemed to be a UK Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other UK Revolving Loans, except that all payments (including interest) on any UK Swing Loan shall be payable to European Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), European Swing Lender shall not make and shall not be obligated to make any UK Swing Loan if European Swing Lender has actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable UK Borrowing. European Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any UK Swing Loan. The UK Swing Loans shall be secured by Agent’s Liens, constitute UK Revolving Loans and UK Obligations, and bear interest at the rate applicable from time to time to UK Revolving Loans that are Base Rate Loans.

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(c) Making of Revolving Loans.

(i) In the event that the applicable Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the applicable Lenders by telecopy, telephone, email, or other electronic form of transmission (provided, that any such notice made by telecopy or telephone shall be promptly confirmed by electronic notification), of the requested Borrowing (and whether such Borrowing is for the account of US Borrowers, German Borrower or UK Borrowers, as the case may be); such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Lenders with an applicable Commitment of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s Applicable Account, not later than 12:00 noon (or 12:00 noon (London time) in the case of European Borrowings) on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to the applicable Borrowers on the applicable Funding Date by transferring immediately available funds in the Applicable Currency equal to such proceeds received by Agent to the US Designated Account, the German Designated Account or the UK Designated Account, as the case may be; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the US Availability (in the case of a US Borrowing), the German Availability (in the case of a German Borrowing), or the UK Availability (in the case of a UK Borrowing) on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 11:30 a.m. (or 11:30 a.m. (London time) in the case of European Borrowings) on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds in the Applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds in the Applicable Currency and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s Applicable Account, no later than 12:00 noon (or 12:00 noon (London time) in the case of European Borrowings) on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds in the Applicable Currency as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance

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of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make US Revolving Loans to, or for the benefit of, US Borrowers, German Revolving Loans to, or for the benefit of, German Borrower, and UK Revolving Loans to, or for the benefit of, UK Borrowers, in each case on behalf of the applicable Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the US Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “US Protective Advances”, the German Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “German Protective Advances”), and the UK Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “UK Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or any Swing Lender, as applicable, and either Agent or any Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) with respect to any such Revolving Loans (i) after giving effect to such Revolving Loans, the Dollar Equivalent amount of the outstanding Aggregate Revolver Usage does not exceed the amount equal to 110% of the Aggregate Borrowing Base, and (ii) after giving effect to such Revolving Loans, the Dollar Equivalent amount of the outstanding Aggregate Revolver Usage (except for and excluding amounts charged to the Loan Accounts for interest, fees, or Lender Group Expenses), does not exceed the Maximum Revolver Amount, (B) with respect to any such US Revolving Loans, (i) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage does not exceed the amount equal to 110% of the US Borrowing Base, and (ii) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage (except for and excluding amounts charged to the US Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, (C) with respect to any such German Revolving Loans, (i) after giving effect to such German Revolving Loans, the outstanding German Revolver Usage does not exceed the amount equal to 105% of the German Borrowing Base, and (ii) after giving effect to such German Revolving Loans, the outstanding German Revolver Usage (except for and excluding amounts charged to the German Loan Account for interest, fees, or Lender Group Expenses) does not exceed the German Maximum Revolver Amount, and (D) with respect to any such UK Revolving Loans, (i) after giving effect to such UK Revolving Loans, the outstanding UK Revolver Usage does not exceed the amount equal to 105% of the UK Borrowing Base, and (ii) after giving effect to such UK Revolving Loans, the outstanding UK Revolver Usage (except for and excluding amounts charged to the UK Loan Account for interest, fees, or Lender Group Expenses) does not exceed the UK Maximum Revolver Amount. In the event Agent obtains actual knowledge that the US Revolver Usage, the German Revolver Usage, or the UK Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Borrowers intended to eliminate the Overadvances, within a reasonable time; provided that Borrowers may not have outstanding US Overadvances, German Overadvances or UK Overadvances, as applicable, for more than 60 consecutive days and at the end of such period shall immediately repay all Overadvances under the applicable tranche, followed by no further Overadvances under the applicable tranche for at least 5 consecutive Business Days thereafter. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(1). Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to any Loan Account of interest, fees, or Lender Group Expenses.

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(iii) Each US Protective Advance and each US Overadvance (each, a “US Extraordinary Advance”) shall be deemed to be a US Revolving Loan hereunder, each German Protective Advance and each German Overadvance (each, a “German Extraordinary Advance”) shall be deemed to be a German Revolving Loan hereunder, and each UK Protective Advance and each UK Overadvance (each, a “UK Extraordinary Advance”) shall be deemed to be a UK Revolving Loan hereunder. No Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances, including interest thereon, shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, and (A) in the case of US Extraordinary Advances, constitute US Obligations hereunder, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans, (B) in the case of German Extraordinary Advances, constitute German Obligations hereunder, and bear interest at the rate applicable from time to time to German Revolving Loans that are Base Rate Loans, and (C) in the case of UK Extraordinary Advances, constitute UK Obligations hereunder, and bear interest at the rate applicable from time to time to UK Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lenders, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Dollar Equivalent principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount. For the avoidance of doubt, nothing in this Section 2.4(d) shall require any Lender to advance Revolving Loans in excess of such Lender’s applicable Commitment

(e) Settlement. It is agreed that each Lender’s funded portion of the (x) US Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding US Revolving Loans, (y) German Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding German Revolving Loans, and (z) UK Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding UK Revolving Loans. Such agreement notwithstanding, Agent, Swing Lenders, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including the Swing Loans and the Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lenders, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (or 4:00 p.m. (London time) in the case of German Revolving Loans and UK Revolving Loans) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding US Revolving Loans (including US Swing Loans and US Extraordinary Advances), German Revolving Loans (including German Swing Loans and German Extraordinary Advances), and UK Revolving Loans (including UK Swing Loans and UK Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the applicable Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (or 2:00 p.m. (London time) in the case of German Revolving Loans and UK Revolving Loans) on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances), the German Revolving Loans (including German Swing Loans and German Extraordinary Advances), and UK Revolving Loans (including UK Swing Loans and UK Extraordinary Advances), and (z) if the amount of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less

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than such Lender’s Pro Rata Share of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (or 2:00 p.m. (London time in the case of German Revolving Loans and UK Revolving Loans) on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances), German Revolving Loans (including German Swing Loans and German Extraordinary Advances), and UK Revolving Loans (including UK Swing Loans and UK Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Swing Loans or Extraordinary Advances, as applicable, and, together with the portion of such Swing Loans or Extraordinary Advances representing each Swing Lender’s Pro Rata Share thereof, shall constitute the applicable Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the applicable Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the applicable Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or a Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of (A) the US Revolving Loans, for application to the US Extraordinary Advances or US Swing Loans, (B) the German Revolving Loans, for application to the German Extraordinary Advances or German Swing Loans, or (C) the UK Revolving Loans, for application to the UK Extraordinary Advances or UK Swing Loans. Between Settlement Dates, Agent, (x) to the extent no US Extraordinary Advances or US Swing Loans are outstanding, may pay over to US Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Loans, for application to US Swing Lender’s Pro Rata Share of the US Revolving Loans, (y) to the extent no German Extraordinary Advances or German Swing Loans are outstanding, may pay over to European Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the German Revolving Loans, for application to European Swing Lender’s Pro Rata Share of the German Revolving Loans, and (z) to the extent no UK Extraordinary Advances or UK Swing Loans are outstanding, may pay over to European Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the UK Revolving Loans, for application to European Swing Lender’s Pro Rata Share of the UK Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to a Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, such Swing Lender shall pay to Agent for the accounts of the applicable Lenders, and Agent shall pay to such Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the applicable outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, each Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans, other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by such Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

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(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Swing Loans owing to each Swing Lender and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (1) pertaining to or securing US Obligations, (A) first, to Agent to the extent of any US Extraordinary Advances that were made by Agent and that were required to be, but were not paid by the Defaulting Lender, (B) second, to US Swing Lender to the extent of any US Swing Loans that were made by US Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their US Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a US Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of US Borrowers (upon the request of US Administrative Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of US Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other US Obligations have been paid in full, to such Defaulting Lender in accordance with (B)(12) of Section 2.4(b)(iii); (2) pertaining to or securing German Obligations, (A) first, to Agent to the extent of any German Extraordinary Advances that were made by Agent and that were required to be, but were not paid by the Defaulting Lender, (B) second, to European Swing Lender to the extent of any German Swing Loans that were made by European Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their German Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a German Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of German Borrower (upon the request of German Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of German Revolving Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other German Obligations have been paid in full, to such Defaulting Lender in accordance with tier (A)(13) of Section 2.4(b)(iii); and (3) pertaining to or securing UK Obligations, (A) first, to Agent to the extent of any UK Extraordinary Advances that were made by Agent and that were required to be, but were not paid by the Defaulting Lender, (B) second, to European Swing Lender to the extent of any UK Swing Loans that were made by European Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their UK Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a UK Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of UK Borrowers (upon the request of UK Administrative Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of UK Revolving Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other UK Obligations have been paid in full, to such Defaulting Lender in accordance with (B)(12) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the applicable Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitments shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the

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earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to the applicable Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the US Letters of Credit); provided, that any such assumption of the Commitments of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any US Swing Loan or US Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s US Swing Loan Exposure and US Letter of Credit Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all applicable Non-Defaulting Lenders’ US Revolving Loan Exposures plus such Defaulting Lender’s US Swing Loan Exposure and US Letter of Credit Exposure does not exceed the total of all applicable Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, US Borrowers shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s US Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s US Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such US Letter of Credit Exposure is outstanding; provided, that US Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s US Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C) if US Borrowers cash collateralize any portion of such Defaulting Lender’s US Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), US Borrowers shall not be required to pay any US Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s US Letter of Credit Exposure during the period such US Letter of Credit Exposure is cash collateralized;

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(D) to the extent the US Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the US Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ US Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s US Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all US Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such US Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s US Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, US Swing Lender shall not be required to make any US Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any US Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such US Swing Loans or US Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) US Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to US Swing Lender or Issuing Bank, as applicable, and US Borrowers to eliminate US Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in US Swing Loans or US Letters of Credit; and

(G) Agent may release any cash collateral provided by US Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any US Letter of Credit Disbursement that is not reimbursed by US Borrowers pursuant to Section 2.11(d).

(iii) If any German Swing Loan is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s German Swing Loan Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all applicable Non-Defaulting Lenders’ German Revolving Loan Exposures plus such Defaulting Lender’s German Swing Loan Exposure does not exceed the total of all applicable Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, German Borrower shall within one Business Day following notice by Agent, prepay such Defaulting Lender’s German Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above); and

(C) so long as any Lender is a Defaulting Lender, European Swing Lender shall not be required to make any German Swing Loan to the extent (x) the Defaulting Lender’s Pro Rata Share of such German Loans cannot be reallocated pursuant to this Section 2.3(g)(iii) or (y) European Swing Lender has not otherwise entered into arrangements reasonably satisfactory to European Swing Lender and German Borrower, to eliminate European Swing Lender’s risk with respect to the Defaulting Lender’s participation in German Swing Loans.

(iv) If any UK Swing Loan is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s UK Swing Loan Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all applicable Non-Defaulting Lenders’ UK Revolving Loan Exposures plus such Defaulting Lender’s UK Swing Loan Exposure does not exceed the total of all applicable Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

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(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, UK Borrowers shall within one Business Day following notice by Agent, prepay such Defaulting Lender’s UK Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above); and

(C) so long as any Lender is a Defaulting Lender, European Swing Lender shall not be required to make any UK Swing Loan to the extent (x) the Defaulting Lender’s Pro Rata Share of such UK Loans cannot be reallocated pursuant to this Section 2.3(g)(iii) or (y) European Swing Lender has not otherwise entered into arrangements reasonably satisfactory to European Swing Lender and UK Borrowers, to eliminate European Swing Lender’s risk with respect to the Defaulting Lender’s participation in UK Swing Loans.

(h) Independent Obligations. All Revolving Loans (other than US Swing Loans and Extraordinary Advances) shall be made by the applicable Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Applicable Account for the account of the applicable members of the Lender Group and shall be made in immediately available funds in the Applicable Currency, no later than 3:30 p.m. (or 3:30 p.m. (London time) in the case of payments made to Agent’s German Account or Agent’s UK Account) on the date specified herein. Any payment received by Agent later than 3:30 p.m. (or 3:30 p.m. (London time) in the case of payments made to Agent’s German Account or Agent’s UK Account) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments to be made by Borrowers hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds in the Applicable Currency, and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each such Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

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(ii) Subject to Section 2.4(b)(v), Section 2.4(d), and Section 2.4(f),

(A) all payments in respect of US Obligations to be made hereunder by US Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing US Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the US Revolving Loans outstanding and, thereafter, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law;

(B) all payments in respect of German Obligations to be made hereunder by German Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral securing German Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the German Revolving Loans outstanding and, thereafter, to German Borrower (to be wired to the German Designated Account) or such other Person entitled thereto under applicable law; and

(C) all payments in respect of UK Obligations to be made hereunder by UK Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing UK Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the UK Revolving Loans outstanding and, thereafter, to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied, subject to the Intercreditor Agreement and Section 2.4(b)(viii), as follows:

(A) All payments in respect of US Obligations and all proceeds of Collateral securing the US Obligations received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the US Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the US Obligations until paid in full,

(3) third, to pay interest due in respect of all US Extraordinary Advances until paid in full,

(4) fourth, to pay the principal of all US Extraordinary Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the US Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the US Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,

(8) eighth, to pay the principal of all US Swing Loans until paid in full,

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(9) ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than US Extraordinary Advances) until paid in full,

(10) tenth, ratably

i. to pay the principal of all US Revolving Loans until paid in full,

ii. to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to the sum of (x) 105% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in Dollars, and 120% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in a currency other than Dollars (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such US Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A)(1) hereof),

iii. up to the lesser of (y) the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established US Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, and (z) $10,000,000 (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event), to (I) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of US Bank Product Obligations, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A)(1) hereof,

(11) eleventh, to pay any other US Obligations other than US Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of US Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A)(1) hereof),

(12) twelfth, ratably, to pay (x) any US Obligations arising as a result of any guaranty by a US Loan Party of the German Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the German Revolver Commitments of Lenders to make German Revolving Loans have terminated and the German Obligations have been paid in full), and (y) any US Obligations arising as a result of any guaranty by a US Loan Party of the UK Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the UK Revolver Commitments of Lenders to make UK Revolving Loans have terminated and the UK Obligations have been paid in full),

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(13) thirteenth, ratably, to pay any US Obligations owed to Defaulting Lenders; and

(14) fourteenth, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(B) All payments in respect of German Obligations and all proceeds of Collateral securing the German Obligations received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the German Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the German Obligations until paid in full,

(3) third, to pay interest due in respect of all German Extraordinary Advances until paid in full,

(4) fourth, to pay the principal of all German Extraordinary Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the German Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the German Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the German Swing Loans until paid in full,

(8) eighth, to pay the principal of all German Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the German Revolving Loans (other than German Extraordinary Advances) until paid in full,

(10) tenth, ratably, to pay the principal of all German Revolving Loans until paid in full,

(11) eleventh, to pay any other German Obligations other than German Obligations owed to Defaulting Lenders,

(12) twelfth, to pay any UK Obligations arising as a result of any guaranty by a German Loan Party of the UK Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the UK Revolver Commitments of Lenders to make UK Revolving Loans have terminated and the UK Obligations have been paid in full),

(13) thirteenth, ratably to pay any German Obligations owed to Defaulting Lenders; and

(14) fourteenth, to German Borrower (to be wired to the German Designated Account) or such other Person entitled thereto under applicable law.

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(C) All payments in respect of UK Obligations and all proceeds of Collateral securing the UK Obligations received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the UK Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the UK Obligations until paid in full,

(3) third, to pay interest due in respect of all UK Extraordinary Advances until paid in full,

(4) fourth, to pay the principal of all UK Extraordinary Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the UK Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the UK Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the UK Swing Loans until paid in full,

(8) eighth, to pay the principal of all UK Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the UK Revolving Loans (other than UK Extraordinary Advances) until paid in full,

(10) tenth, ratably,

i. to pay the principal of all UK Revolving Loans until paid in full, and

ii. up to the lesser of (y) the amount (after taking into account any amounts previously paid pursuant to this clause ii. during the continuation of the applicable Application Event) of the most recently established UK Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, and (z) $2,000,000 (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event), to (I) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of UK Bank Product Obligations, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to UK Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such UK Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (B)(1) hereof,

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(11) eleventh, to pay any other UK Obligations other than UK Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of UK Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to UK Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such UK Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (B)(1) hereof),

(12) twelfth, to pay any German Obligations arising as a result of any guaranty by a UK Loan Party of the German Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the German Revolver Commitments of Lenders to make German Revolving Loans have terminated and the German Obligations have been paid in full),

(13) thirteenth, ratably, to pay any UK Obligations owed to Defaulting Lenders; and

(14) fourteenth, to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each applicable Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(viii) Payments from US Loan Parties shall be deemed to be in respect of US Obligations, payments from German Loan Parties shall be deemed to be in respect of German Obligations, and payments from UK Loan Parties shall be deemed to be in respect of UK Obligations, unless, so long as no Application Event has occurred and is continuing, the Loan Party making the payment specifies otherwise in writing. If payment is from proceeds of Collateral that secures both US Obligations and European Obligations, such payment shall be, so long as no Application Event has occurred and is continuing, as specified by Borrowers or, if

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not so specified or if an Application Event has occurred and is continuing, as determined by Agent (and in the absence of such determination, shall be assumed to be a payment in respect of US Obligations until the US Obligations are paid in full); provided, that notwithstanding any in the foregoing to the contrary, (A) proceeds from Collateral that constitute assets or Equity Interests of any German Loan Party (other than up to 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of any First Tier Foreign Subsidiary) shall be applied, first, to the German Obligations, and then, to the UK Obligations, but not the US Obligations, and (B) proceeds from Collateral that constitute assets or Equity Interests of any UK Loan Party (other than up to 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of any First Tier Foreign Subsidiary) shall be applied, first, to the UK Obligations, and then, the German Obligations, but not the US Obligations.

(c) Reduction of Commitments. The Commitments shall terminate on the Maturity Date. Borrowers may, without premium or penalty, reduce (i) the US Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the Dollar Equivalent amount of the European Revolver Usage as of such date, plus (C) the Dollar Equivalent of the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (D) the amount of all US Letters of Credit not issued as to which a request has been given by Borrowers pursuant to Section 2.11(a), (ii) the German Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the German Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of all German Revolving Loans not yet made as to which a request has been given by German Borrower under Section 2.3(a), or (iii) the UK Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the UK Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of all UK Revolving Loans not yet made as to which a request has been given by UK Borrowers under Section 2.3(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the applicable Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the applicable Commitments may not be increased, except in accordance with Section 2.15. Each such reduction of (i) the US Revolver Commitments shall reduce (A) the US Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof, and (B) the Maximum Revolver Amount dollar for dollar, (ii) the German Revolver Commitment shall reduce (A) the German Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof, and (B) the German Maximum Revolver Amount dollar for dollar, and (iii) the UK Revolver Commitment shall reduce (A) the UK Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof, and (B) the UK Maximum Revolver Amount dollar for dollar; provided, that if the Maximum Revolver Amount is reduced to an amount that is less than either the German Maximum Revolver Amount or the UK Maximum Revolver Amount, as applicable, then each of the German Maximum Revolver Amount and the UK Maximum Revolver Amount, as the case may be, shall automatically be reduced to an amount equal to the Maximum Revolver Amount (as so reduced); provided further, that if the US Revolver Commitments are reduced to an amount that that is less than either the German Revolver Commitments or the UK Revolver Commitments, as applicable, then each of the German Revolver Commitments and the UK Revolver Commitments, as the case may be, shall automatically be reduced to an amount equal to the US Revolver Commitments.

(d) Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty, and Agent shall apply such prepayments to the US Revolving Loans, the German Revolving Loans, or the UK Revolving Loans, or all of them, as directed by the applicable Borrowers in writing.

(e) Mandatory Prepayments.

(i) Borrowing Base.

(A) If, at any time, (1) the US Revolver Usage on such date exceeds (2) the US Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, except to the extent resulting from intentional US Overadvances permitted to remain outstanding under Section 2.3(d)(i), then US Borrowers shall immediately prepay the US Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

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(B) If, at any time, (1) the Dollar Equivalent of the German Revolver Usage on such date exceeds (2) either (x) the German Maximum Revolver Amount or (y) the German Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, except to the extent resulting from intentional German Overadvances permitted to remain outstanding under Section 2.3(d)(i),then German Borrower shall immediately prepay the German Obligations in accordance with Section 2.4(f)(ii) in an aggregate amount equal to the amount of such excess.

(C) If, at any time, (1) the Dollar Equivalent of the UK Revolver Usage on such date exceeds (2) either (x) the UK Maximum Revolver Amount or (y) the UK Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, except to the extent resulting from intentional UK Overadvances permitted to remain outstanding under Section 2.3(d)(i),then UK Borrowers shall immediately prepay the UK Obligations in accordance with Section 2.4(f)(iii) in an aggregate amount equal to the amount of such excess.

(ii) Dispositions; Insurance Proceeds.

(A) Within 1 Business Day of the date of receipt by any US Loan Party of the Net Cash Proceeds of (I) any voluntary or involuntary Disposition (other than (x) any Disposition which qualifies as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (g), (h), (j), (k), (l), (m), (n) or (o) of the definition of Permitted Dispositions and (y) so long as the Term Loan Credit Agreement is in effect, any Disposition of Term Loan Priority Collateral, the proceeds of which are (A) used to prepay the Term Loan Obligations or (B) reinvested in accordance with the provisions of Section 2.4(b)(iii) of the Term Loan Credit Agreement) or (II) any Insurance and Condemnation Event (other than, so long as the Term Loan Credit Agreement is in effect, any Insurance and Condemnation Event relating to Term Loan Priority Collateral, the proceeds of which are (A) used to prepay the Term Loan Obligations or (B) reinvested in accordance with the provisions of Section 2.4(b)(iii) of the Term Loan Credit Agreement, but in any event, including any Insurance and Condemnation Event with respect to business interruption insurance), US Borrowers shall prepay the outstanding principal amount of the US Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Net Cash Proceeds received by the US Loan Parties in connection with such Disposition or Insurance and Condemnation Event, as the case may be. Nothing contained in this Section 2.4(e)(ii)(A) shall permit any US Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(B) Within 1 Business Day of the date of receipt by any German Loan Party of the Net Cash Proceeds of (I) any voluntary or involuntary Disposition (other than any Disposition which qualifies as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (g), (h), (j), (k), (l), (m), (n) or (o) of the definition of Permitted Dispositions) or (II) any Insurance and Condemnation Event (including any Insurance and Condemnation Event with respect to business interruption insurance), German Borrower shall prepay the outstanding principal amount of the German Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Net Cash Proceeds received by the German Loan Parties in connection with such Disposition or Insurance and Condemnation Event, as the case may be. Nothing contained in this Section 2.4(e)(ii)(B) shall permit any German Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(C) Within 1 Business Day of the date of receipt by any UK Loan Party of the Net Cash Proceeds of (I) any voluntary or involuntary Disposition (other than any Disposition which qualifies as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (g), (h), (j), (k), (l), (m), (n) or (o) of the definition of Permitted Dispositions) or (II) any Insurance and Condemnation Event (including any Insurance and Condemnation Event with respect to business interruption insurance), UK Borrowers shall prepay the outstanding principal amount of the UK Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Net Cash Proceeds received by the UK Loan Parties in connection with such Disposition or Insurance and Condemnation Event, as the case may be. Nothing contained in this Section 2.4(e)(ii)(C) shall permit any UK Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

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(f) Application of Payments.

(i) Each prepayment pursuant to clauses (i)(A) and (ii)(A) of Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of all US Extraordinary Advances until paid in full, second, to the outstanding principal amount of all US Swing Loans until paid in full, third, to the outstanding principal amount of the US Revolving Loans until paid in full (without a corresponding reduction in the Maximum Revolver Amount), and fourth, to cash collateralize the US Letters of Credit in an amount equal to the sum of (x) 105% of the then outstanding US Letter of Credit Usage with respect to US Letters of Credit denominated in Dollars, and 120% of the then existing US Letter of Credit Usage with respect to US Letters of Credit denominated in a currency other than Dollars, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii)(A).

(ii) Each prepayment pursuant to clauses (i)(B) and (ii)(B) of Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of all German Extraordinary Advances until paid in full, second, to the outstanding principal amount of all German Swing Loans until paid in full, and third, to the outstanding principal amount of the German Revolving Loans until paid in full (without a corresponding reduction in the German Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii)(B).

(iii) Each prepayment pursuant to clauses (i)(C) and (ii)(C) of Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of all UK Extraordinary Advances until paid in full, second, to the outstanding principal amount of all UK Swing Loans until paid in full, and third, to the outstanding principal amount of all UK Revolving Loans until paid in full (without a corresponding reduction in the UK Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii)(C).

(iv) So long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under Section 2.4(e)(ii) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to Section 2.4(e)(ii) in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, Borrowers may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, Agent until the last day of such Interest Period, at which time Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such LIBOR Rate Loans in accordance with Section 2.4(e)(ii). Upon the occurrence and during the continuance of any Default or Event of Default, Agent shall also be authorized (without any further action by or notice to or from Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of Section 2.4(e)(ii).

2.5 Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). US Borrowers promise to pay all of the US Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the US Obligations (other than the US Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. German Borrower promises to pay all of the German Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if

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earlier, on the date on which the German Obligations become due and payable pursuant to the terms of this Agreement. UK Borrowers promise to pay all of the UK Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the UK Obligations (other than the UK Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that its Commitment and the Revolving Loans made by it be evidenced by a promissory note. In such event, the applicable Borrowers shall execute and deliver to such Lender the requested promissory note payable to the order of such Lender in the stated principal amount of its Commitment, in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, Commitment and Loans evidenced by such promissory note and interest thereon shall at all times be represented by a promissory note in such form payable to the order of the payee named therein.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c),

(i) all US Obligations (except for undrawn US Letters of Credit and US Bank Product Obligations) that have been charged to the US Loan Account pursuant to the terms hereof shall bear interest as follows:

(A) if the relevant US Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(B) otherwise, at a per annum rate equal to the Base Rate applicable to Obligations denominated in Dollars, plus the Base Rate Margin; and

(ii) all European Obligations (except for UK Bank Product Obligations) that have been charged to either the German Loan Account or the UK Loan Account, as applicable, pursuant to the terms hereof shall bear interest as follows:

(A) if the relevant European Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin plus, to the extent such LIBOR Rate Loan is denominated in Euros, any Mandatory Costs,

(B) if the relevant European Obligation is a Base Rate Loan denominated in Euros or GBP, at a per annum rate equal to the Base Rate applicable to Obligations denominated in Euros or GBP, plus the Base Rate Margin, and

(C) if the relevant European Obligation is denominated in Dollars, at a per annum rate equal to the Base Rate applicable to Obligations denominated in Dollars, plus the Base Rate Margin; and

(D) otherwise, at a rate per annum equal to the Base Rate for Revolving Loans that are denominated in the Applicable Currency plus the Base Rate Margin.

(b) US Letter of Credit Fee. US Borrowers shall pay Agent (for the ratable benefit of the Lenders with a US Revolver Commitment), a US Letter of Credit fee (the “US Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding US Letters of Credit.

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(c) Default Rate. (x) Automatically upon the occurrence and during the continuation of an Event of Default pursuant to Section 8.1, 8.4 or 8.5 and (y) at the election of the Required Lenders (or Agent on behalf of the Required Lenders), upon the occurrence and during the continuation of an Event of Default pursuant to any other Section,

(i) all Obligations (except for undrawn US Letters of Credit) that have been charged to the Loan Accounts pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the US Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all fees payable hereunder or under any of the other Loan Documents (other than US Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter, (ii) all US Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), shall be due and payable on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses, shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the applicable Loan Account (A) on the first day of each quarter, all interest accrued during the prior quarter on the Revolving Loans hereunder, (B) on the first Business Day of each month, all US Letter of Credit Fees, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each quarter, the Unused Line Fee accrued during the prior quarter pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to any Loan Account shall thereupon constitute US Revolving Loans, German Revolving Loans or UK Revolving Loans, as the case may be, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue, other than for (i) US Revolving Loans that are Base Rate Loans which shall be calculated on the basis of a 365 or 366 day year, as applicable, and actual days elapsed, and (ii) German Revolving Loans and UK Revolving Loans denominated in GBP, which shall be calculated on the basis of a 365 day year for the actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such

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legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess, with any balance remaining after such principal balance has been reduced to zero to be paid over to Borrowers so long as no Event of Default has occurred and is continuing.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds in the Applicable Currency made to Agent’s Applicable Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Applicable Account on a Business Day on or before 3:30 p.m. (or 3:30 p.m. (London time) in the case of payment items received into Agent’s German Account or Agent’s UK Account). If any payment item is received into Agent’s Applicable Account on a non-Business Day or after 3:30 p.m. (or 3:30 p.m. (London time) in the case of payment items received into Agent’s German Account or Agent’s UK Account) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the US Revolving Loans, and Issuing Bank is authorized to issue the US Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of US Administrative Borrower or, without instructions, if pursuant to Section 2.6(d). Agent is authorized to make the German Revolving Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of German Borrower or, without instructions, if pursuant to Section 2.6(d). Agent is authorized to make the UK Revolving Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of UK Administrative Borrower or, without instructions, if pursuant to Section 2.6(d). US Borrowers agree to establish and maintain the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the US Revolving Loans requested by US Borrowers and made by Agent or the Lenders hereunder. German Borrower agrees to establish and maintain the German Designated Account with the German Designated Account Bank for the purpose of receiving the proceeds of the German Revolving Loans requested by German Borrower and made by Agent or the Lenders hereunder. UK Borrowers agrees to establish and maintain the UK Designated Account with the UK Designated Account Bank for the purpose of receiving the proceeds of the UK Revolving Loans requested by UK Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain (a) an account on its books in the name of US Borrowers (the “US Loan Account”) on which US Borrowers will be charged with all US Revolving Loans (including US Extraordinary Advances and US Swing Loans) made by Agent, US Swing Lender, or the Lenders to US Borrowers or for US Borrowers’ account, the US Letters of Credit issued or arranged by Issuing Bank for US Borrowers’ account, and with all other payment US Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto, (b) an account on its books in the name of German Borrower (the “German Loan Account”) on which German Borrower will be charged with all German Revolving Loans (including German Extraordinary Advances and German Swing Loans) made by Agent, European Swing Lender, or the Lenders to German Borrower or for German Borrower’s account and with all other payment German Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto, and (c) an account on its books in the name of UK Borrowers (the “UK Loan Account”) on which UK Borrowers will be charged with all UK Revolving Loans (including UK Extraordinary Advances and UK Swing Loans) made by Agent, European Swing Lender, or the Lenders to UK Borrowers or for UK Borrowers’ account and with all other payment UK Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the applicable Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to US Administrative Borrower, German Borrower or UK Administrative Borrower, as

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applicable, monthly statements regarding the applicable Loan Account, including the principal amount of the applicable Revolving Loans, interest accrued hereunder on such Revolving Loans, fees accrued or charged hereunder or under the other Loan Documents with respect thereto, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents with respect thereto, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the applicable Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to US Administrative Borrower, German Borrower or UK Administrative Borrower, as the case may be, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. Borrowers shall pay to Agent and the Joint Lead Arrangers, for their own respective accounts, as and when due and payable under the terms of the Fee Letters, the fees set forth in the Fee Letters.

(b) Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding quarter (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each quarter from and after the Closing Date up to the first day of the quarter prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by personnel employed by Agent, and (ii) the fees, charges or expenses paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Loan Party or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Loan Party’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing and no Increased Reporting Period is in effect, Borrowers shall not be obligated to reimburse Agent for more than 1 field examination during any calendar year or more than 1 appraisal of the ABL Priority Collateral during any calendar year, plus additional field examinations or appraisals with respect to assets acquired or to be acquire in connection with any Permitted Acquisition or Permitted Investment that Borrowers elect to include in the US Borrowing Base, the German Borrowing Base or the UK Borrowing Base, as the case may be, plus 1 additional field examination during any calendar year in which any Increased Reporting Period and 1 additional appraisal of the ABL Priority Collateral during any calendar year in which any Increased Reporting Period occurs.

2.11 US Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of US Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested US Letter of Credit for the account of a Loan Party; provided that US Administrative Borrower shall be a co-applicant, and shall be jointly and severally liable, with respect to each US Letter of Credit issued for the account of another Loan Party. By submitting a request to Issuing Bank for the issuance of a US Letter of Credit, US Borrowers shall be deemed to have requested that Issuing Bank issue the requested US Letter of Credit. Each request for the issuance of a US Letter of Credit, or the amendment, renewal, or extension of any outstanding US Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person of US Administrative Borrower, (ii) delivered to Agent and Issuing Bank via facsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such

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request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the Dollar Equivalent amount of such US Letter of Credit (and, with respect to any US Letter of Credit amounts under which are not payable Dollars, the Applicable Currency), (B) the date of issuance, amendment, renewal, or extension of such US Letter of Credit, (C) the proposed expiration date of such US Letter of Credit, (D) the name and address of the beneficiary of the US Letter of Credit, and (E) such other information (including the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the US Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such US Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for US Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a US Letter of Credit that supports the obligations of any Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such US Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such US Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b) Issuing Bank shall have no obligation to issue a US Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the US Letter of Credit Usage would exceed the US Letter of Credit Sublimit, or

(ii) the US Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (x) the outstanding amount of US Revolving Loans (including US Swing Loans), (y) the Dollar Equivalent of the German Revolver Usage, and (z) the Dollar Equivalent of the UK Revolver Usage

(iii) the US Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of US Revolving Loans (including US Swing Loans), or

(iv) the US Letter of Credit Usage would exceed the US Borrowing Base at such time less the outstanding principal balance of the US Revolving Loans (inclusive of US Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a US Letter of Credit, Issuing Bank shall not be required to issue or arrange for such US Letter of Credit to the extent (i) the Defaulting Lender’s US Letter of Credit Exposure with respect to such US Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and US Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such US Letter of Credit of the Defaulting Lender, which arrangements may include US Borrowers cash collateralizing such Defaulting Lender’s US Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a US Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such US Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such US Letter of Credit in particular, or (B) the issuance of such US Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank will issue any US Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each US Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute US Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank

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at the request of US Borrowers on the Closing Date. Each US Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or another Applicable Currency. If Issuing Bank makes a payment under a US Letter of Credit, US Borrowers shall pay to Agent an amount equal to the Dollar Equivalent of the applicable US Letter of Credit Disbursement on the Business Day such US Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan hereunder in an amount equal to the Dollar Equivalent of such US Letter of Credit Disbursement (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to US Revolving Loans that are Base Rate Loans. If a US Letter of Credit Disbursement is deemed to be a US Revolving Loan hereunder, US Borrowers’ obligation to pay the amount of such US Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting US Revolving Loan. Promptly following receipt by Agent of any payment from US Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11(d), each Lender agrees to fund its Pro Rata Share of any US Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if US Borrowers had requested the amount thereof as a US Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a US Letter of Credit (or an amendment, renewal, or extension of a US Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender with a US Revolver Commitment, and each such Lender shall be deemed to have purchased, a participation in each US Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such US Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any US Letter of Credit Disbursement made by Issuing Bank under the applicable US Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of the Dollar Equivalent of each US Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to US Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of the Dollar Equivalent of each US Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a US Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each US Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “US Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such US Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “US Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any US Letter of Credit or any pre-advice of its issuance;

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(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such US Letter of Credit Related Person in connection with any US Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any US Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any US Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any US Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any US Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any US Letter of Credit or requested US Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of US Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the US Letter of Credit Related Person;

(ix) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the US Letter of Credit Related Person;

in each case, including that resulting from the US Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any US Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such US Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the US Letter of Credit Related Person claiming indemnity. US Borrowers hereby agree to pay the US Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of US Borrowers under this Section 2.11(f) are unenforceable for any reason, US Borrowers agree to make the maximum contribution to the US Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all US Letters of Credit.

(g) The liability of Issuing Bank (or any other US Letter of Credit Related Person) under, in connection with or arising out of any US Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by US Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a US Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such US Letter of Credit, (ii) failing to honor a presentation under a US Letter of Credit that strictly complies with the terms and conditions of such US Letter of Credit or (iii) retaining Drawing Documents presented under a US Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. US Borrowers’ aggregate remedies against Issuing Bank and any US Letter of Credit Related Person for wrongfully honoring a presentation under any US Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by US Borrowers to Issuing Bank in respect of the honored presentation in connection with such US Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. US Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other US Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the US

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Letters of Credit. Any claim by US Borrowers under or in connection with any US Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by US Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had US Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) US Borrowers are responsible for preparing or approving the final text of the US Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by US Borrowers. US Borrowers are solely responsible for the suitability of the US Letter of Credit for the Loan Parties’ purposes. With respect to any US Letter of Credit containing an “automatic amendment” to extend the expiration date of such US Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such US Letter of Credit and, if US Borrowers do not at any time want such US Letter of Credit to be renewed, US Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such US Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such US Letter of Credit.

(i) US Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any US Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable US Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such US Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any US Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any US Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the US Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Loan Party’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any US Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to US Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of US Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any US Letter of Credit.

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(j) Without limiting any other provision of this Agreement, Issuing Bank and each other US Letter of Credit Related Person (if applicable) shall not be responsible to US Borrowers for, and Issuing Bank’s rights and remedies against US Borrowers and the obligation of US Borrowers to reimburse Issuing Bank for each drawing under each US Letter of Credit shall not be impaired by:

(i) honor of a presentation under any US Letter of Credit that on its face substantially complies with the terms and conditions of such US Letter of Credit, even if the US Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a US Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the US Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the US Letter of Credit);

(v) acting upon any instruction or request relative to a US Letter of Credit or requested US Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any US Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any US Borrower or any of the parties to the underlying transaction to which the US Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable US Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such US Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any US Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

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(k) US Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the US Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each US Letter of Credit of .125% per annum of the average outstanding amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to US Letters of Credit, at the time of issuance of any US Letter of Credit and upon the occurrence of any other activity with respect to any US Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations). Notwithstanding the foregoing, if Issuing Bank is a person other than Wells Fargo, all fronting fees payable in respect of Letters of Credit issued by such Issuing Bank shall be paid by US Borrowers immediately upon demand directly to such Issuing Bank for its own account.

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any US Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any US Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any US Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify US Borrowers, and US Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) US Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to US Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and US Borrowers when a US Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby US Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial US Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

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(o) Any Issuing Bank may resign at any time by giving 30 days’ prior notice to Agent, the Lenders and US Borrowers. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

(p) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any US Letters of Credit that remain outstanding.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Sections 2.12(b) and (d) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the applicable Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 1:00 p.m. (or 1:00 p.m. (London time) in the case of German Revolving Loans or UK Revolving Loans) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the applicable Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (or 5:00 p.m. (London time) in the case of a LIBOR Notice with respect to German Revolving Loans or UK Revolving Loans) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. If a payment of LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a funding loss under Section 2.12(d)(ii), Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the relevant Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting funding losses in accordance with Section 2.12(d)(ii)

(iii) Borrowers may request, no later than 3 Business Days prior to the Closing Date, that the Lenders make the initial Revolving Loans as LIBOR Rate Loans so long as Parent has delivered to Agent a letter, in form and substance reasonably satisfactory to Agent, indemnifying the Lenders in the manner set forth in Section 2.12(d)(ii).

(iv) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least the Dollar Equivalent of $1,000,000.

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(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all funding losses in accordance with Section 2.12(d)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) Reserves on LIBOR Rate Loans. Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that Borrowers shall have received at least 10 days’ prior notice (with a copy to Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.

(ii) Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(A) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(B) any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrowers; or

(C) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 14.2(b);

including any loss of anticipated profits on account of interest payments that would otherwise have been made with respect to such LIBOR Rate Loan and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 2.12(d)(ii), each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrowers through Agent and shall be conclusively presumed to be correct save for manifest error. Borrowers agree that their obligations contained in this Section 2.12(d) shall survive termination of this Agreement and the repayment in full of all other Obligations.

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2.13 Changed Circumstances.

(a) Illegality. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to Agent and Agent shall promptly give notice to Borrowers and the other Lenders. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of Borrowers to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter Borrowers may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

(b) Inability to Determine Rates. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then Agent shall promptly give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and Borrowers shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 2.12(d)(ii)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (ii) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

Borrowers agree that their obligations contained in this Section 2.13 shall survive termination of this Agreement and the repayment in full of all other Obligations.

2.14 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any US Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any US Letter of Credit (or of maintaining its obligation to participate in or to issue any US Letter of

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Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Bank or other Recipient, Borrowers will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender of the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in US Letters of Credit or Swing Loans held by, such Lender, or the US Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, the Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender, the Issuing Bank or such other Recipient the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, the German Loan Parties’ and the UK Loan Parties’ reimbursement obligations shall be limited to matters relating to the European Obligations, the German Loan Parties and the UK Loan Parties, and shall not extend to US Obligations.

(d) Delay in Requests. Failure or delay on the part of any Lender, the Issuing Bank or such other Recipient to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s, the Issuing Bank’s or such other Recipient’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender, the Issuing Bank or any other Recipient pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, the Issuing Bank, or such other Recipient notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Borrowers agree that their obligations contained in this Section 2.14 shall survive termination of this Agreement and the repayment in full of all other Obligations.

2.15 Accordion.

(a) At any time during the period from and after the Closing Date to but excluding the date that is the 4 year anniversary of the Closing Date, at the option of US Borrowers (but subject to the conditions set forth in clause (b) below), the US Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the US Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Revolver Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its US Revolver Commitments (it being understood that no Lender shall be obligated to increase its US Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by US Borrowers, and if sufficient Lenders do not agree to increase their US Revolver Commitments in connection with such proposed Increase, then Agent or US Borrowers may invite any prospective lender who is reasonably satisfactory to Agent, Issuing Bank, US Swing Lender, and US Borrowers to become a Lender in connection with a

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proposed Increase. Any Increase shall be in an amount of at least $10,000,000. In no event may the US Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.15 on more than 5 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the US Revolver Commitments exceed $50,000,000.

(b) Each of the following shall be conditions precedent to any Increase of the US Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and US Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,

(ii) no Default or Event of Default shall exist on the applicable Increase Date (as defined below) or after giving effect to such Increase;

(iii) each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects, on the applicable Increase Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(iv) Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for the Loan Parties and their Subsidiaries evidencing compliance on a pro forma basis with Section 7 (calculated as if a Covenant Testing Period was then in effect) for the 12 months (on a month-by-month basis) immediately following the proposed date of the applicable Increase,

(v) Borrowers have delivered to Agent (A) a certificate of each Loan Party, dated as of the Increase Date, executed by an Authorized Person of each Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Increase, (B) one or more opinions of counsel, in form and substance satisfactory to Agent, and (C) such other instruments, documents, and agreements as Agent may reasonably request,

(vi) Borrowers shall have demonstrated to Agent’s reasonable satisfaction that the full amount of the respective Increase may be incurred without violating the terms of the Term Loan Documents or the Intercreditor Agreement, or of any other material debt of the Loan Parties and their Subsidiaries, and

(vii) Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the Increase with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased US Revolver Commitments (which interest margins may be higher than or equal to the interest margins applicable to US Revolving Loans set forth in this Agreement immediately prior to the date of the increased US Revolver Commitments (the date of the effectiveness of the increased US Revolver Commitments and the Maximum Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.15 (including any amendment necessary to effectuate the interest margins for the US Revolving Loans to be made pursuant to the increased US Revolver Commitments). Anything to the contrary contained herein notwithstanding, if the All-In Yield that is to be applicable to the US Revolving Loans to be made pursuant to the increased US Revolver Commitments is higher than the All-In Yield applicable to the US Revolving Loans hereunder immediately prior to the applicable Increase Date (the amount by which the all-in yield is higher, the “Excess”), then the interest margin applicable to the US Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

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(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to US Revolving Loans shall be deemed, unless the context otherwise requires, to include US Revolving Loans made pursuant to the increased US Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.15.

(d) Each of the Lenders having a US Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional US Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the US Revolving Loans and participation interests in US Swing Loans and US Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such US Revolving Loans and participation interests in US Swing Loans and US Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased US Revolver Commitments.

(e) The US Revolving Loans, US Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.15 shall constitute US Revolving Loans, US Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new US Revolver Commitments and Maximum Revolver Amount.

2.16 Joint and Several Liability of US Borrowers.

(a) Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the US Obligations.

(b) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the US Obligations (including any US Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the US Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.

(c) If and to the extent that any US Borrower shall fail to make any payment with respect to any of the US Obligations as and when due or to perform any of the US Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such US Obligation until such time as all of the US Obligations are paid in full.

(d) The US Obligations of each US Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse US Obligations of each US Borrower enforceable against each US Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement or in any other Loan Document, each US Borrower hereby waives notice of acceptance of its joint and several liability, notice of any US Revolving Loans or US Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default,

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Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the US Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the US Obligations, the acceptance of any payment of any of the US Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any US Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the US Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the US Obligations or the addition, substitution or release, in whole or in part, of any US Borrower. Without limiting the generality of the foregoing, each US Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any US Borrower to comply with any of its respective US Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any US Borrower, in whole or in part, from any of its US Obligations under this Section 2.16, it being the intention of each US Borrower that, so long as any of the US Obligations hereunder remain unsatisfied, the US Obligations of each US Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The US Obligations of each US Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other US Borrower or any Agent or Lender.

(f) Each US Borrower represents and warrants to Agent and Lenders that such US Borrower is currently informed of the financial condition of US Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the US Obligations. Each US Borrower further represents and warrants to Agent and Lenders that such US Borrower has read and understands the terms and conditions of the Loan Documents. Each US Borrower hereby covenants that such US Borrower will continue to keep informed of US Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the US Obligations.

(g) The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all US Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any US Borrower or to exhaust any remedies available to it or them against any US Borrower or to resort to any other source or means of obtaining payment of any of the US Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the US Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the US Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any US Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each US Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other US Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the US Obligations or any collateral security therefor until such time as all of the US Obligations have been paid in full in cash. Any claim which any US Borrower may have against any other US Borrower with respect to any payments to Agent or any member of the Lender Group hereunder or under any of the US Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the US Obligations arising hereunder or thereunder, to the prior payment in full in cash of the US Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any US Borrower, its debts or its assets, whether voluntary or involuntary, all such US Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other US Borrower therefor.

(i) Each US Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such US Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other US Borrower owing to such US Borrower until the US Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such US Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such US Borrower as trustee for Agent, and such US Borrower shall deliver any such amounts to Agent for application to the US Obligations in accordance with Section 2.4(b).

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2.17 Joint and Several Liability of UK Borrowers.

(a) Each UK Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each UK Borrower and in consideration of the undertakings of the other UK Borrowers to accept joint and several liability for the UK Obligations.

(b) Each UK Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other UK Borrowers, with respect to the payment and performance of all of the UK Obligations (including any UK Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the UK Obligations shall be the joint and several obligations of each UK Borrower without preferences or distinction among them.

(c) If and to the extent that any UK Borrower shall fail to make any payment with respect to any of the UK Obligations as and when due or to perform any of the UK Obligations in accordance with the terms thereof, then in each such event the other UK Borrowers will make such payment with respect to, or perform, such UK Obligation until such time as all of the UK Obligations are paid in full.

(d) The UK Obligations of each UK Borrower under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse UK Obligations of each UK Borrower enforceable against each UK Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.17(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement or in any other Loan Document, each UK Borrower hereby waives notice of acceptance of its joint and several liability, notice of any UK Revolving Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the UK Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each UK Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the UK Obligations, the acceptance of any payment of any of the UK Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any UK Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the UK Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the UK Obligations or the addition, substitution or release, in whole or in part, of any UK Borrower. Without limiting the generality of the foregoing, each UK Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any UK Borrower to comply with any of its respective UK Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any UK

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Borrower, in whole or in part, from any of its UK Obligations under this Section 2.17, it being the intention of each UK Borrower that, so long as any of the UK Obligations hereunder remain unsatisfied, the UK Obligations of each UK Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The UK Obligations of each UK Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other UK Borrower or any Agent or Lender.

(f) Each UK Borrower represents and warrants to Agent and Lenders that such UK Borrower is currently informed of the financial condition of UK Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the UK Obligations. Each UK Borrower further represents and warrants to Agent and Lenders that such UK Borrower has read and understands the terms and conditions of the Loan Documents. Each UK Borrower hereby covenants that such UK Borrower will continue to keep informed of UK Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the UK Obligations.

(g) The provisions of this Section 2.17 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all UK Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any UK Borrower or to exhaust any remedies available to it or them against any UK Borrower or to resort to any other source or means of obtaining payment of any of the UK Obligations hereunder or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all of the UK Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the UK Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any UK Borrower, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each UK Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other UK Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the UK Obligations or any collateral security therefor until such time as all of the UK Obligations have been paid in full in cash. Any claim which any UK Borrower may have against any other UK Borrower with respect to any payments to Agent or any member of the Lender Group hereunder or under any of the UK Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the UK Obligations arising hereunder or thereunder, to the prior payment in full in cash of the UK Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any UK Borrower, its debts or its assets, whether voluntary or involuntary, all such UK Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other UK Borrower therefor.

(i) Each UK Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such UK Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other UK Borrower owing to such UK Borrower until the UK Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such UK Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such UK Borrower as trustee for Agent, and such UK Borrower shall deliver any such amounts to Agent for application to the UK Obligations in accordance with Section 2.4(b).

2.18 Cash Management; Controlled Accounts; Controlled Investments.

(a) Subject to the time periods set forth on Schedule 3.6 to the extent applicable, each US Loan Party shall (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.18 (each a “Controlled Account Bank”),

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and shall take reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Controlled Account Bank, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a US Loan Party) into a bank account of such Loan Party (each, a “Controlled Account”) at one of the Controlled Account Banks.

(b) Subject to the time periods set forth on Schedule 3.6 to the extent applicable, each US Loan Party shall establish and maintain Control Agreements with Agent and the applicable Controlled Account Bank, in form and substance reasonably acceptable to Agent. Each such Control Agreement shall provide, among other things, that (i) the Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable US Loan Party, (ii) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily sweep all amounts in the applicable Controlled Account to the Agent’s Applicable Account. Agent agrees not to issue an Activation Instruction with respect to the Controlled Accounts unless a Cash Dominion Period has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (and, if the Activation Instruction cannot be rescinded, replace the Control Agreement with an identical un-activated Control Agreement or a similar Control Agreement in form and substance reasonably acceptable to Agent) (the “Rescission”), upon termination of a Cash Dominion Period.

(c) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Schedule 2.18 to add or replace a Controlled Account Bank or Controlled Account and shall upon such addition or replacement provide to Agent an amended Schedule 2.18; provided, that (i) such prospective Controlled Account Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Controlled Account, the applicable Loan Party and such prospective Controlled Account Bank shall have executed and delivered to Agent a Control Agreement. Each Loan Party shall close any of its Controlled Accounts (and establish replacement Controlled Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within 45 days after notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Controlled Account Bank with respect to Controlled Accounts or Agent’s liability under any Controlled Account Agreement with such Controlled Account Bank is no longer acceptable in Agent’s reasonable judgment.

(d) No Loan Party will make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts in excess of $50,000, in the case of any one such Permitted Investment, or $250,000, in the case of all such Permitted Investments, credited to Deposit Accounts (other than Excluded Deposit Accounts) or Securities Accounts (other than Excluded Securities Accounts) unless such Loan Party and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments (or, in the case of any UK Loan Party or German Loan Party, such Deposit Accounts or Securities Accounts, as the case may be, are subject to the terms and conditions of the UK Security Documents or the German Security Documents, as applicable.

(e) Subject to the time periods set forth on Schedule 3.6 to the extent applicable, each UK Loan Party shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the Controlled Account Banks identified in the UK Security Documents, and shall take reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Controlled Account Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a UK Loan Party) into a Controlled Account of such UK Loan Party. The Controlled Accounts of the UK Loan Parties shall be subject to the terms and conditions relevant to Deposit Accounts and Securities Accounts of the UK Loan Parties set forth in the UK Security Documents.

(f) Subject to the time periods set forth on Schedule 3.6 to the extent applicable, each German Loan Party shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the Controlled Account Banks identified in the German Security Documents, and shall take reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Controlled Account Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a German Loan Party) into a Controlled Account of such German Loan Party. The Controlled Accounts of the German Loan Parties shall be subject to the terms and conditions relevant to Deposit Accounts and Securities Accounts of the German Loan Parties set forth in the German Security Documents. To the extent the German Security Documents do not establish terms and conditions relevant to Deposit Accounts and Securities Accounts of the German Loan Parties, the provisions of this Section 2.18 shall apply to such German Loan Party as if it were a US Loan Party.

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3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent), of each of the following conditions precedent:

(a) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) a completed Borrowing Base Certificate;

(ii) the Fee Letters,

(iii) the Funds Flow Agreement,

(iv) the Intercompany Subordination Agreement,

(v) the Intercreditor Agreement,

(vi) a completed Perfection Certificate for each of the Loan Parties,

(vii) the Security Documents,

(viii) in respect of the UK Security Documents:

(A) subject to Section 3.1(f) below, original copies of each share certificate in respect of the registered shares subject to each UK Share Pledge and duly executed by undated stock transfer forms in respect of such shares;

(B) a notice to each account bank, substantially in the relevant form set out in the UK Debenture, substantially in the relevant form set out in the UK Debenture; and

(C) a copy of any other notice from any relevant Person substantially in the relevant form set out in the UK Debenture;

(ix) a letter, in form and substance satisfactory to Agent, from Antares Capital LP (successor via assignment to General Electric Capital Corporation), in its capacity as administrative agent under the Existing Antares Credit Facility (“Antares”) to Agent setting forth the amount necessary to repay in full all of the obligations of Merger Sub and its Subsidiaries owing under the Existing Antares Credit Facility and obtain a release of all of the Liens existing in favor of Antares in and to the assets of Merger Sub and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Antares of its Liens in and to the properties and assets of Merger Sub and its Subsidiaries,

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(x) a letter, in form and substance satisfactory to Agent, from Wells Fargo, in its capacity as administrative agent under the Existing Wells Credit Facility to Agent setting forth the amount necessary to repay in full all of the obligations of Borrower and certain of its Subsidiaries owing under the Existing Wells Credit Facility and obtain a release of all of the Liens, if any, existing in favor of Wells Fargo (pursuant to the Existing Wells Credit Facility) in and to the assets of Borrower and certain of its Subsidiaries, together with termination statements and other documentation evidencing the termination by Wells Fargo of its Liens in and to the properties and assets of Borrower and certain of its Subsidiaries under and pursuant to the Existing Wells Credit Facility, and

(xi) a letter, in form and substance satisfactory to Agent, from OCM Mezzanine Fund II, L.P., in its capacity as payee under the Existing OCM Note to Agent setting forth the amount necessary to repay in full all of the obligations of Merger Sub and its Subsidiaries owing under the Existing OCM Note,

(b) Agent shall have received results of searches or other evidence reasonably satisfactory to Agent (in each case dated as of a date reasonably satisfactory to Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements satisfactory to Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(c) Agent shall have received such financing statements as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;

(d) Agent shall have received duly executed copies of all documents and instruments necessary to establish that Agent will have a first priority security interest in the ABL Priority Collateral and a second priority security interest in the Term Loan Priority Collateral (subject, in each case, to Permitted Liens), which shall be, if applicable, in proper form for filing,

(e) Agent shall have received evidence satisfactory to it that, on the Closing Date, after giving effect to the Transactions, neither Parent nor any of its Subsidiaries (including the Acquired Company and its Subsidiaries) shall have any outstanding Indebtedness (other than (i) the Obligations, (ii) the Term Loan Obligations, and (iii) the Indebtedness set forth on Schedule 4.14 which the Joint Lead Arrangers and the Loan Parties have agreed may remain outstanding),

(f) Agent shall have received (i) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, other than such certificates as are pledged to and in the possession of secured parties holding Indebtedness that is being fully repaid (and who are releasing and cancelling such pledges) on the Closing Date, and (ii) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof, other than such promissory notes as are pledged to and in the possession of secured parties holding Indebtedness that is being fully repaid (and who are releasing and cancelling such pledges) on the Closing Date; provided that, in the case of any Equity Interests or promissory notes constituting Term Loan Priority Collateral, Agent shall have received evidence or confirmation satisfactory to Agent that foregoing have been delivered to Term Loan Agent to be held in accordance with the terms of the Intercreditor Agreement,

(g) a certificate signed by an Authorized Person of Parent certifying (i) that as of the Closing Date, each of the Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (B) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects), (ii) that there has

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been no event or circumstance since August 30, 2015 that has had or would be reasonably expected to have, either individually or in the aggregate, an Acquired Company Material Adverse Effect, and (iii) that all governmental and third party approvals (including shareholder approvals, Hart-Scott-Rodino clearance and other consents) necessary or, in the reasonable opinion of Agent, advisable in connection with this Agreement or the transactions contemplated by the Loan Documents , shall have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement or the transactions contemplated by the Loan Documents;

(h) Agent shall have received a certificate from the Secretary (or, if the Secretary is not recognized under the laws of the relevant jurisdiction, a Director) of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party or, with respect to German Borrower, in lieu of the items (i) and (ii), a shareholder resolution of the shareholders of German Borrower instructing the managing directors of German Borrower to implement the execution, delivery and performance of the Loan Documents to which it is a party and approving the same, and (iv) if applicable in the relevant jurisdiction, the board resolutions of such Loan Party’s shareholders confirming its approval in respect of the Loan Documents to which such Loan Party is party;

(i) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary (or, if the Secretary is not recognized under the laws of the relevant jurisdiction, a Director) of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official or, with respect to German Borrower, (x) certified articles of association (Satzung), (y) a certified commercial register excerpt (Handelsregisterauszug) and (z) a certified shareholder list (Gesellschafterliste), in each case, of a recent date (not more than 4 days prior to the Closing Date);

(j) Agent shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction (or, if such jurisdiction does not provide certificates of good standing, the equivalent (if any) provided in such jurisdiction) and, with respect to German Borrower, a confirmation from the management or an appointed attorney confirming that there are no entries with respect to German Borrower listed on www.insolvenzbekanntmachungen.de dated as of a recent date (not more than 4 days prior to the Closing Date), and, with respect to UK Borrowers, an excerpt from the Companies Registration Office in England and Wales dated as of a recent date (not more than 30 days prior to the Closing Date);

(k) Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions (or, if such jurisdiction does not provide certificates of good standing, the equivalent (if any) provided in such jurisdiction);

(l) Agent shall have received, in respect of each UK Loan Party:

(i) a copy of a resolution of the board of directors of such UK Loan Party:

(A) approving the terms of, and the transactions contemplated by the Loan Documents to which such UK Loan Party is a party and resolving that such Loan Party execute the Loan Documents to which it is a party;

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(B) authorizing a specified Person or Persons to execute the Loan Documents to which such Loan Party is a party on its behalf; and

(C) authorizing a specified Person or Persons, on its behalf, to sign and dispatch all documents and notices to be signed or dispatched by it under or in connection with the Loan Documents to which it is a party;

(ii) a specimen of the signature of each Person authorized by the resolution referred to in clause (l)(i) above;

(iii) a copy of a resolution signed by all holders of the issued shares in such UK Loan Party, approving the terms of, and the transactions contemplated by the Loan Documents to which such UK Loan Party is a party; and

(iv) a certificate of such UK Loan Party confirming that borrowing or guaranteeing, as the case may be, the Obligations would not cause any borrowing, guaranteeing or similar limit binding such UK Loan Party to be exceeded.

(m) Agent shall have received certificates of property and liability insurance as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent;

(n) Agent shall have received opinions of (i) the Loan Parties’ counsel (in each applicable jurisdiction), (ii) Paul Hastings (Europe) LLP, in respect of the capacity and authority of each of the UK Loan Parties to enter into the Loan Documents to which they are a party and the security interest created pursuant to, and the enforceability of, the UK Security Documents, and (iii) Noerr LLP, in respect of the capacity and authority of each of the German Loan Parties to enter into the Loan Documents to which they are a party and Paul Hastings (Europe) LLP, in relation to the security interest created pursuant to, and with respect to the enforceability of the German Security Documents, in each case, in form and substance reasonably satisfactory to Agent (which such opinions shall expressly permit reliance by permitted successors and assigns of Agent and the Lenders);

(o) Borrowers shall have the Required Availability after giving effect to the consummation the Transactions on the Closing Date;

(p) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of the Loan Parties’ and their Subsidiaries’ books and records and verification of the Loan Parties’ and their Subsidiaries’ representations and warranties to Lender Group, (ii) an inspection of each of the locations where the Loan Parties’ and their Subsidiaries’ Inventory is located, and (iii) a review of the Loan Parties’ and their Subsidiaries’ Material Contracts, in each case, the results of which shall be satisfactory to Agent;

(q) Agent shall have received (i) an appraisal of the Net Recovery Percentage applicable to the Loan Parties’ Inventory, and (ii) a field examination with respect to the Loan Parties’ Inventory, in each case, the results of which shall be satisfactory to Agent;

(r) Agent and the Lenders shall have received, at least 5 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Corruption Laws, including the Patriot Act, that has been requested at least 10 Business Days prior to the Closing Date;

(s) Agent shall have received:

(i) with respect to Parent and its Subsidiaries, (A) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed Fiscal Years ended at least 90 days prior to the Closing Date and (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim Fiscal Quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

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(ii) with respect to the Acquired Company and its Subsidiaries, (A) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed Fiscal Years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim Fiscal Quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date, and (C) any other third party financial due diligence reports (subject to executing any reasonable and customary non-reliance letters or confidentiality agreement requested by such third parties) and financial statements received by Borrower and its Subsidiaries in connection with the Closing Date Merger or required to be delivered pursuant to the Merger Agreement;

(iii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Borrower and its Subsidiaries for (i) the Fiscal Year most recently ended for which audited financial statements are provided and (ii) the four-quarter period ending on the last day of the most recent Fiscal Quarter ending at least 45 days before the Closing Date, in each case prepared after giving pro forma effect to each element of the transactions contemplated hereby as if transactions contemplated hereby had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); and

(iv) a set of Projections of Parent prepared by the management of Parent for the 5 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(t) Agent shall have received (i) evidence or confirmation satisfactory to Agent that the Closing Date Merger shall be consummated substantially concurrently with the funding of the initial loans under the Term Loan Credit Agreement and the initial extension of credit hereunder, in accordance in all material respects with the terms of the Merger Agreement without giving effect to any waiver, modification, update or consent thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Joint Lead Arrangers) without the prior written consent of the Joint Lead Arrangers, and (ii) a copy of the Merger Agreement, including all schedules and exhibits thereto, together with a certificate of the Secretary of Parent certifying such document as being a true, correct and complete copy thereof and in full force and effect;

(u) Agent shall have received a Solvency Certificate prepared by the chief financial officer of Parent certifying as to (i) the solvency of Parent and its Subsidiaries (on a Consolidated basis), (ii) the solvency of the US Loan Parties (on a Consolidated basis), (iii) the solvency of the German Loan Parties (on a Consolidated basis), and (iv) the solvency of the UK Loan Parties (on a Consolidated basis), in each case, after giving effect to consummation of the Transactions;

(v) Agent shall have received (i) evidence or confirmation satisfactory to Agent, that all of the conditions to funding set forth in the Term Loan Documents have been satisfied, and (ii) copies of each of the material Term Loan Documents, including all schedules and exhibits thereto, each in form and substance reasonably satisfactory to Agent, together with a certificate of the Secretary of Parent certifying each such document as being a true, correct, and complete copy thereof and in full force and effect;

(w) Agent shall have received a true and correct fully-executed copies of each Existing Intercompany Loan Agreement;

(x) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents for which statements or invoices therefor have been furnished to Borrowers at least one (1) Business Day prior to the Closing Date or as set forth in the Funds Flow Agreement; and

(y) Agent shall have received a duly executed notice of borrowing.

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3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) (i) as of the Closing Date, each of the Specified Merger Agreement Representations and each of the Specified Representations shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (ii) at and as of the date of each extension of credit made after the Closing Date, each of the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b) at and as of the date of each extension of credit made after the Closing Date, no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms of this Agreement).

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

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4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group, which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date), in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and (to the extent such term is applicable in any relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business (to the extent such term is applicable in any relevant jurisdiction) in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common or ordinary and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict,

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breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, enforceable, and (i) to the extent that the same may be perfected by the filing of financing statements under the Uniform Commercial Code or by compliance with the UK Registration Requirements, subject only to the filing of such financing statements in the appropriate filing offices or compliance with the UK Registration Requirements, (ii) with respect to certificates evidencing any of the Equity Interests of any Subsidiary of a Loan Party required to be pledged pursuant to the Security Documents, to the extent those certificates have been delivered to Agent (or, in the case of Term Loan Priority Collateral, to the Term Loan Agent to hold in accordance with the Intercreditor Agreement), (iii) to the extent that the same may be perfected by the filing of short-form security agreements with the United States Patent and Trademark Office or in the United States Copyright Office, subject only to the filing of such short-form security agreements in the appropriate filing offices, and (iv) with respect to Deposit Accounts and Securities Accounts of a Loan Party required to be pledged under the Security Documents, to the extent that a Control Agreement has been entered into with respect thereto, perfected Liens and, subject to the terms of the Intercreditor Agreement with respect to the Term Loan Priority Collateral, are prior to all other Liens on the Collateral, other than Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

(c) German Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all of its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (or, in the case of the UK Loan Parties, legal title to and beneficial interest in) (in the case of all other personal property), all of their respective assets material to its business, in each case except for irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such assets for their intended purpose. All of such assets are free and clear of Liens except for Permitted Liens.

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4.6 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8 No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since October 31, 2014, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect. Since August 30, 2015, no event, circumstance, or change has occurred that has had or could reasonably be expected to result in an Acquired Company Material Adverse Effect.

4.9 Solvency; Fraudulent Transfer.

(a) (i) Parent and its Subsidiaries, on a Consolidated basis, are Solvent; (ii) the US Loan Parties, on a Consolidated basis, are Solvent; (iii) the German Loan Parties, on a Consolidated basis, are Solvent; and (iv) the UK Loan Parties, on a Consolidated basis, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Employee Benefits.

(a) Except for the Employee Benefit Plans as set forth on Schedule 4.10 and Non-U.S. Plans, none of the US Loan Parties or their ERISA Affiliates maintains or contributes to any Employee Benefit Plan.

(b) Each US Loan Party and each of the ERISA Affiliates has complied in all material respects with (i) ERISA and the IRC, to the extent applicable, and (ii) all applicable laws regarding each Employee Benefit Plan.

(c) Each Employee Benefit Plan is, and has been, maintained in substantial compliance with (i) ERISA and the IRC, to the extent applicable, (ii) all applicable laws and (iii) the terms of each such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS or an application for such letter is currently being processed by the IRS, or may rely on an opinion or advisory letter issued by the IRS with respect to such Employee Benefit Plan. To the best knowledge of each US Loan Party and the ERISA Affiliates, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e) No liability to the PBGC (other than for the payment of current premiums which are not past due) by any US Loan Party or ERISA Affiliate has been incurred or is expected by any US Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f) No Notification Event exists or has occurred in the past 6 years.

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(g) Except as required by applicable non-United States law, no US Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any US Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.

(h) No US Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11 Environmental Condition. Except as set forth on Schedule 4.11, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12 Complete Disclosure. The Loan Parties have disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could, if violated or breached by, enforced against, or adversely determined in against, any Loan Party or any of its Subsidiaries, reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.13 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).

4.14 Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15 Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon each Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. To each Borrower’s knowledge, each Loan Party and each of its Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Each Loan Party and its Subsidiaries is solely resident for tax purposes in the jurisdiction of its formation or incorporation. Under the law of its jurisdiction of incorporation, it is not

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necessary to pay any stamp, registration or similar Taxes in relation to any Loan Document or any transaction contemplated by any Loan Document, other than in connection with the satisfaction of the UK Registration Requirements.

4.16 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Anti-Corruption Laws and Sanctions.

(a) None of (i) any Loan Party, any Subsidiary of any Loan Party, or, to the knowledge of such Loan Party or such Subsidiary, any of their respective directors, officers, employees or affiliates, or (ii) to the knowledge of any Borrower, any agent or representative of any Borrower or any Subsidiary of any Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. Each of the Loan Parties and their Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their Subsidiaries, and to the knowledge of any Borrower, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(b) No proceeds of any Loan or other extension of credit hereunder have been used, directly or indirectly, by any Loan Party, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c) Solely with respect to any Loan Party incorporated or organized under the laws of, or resident in, Germany, (i) such Loan Party does not engage in any trading or other business activities or entertain a business relationship with any country or person which is subject to sanctions by the European Union, except to the extent specifically authorized by the European Union and (ii) the representations and warranties contained in this Section 4.18 made by any Loan Party incorporated or organized under the laws of, or resident in, Germany (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftgesetz)), are only made to the extent such relevant representation and warranty does not result in a violation of or conflict with either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott statute.

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that

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could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the intellectual property, licenses, permits and other authorizations that are material to their respective businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, (a) the use by the Loan Parties of such intellectual property, licenses and permits does not conflict with the rights of any other Person, and (b) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 4.20, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.21 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 3.1(s)(i) and (ii) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of Parent and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements delivered pursuant to Section 3.1(s)(iii) and the projections delivered pursuant to Section 3.1(s)(iv) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

4.23 Deposit Accounts and Securities Accounts. Annexed hereto as Schedule 4.23 is a list of all Deposit Accounts and Securities Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each Deposit Account and Securities Account (a) the name and address of the depository or securities intermediary, as applicable; (b) the account number(s) maintained with such depository; and (c) a contact person at such depository or securities intermediary, as applicable.

4.24 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would

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constitute, a default or event of default by any Loan Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any Loan Party or any Subsidiary thereof is a party or by which any Loan Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Loan Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.25 Senior Indebtedness Status. The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

4.26 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 4.26 sets forth a description of all material insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 4.26 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

4.27 Material Contracts. Schedule 4.27 sets forth a complete and accurate list of all Material Contracts of each Loan Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 4.27, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by Agent, each Loan Party and each Subsidiary thereof has delivered to Agent a true and complete copy of each Material Contract required to be listed on Schedule 4.27 or any other Schedule hereto. As of the Closing Date, no Loan Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

4.28 Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Borrower’s business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.29 Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.30 Location of Inventory. Except as set forth on Schedule 4.30, the Inventory of the Loan Parties and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.30 to this Agreement (as such Schedule may be updated pursuant to Section 5.17).

4.31 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.32 Stamp Taxes. Under the laws of any relevant jurisdiction, it is not necessary that any stamp registration, notarial or similar taxes or fees be payable in relation to the entry into any Loan Document or in relation to the Transactions, other than in connection with the satisfaction of the UK Registration Requirements.

4.33 Centre of Main Interests and Establishments. For the purposes of The Counsel of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), (i) the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each UK Borrower is situated in England and Wales, (ii) the centre of main interest of German Borrower is situated in Germany, and (iii) no Loan Party (to the extent such Loan Party is subject to the Regulation) shall have a centre of main interest other than as situated in its jurisdiction of incorporation or organization.

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5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates.

(a) Borrowers will deliver to Agent, each of the financial statements, reports, and other items set forth below, in form satisfactory to Agent, at the applicable times set forth below:

(i) As soon as available, but in any event within 120 days after the end of each of Parent’s Fiscal Years, consolidated and consolidating financial statements of Parent and its Subsidiaries for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any “going concern” or like qualification or exception, or any qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management);

(ii) As soon as available, but in any event within 45 days after the end of each of Parent’s first 3 Fiscal Quarters during each of Parent’s Fiscal Years, an unaudited Consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering the Loan Parties’ and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management;

(iii) As soon as available, but in any event within 30 days (45 days in the case of a Fiscal Month that is the end of one of Parent’s Fiscal Quarters) after the end of each Fiscal Month during each of Parent’s Fiscal Years, an unaudited Consolidated and consolidating balance sheet and income statement covering the Loan Parties’ and its Subsidiaries’ operations during such period and compared to (A) the prior period and (B) solely with respect to the income statement, plan;

(iv) Concurrently with the delivery of the financial statements referred to in Sections 5.1(a)(i), (ii) and (iii), a duly completed Compliance Certificate along with the underlying calculations, including (A) the calculations to arrive at Consolidated EBITDA and the Consolidated Fixed Charge Coverage Ratio without regard to whether a Covenant Testing Period is then in effect, and (B) reasonably detailed calculations for each Immaterial Domestic Subsidiary evidencing compliance with the definition of “Immaterial Domestic Subsidiary”, each Immaterial German Subsidiary evidencing compliance with the definition of “Immaterial German Subsidiary,” and each Immaterial UK Subsidiary evidencing compliance with the definition of “Immaterial UK Subsidiary”;

(v) As soon as available, but in any event within 45 days after the end of each of Parent’s Fiscal Years, a business plan and operating and capital budget of Parent and its Subsidiaries for the ensuing 4 Fiscal Quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget; a projected income statement; statements of cash flows and balance sheet; and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from an Authorized Person of Parent to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of Parent and its Subsidiaries for such period;

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(vi) If and when filed by Parent, (A) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (B) any other filings made by Parent with the SEC, and (C) any other information that is provided by Parent to its shareholders generally;

(vii) Promptly, but in any event within 5 days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto;

(viii) Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Loan Party or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect;

(ix) Promptly but in any event within 5 days after any Borrower has knowledge thereof, notice of any default by any Loan Party or any of its Subsidiaries under any Material Contract, together with a description of the nature of such default; and

(x) upon the request of Agent, any other information reasonably requested relating to the financial condition of the Loan Parties and their Subsidiaries.

(b) Borrowers further (i) agree that no Subsidiary of a Loan Party will have a Fiscal Year different from that of Parent, (ii) agree to maintain a system of accounting that enables the Loan Parties and their Subsidiaries to produce financial statements in accordance with GAAP, and (iii) agree that they will, and will cause each other Loan Party to, (A) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (B) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

(c) Documents required to be delivered pursuant to Section 5.1(a)(i), (ii), or (vi) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet (which, as of the Closing Date, is http://www.quanex.com); or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) Borrowers shall deliver paper copies of such documents to Agent or any Lender that requests Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) Borrowers shall notify Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents or the creation of any such link and provide to Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 5.1(a)(i) and (ii) to Agent. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(d) Borrowers will, and will cause each of the other Loan Parties to, maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

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5.2 Reporting. Borrowers (x) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth below, in form satisfactory to Agent, at the applicable times set forth below, and (y) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth below:

(a) If (x) no Increased Reporting Period is in effect and no Event of Default has occurred and is continuing, monthly (no later than the 15th day of each month), or (y) an Increased Reporting Period is in effect or an Event of Default has occurred and is continuing, weekly (no later than Wednesday of each week, commencing with the first such day to occur during any Increased Reporting Period

(i) an executed Borrowing Base Certificate,

(ii) a detailed aging, by total, of the Loan Parties’ and their Subsidiaries’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(iii) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(iv) a detailed Inventory system/perpetual report together with a reconciliation to the Loan Parties’ and their Subsidiaries’ general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(v) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting, and

(vi) a summary aging, by vendor, of the Loan Parties’ and their Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks.

(b) Monthly (no later than the 30th day of each month), a reconciliation of Accounts, trade accounts payable, and Inventory of the Loan Parties’ and their Subsidiaries’ general ledger accounts to their monthly financial statements including any book reserves related to each category.

(c) Promptly but in any event within 5 days after receipt thereof (or the date any Borrower has knowledge thereof, as applicable), (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the IRC (along with a copy thereof), (ii) all notices received by any US Loan Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any US Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, and (iv) any Borrower obtaining knowledge or reason to know that any US Loan Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

(d) Concurrently with the delivery of the financial statements referred to in Sections 5.1(a)(i) and 5.1(a)(ii), a report regarding the Loan Parties’ and their Subsidiaries’ accrued, but unpaid, ad valorem taxes.

(e) Concurrently with the delivery of the financial statements referred to in Section 5.1(a)(i), (i) a detailed list of the Loan Parties’ and their Subsidiaries’ customers, with address and contact information, and (ii) a Perfection Certificate or a supplement to the Perfection Certificate.

(f) Upon request by Agent, such other reports as to the Collateral or the financial condition of the Loan Parties and their Subsidiaries, as Agent may reasonably request.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid

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existence and good standing (or in the case of any Foreign Subsidiary, the equivalent status, if any, in the applicable foreign jurisdiction) in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing (or in the case of any Foreign Subsidiary, the equivalent status, if any, in the applicable foreign jurisdiction) with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are material to the conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5 Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity or amount of such governmental assessment or tax is the subject of a Permitted Protest and, as a result of such Permitted Protest, such governmental assessments and taxes do not become due. Each Loan Party will, and will cause each of its Subsidiaries to, maintain its tax residency solely in its place of formation or incorporation.

5.6 Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties and their Subsidiaries in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $5,000,000 covered by any Loan Party’s or its Subsidiaries’ casualty insurance with respect to ABL Priority Collateral or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b) Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.

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5.8 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following which could reasonably be expected to result in a Material Adverse Effect: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10 Disclosure Updates. Each Loan Party will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries.

(a) Each Loan Party will, promptly after (x) the formation or acquisition of any Domestic Subsidiary (other than any Immaterial Domestic Subsidiary) (and, in any event, within 30 days after such formation or acquisition, or such later date as permitted by Agent in its sole discretion) or (y) any Person Guaranties the Term Loan Obligations, cause such Person to (i) become a US Guarantor by delivering to Agent a duly executed joinder to the US Guaranty and Security Agreement (thereby providing a guaranty of all of the Obligations), a duly executed joinder to the Intercompany Subordination Agreement, a duly executed joinder to the Intercreditor Agreement and such other documents as Agent shall reasonably deem appropriate for such purpose, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (other than assets constituting

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Excluded Assets)), (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (which may include an addendum to the US Guaranty and Security Agreement) and subject to the Intercreditor Agreement, appropriate certificates and powers or financing statements, pledging all of the direct or beneficial Equity Interests in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

(b) Each Loan Party will, promptly after the formation or acquisition of any German Subsidiary (other than any Immaterial German Subsidiary) (and, in any event, within 30 days after such formation or acquisition, or such later date as permitted by Agent in its sole discretion), cause such Person to (i) become a German Guarantor by delivering to Agent a duly executed joinder to the US Guaranty and Security Agreement (solely for purposes of providing a guaranty of the German Obligations), a duly executed joinder to German Security Documents and such other documents as Agent shall reasonably deem appropriate for such purpose, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (other than assets constituting Excluded Assets)) to secure the German Obligations, (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial Equity Interests in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

(c) Each Loan Party will, promptly after the formation or acquisition of any UK Subsidiary (other than any Immaterial UK Subsidiary) (and, in any event, within 30 days after such formation or acquisition, or such later date as permitted by Agent in its sole discretion), cause such Person to (i) become a UK Guarantor by delivering to Agent a duly executed joinder to the US Guaranty and Security Agreement (solely for purposes of providing a guaranty of the German Obligations and the UK Obligations), a duly executed accession deed to the UK Debenture and such other documents as Agent shall reasonably deem appropriate for such purpose, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (other than assets constituting Excluded Assets)) to secure the UK Obligations, (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial Equity Interests in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

(d) Each Loan Party will, promptly after the formation or acquisition of any First Tier Foreign Subsidiary (and, in any event, within 30 days after such formation or acquisition, or such later date as permitted by Agent in its sole discretion), (i) provide, or cause the applicable Loan Party to provide, to Agent an agreement pledging 65% (or 100% in the case of Foreign Subsidiary for purposes of securing the European Obligations only) of the total outstanding voting Equity Interests (and 100% of the nonvoting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable and, in the case of a pledge securing US Obligations, subject to the Intercreditor Agreement, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), and (ii) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. For the avoidance of doubt, no guaranty by (or pledge of any of the assets or Equity Interests (other than up to 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of a First Tier Foreign Subsidiary) of) any First Tier Foreign Subsidiary shall be required in respect of the US Obligations.

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(e) Notwithstanding anything to the contrary, Borrowers shall execute and deliver to Agent, for the benefit of the Lender Group and the Bank Product Providers, mortgages, charges, deeds of trust, deposit account control agreements, Collateral Access Agreements and other Security Documents to the extent provided to Term Loan Agent or executed in respect of the Term Loan Obligations.

(f) Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

(g) Notwithstanding anything to the contrary contained herein, if at any time any Domestic Subsidiary guarantees any of the Term Loan Obligations or is a borrower under the Term Loan Documents and such Subsidiary is not a Guarantor under the Loan Documents at the time of such guarantee, such Subsidiary shall be required (i) to become a Guarantor hereunder in accordance with the terms of this Section and (ii) to otherwise comply with all applicable terms of this Section.

5.12 Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in substantially all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible) (other than assets constituting Excluded Assets), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that (a) the US Obligations are guaranteed by the US Loan Parties and are secured by substantially all of the assets of each US Loan Party (other than assets constituting Excluded Assets), including all of the outstanding capital Equity Interests of each Loan Party (other than Parent) and its Subsidiaries (other than any such Equity Interests that constitute Excluded Assets), and (b) the European Obligations are guaranteed by the Loan Parties and are secured by substantially all of the assets of each Loan Party (other than assets constituting Excluded Assets), including all of the outstanding capital Equity Interests of each Loan Party (other than Parent) and its Subsidiaries.

5.13 Lender Meetings. Borrowers will, within 90 days after the close of each Fiscal Year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current Fiscal Year of Parent.

5.14 Compliance with Material Contracts. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all respects with each Material Contract, except as could not reasonably be expected to have a Material Adverse Effect; provided that any Loan Party or any of its Subsidiaries may contest any compliance matter respecting such Material Contract in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

5.15 Compliance with Anti-Corruption Laws and Sanctions. Each Loan Party will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The covenants contained in this Section 5.15 are made by any Loan

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Party incorporated or organized under the laws of, or resident in, Germany (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz)), only to the extent such relevant covenant does not result in a violation of or conflict with either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott statute.

5.16 Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, each US Loan Party will, and will cause each of its Domestic Subsidiaries to (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a US Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any US Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the US Loan Parties, the US Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.17 Location of Inventory; Chief Executive Offices. Each Loan Party will, and will cause each of its Subsidiaries to, keep its Inventory only at the locations identified with respect to such Loan Party and its Subsidiaries on Schedule 4.30 to this Agreement and their chief executive offices only at the locations with respect to such Loan Party and its Subsidiaries identified on Schedule 4.30; provided, that Borrowers may amend Schedule 4.30 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States (in the case of a US Loan Party), Germany (in the case of a German Loan Party), and the United Kingdom (in the case of a UK Loan Party).

5.18 UK Pensions. Each Loan Party will, and will cause each of its Subsidiaries to,

(a) Ensure that it or the relevant Loan Party is (i) complying with its obligations under any schedule of contributions agreed with the trustees of any defined benefit pension scheme operated or maintained by any Loan Party for the benefit of the employees of any UK Loan Party (provided that there shall be no breach of this Section on account of a delay in making a scheduled contribution provided such delay is due to administrative or technical error and such payment is made within 5 Business Days of its due date), (ii) complying with its legal obligations in relation to such a pension scheme, and (iii) undertakes no action and makes no omission in relation to such a pension scheme which (in the case of (ii) and (iii) only) has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding up proceedings of any such pension scheme or any Loan Party or its Subsidiaries ceasing to employ any member of such pension scheme);

(b) Deliver to Agent at such times as those reports are prepared, such reports as are required to comply with the then current statutory or auditing requirements in relation to all pension schemes mentioned in clause (a) above;

(c) Promptly notify Agent of any material change in the rate of contributions to any pension schemes mentioned in clause (a) above which is an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) paid or recommended to be paid (whether by the scheme actuary or otherwise); and

(d) Promptly notify Agent (i) of any investigation or proposed investigation by any pension regulator into any pension schemes mentioned in clause (a) above which may lead to the issue of a request to provide further funding of the relevant pension scheme, and (ii) if the UK Pensions Regulator issues a Financial Support Direction or a contribution notice to any Loan Party in excess of $500,000.

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6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1 Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a) other than in order to consummate the Closing Date Merger or a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties; provided further, that in no event shall any Loan Party merge with any other Person other than a US Loan Party or another Loan Party organized in the same jurisdiction as such Loan Party,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Subsidiaries of Parent if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lender Group and provided that all of the assets (including any interest in any Equity Interests) of any such liquidating or dissolving Subsidiary that is a Loan Party are transferred either to a US Loan Party or to a Loan Party organized in the same jurisdiction as such liquidating or dissolving Subsidiary, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a US Loan Party or another Loan Party organized in the same jurisdiction that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4 Disposal of Assets. Each Loan Party will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets, except for Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9.

6.5 Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, engage in any business that is substantially different from the business conducted by such Loan Party and its Subsidiaries on the Closing Date other than a business reasonably related or complementary thereto.

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6.6 Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a) Prepay, repay, redeem, purchase, defease, or otherwise satisfy or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Junior Indebtedness, or make any payment in violation of any subordination terms of any Junior Indebtedness, except:

(i) so long as no Default or Event of Default then exists or would be caused thereby, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Junior Indebtedness, provided that any such repayment, repurchase, redemption or defeasance on account of Subordinated Indebtedness shall be in accordance with the subordination terms thereof or the subordination agreement applicable thereto, or

(ii) in connection with Refinancing Indebtedness permitted by Section 6.1 and in compliance with any subordination provisions applicable thereto,

(iii) payments and prepayments of Junior Indebtedness made solely with proceeds of any issuance of Qualified Equity Interests of Parent, or any capital contribution in respect of Qualified Equity Interests of Parent, so long as immediately before and after giving effect to any such payment or prepayment, each of the Payment Conditions shall be satisfied,

(iv) (A) payments and prepayments of Junior Indebtedness as a result of the conversion of all or any portion of such Junior Indebtedness into Qualified Equity Interests of Parent, and (B) payments of interest in respect of Junior Indebtedness in the form of payment in kind interest constituting Permitted Indebtedness,

(v) so long as (x) no Default or Event of Default then exists or would be caused thereby and (y) such payment or prepayment is permitted under the terms of the Intercompany Subordination Agreement, (A) payments or prepayments in respect of Permitted Intercompany Advances (other than Permitted Intercompany Advances made pursuant to clause (g)(vi) of the definition of Permitted Investments), (B) payments or prepayments in respect of Indebtedness under the Existing Intercompany Loan Agreements (Flamstead/H L Plastics) or the Existing Intercompany Loan Agreements (Vintage/Wegoma), and (C) payments or prepayments of Indebtedness owing under the Existing Intercompany Agreement (Germany) or the Existing Intercompany Loan Agreement (UK) or in respect of any Permitted Intercompany Advances made pursuant to clause (g)(vi) of the definition of Permitted Investments, provided, in each case under this clause (C), immediately before and after giving effect to each such payment or prepayment, each of the Payment Conditions shall be satisfied, and

(vi) prepayments, redemptions, purchases, defeasances, and other payments in respect of Junior Indebtedness prior to its scheduled maturity in an aggregate amount not to exceed the Retained ECF Amount (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) at such time, so long as immediately before and before and after giving effect to any such prepayment, redemption, purchase, defeasance or other payment, each of the Payment Conditions shall be satisfied, or

(b) Optionally prepay, redeem, purchase, defease, or otherwise optionally satisfy or acquire for value any Indebtedness incurred under clause (q) of the definition of Permitted Indebtedness, unless (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) immediately before and after giving effect to such prepayment, redemption, purchase, defeasance, or other satisfaction or acquisition, Aggregate Excess Availability shall be at least $12,500,000, or

(c) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning any Junior Indebtedness in any respect which, individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders or in violation or contravention of the subordination terms thereof or the subordination agreement applicable thereto,

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(ii) Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and Indebtedness under the Existing Intercompany Loan Agreements, in each case, so long as such amendment, modification or change (x) is not prohibited by the Intercompany Subordination Agreement, (y) does not cause such Indebtedness to no longer qualify as Permitted Intercompany Advances or Indebtedness under the Existing Intercompany Loan Agreements, and (z) does not increase the principal amount of any such Indebtedness unless such Indebtedness would have been permitted to be incurred as of the effective date of such amendment, modification or change, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) the Term Loan Documents (and the documents in respect of any Refinancing Indebtedness in respect thereof), if and to the extent that such amendment, modification or change is not prohibited by Section 6.6(c)(iv),

(iii) the Quanex Incentive Plans or the Governing Documents of any Loan Party or any of its Subsidiaries, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iv) the Term Loan Documents (or the documents in respect of any Refinancing Indebtedness in respect thereof), or enter into any Refinancing Indebtedness in respect of the Term Loan Obligations or any Refinancing Indebtedness in respect thereof, in any respect which would (or if such Refinancing Indebtedness would) (A) increase the principal balance of such Indebtedness except as permitted under clause (q) of the definition of Permitted Indebtedness, (B) shorten the final maturity date or weighted average life thereof, or (C) contravene or violate the terms of the Intercreditor Agreement.

6.7 Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) any Loan Party and its Subsidiaries may make Restricted Payments permitted pursuant to Section 6.6(a),

(b) (i) each Subsidiary of a Loan Party may make Restricted Payments (other than in respect of Subordinated Indebtedness) to any Loan Party (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis), (ii) each Foreign Subsidiary that is not a Loan Party may make Restricted Payments to any other Foreign Subsidiary that is not a Loan Party (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis), and (iii) each Domestic Subsidiary that is not a Loan Party may make Restricted Payments to any other Domestic Subsidiary that is not a Loan Party (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis),

(c) any Loan Party and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Qualified Equity Interests of such Person,

(d) Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent during the term of this Agreement, plus the amount of Indebtedness outstanding under clause (n) of the definition of Permitted Indebtedness, does not exceed $5,000,000 in the aggregate,

(e) Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,

(f) Parent may declare and pay dividends in accordance with Parent’s historical dividend policy in an aggregate amount not to exceed $8,000,000 in any Fiscal Year, so long as immediately before and after giving effect to any such dividend, each of the Payment Conditions shall be satisfied,

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(g) Parent may make additional Restricted Payments so long as (i) Parent demonstrates that the Consolidated Total Leverage Ratio (as defined in the Term Loan Credit Agreement as in effect on the Closing Date), calculated on a pro forma basis after giving effect to each such Restricted Payment and any Indebtedness incurred in connection therewith, is not greater than 3.00 to 1.0, (ii) the aggregate amount of such Restricted Payment does not exceed the Retained ECF Amount (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) at such time, and (iii) immediately before and after giving effect to each such Restricted Payment, each of the Payment Conditions shall be satisfied, and

(h) To the extent not otherwise permitted pursuant to this Section 6.7, Parent and its Subsidiaries may make additional Restricted Payments in an aggregate amount not exceeding $25,000,000 during the term of this Agreement, so long as immediately before and after giving effect to each such Restricted Payment, each of the Payment Conditions shall be satisfied.

6.8 Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to modify or change its Fiscal Year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10 Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between each Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by such Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or its applicable Subsidiary,

(c) so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(d) transactions permitted by Section 6.3, Section 6.6, Section 6.7, and Section 6.9.

6.11 Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with each Existing Credit Facility, (ii) to pay a portion of the consideration payable in connection with the consummation of Closing Date Merger, and (iii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the Closing Date Merger and the other transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions of this Agreement, the other Loan Documents and the Term Loan Documents, (i) to finance working capital from time to time for Borrowers and the other Loan Parties, (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the Closing Date Merger and the other transactions contemplated hereby and thereby, and (iii) for other lawful and permitted general corporate purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

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6.12 No Further Negative Pledges; Restrictive Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Intercreditor Agreement, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to clause (q) of the definition of Permitted Indebtedness, (iv) pursuant to any document or instrument governing Indebtedness incurred pursuant to clause (c) of the definition of Permitted Indebtedness (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (v) customary restrictions contained in the organizational documents of any Subsidiary that is not a Guarantor as of the Closing Date and (vi) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Loan Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party or (iii) make loans or advances to any Loan Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents and (B) applicable law.

(c) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Loan Party or (ii) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable law, (C) any document or instrument governing Indebtedness incurred pursuant to clause (c) of the definition of Permitted Indebtedness (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of property (to the extent such sale is permitted pursuant to Section 6.4) that limit the transfer of such property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.	FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties and their Subsidiaries will maintain a Consolidated Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each Fiscal Month occurring during any Covenant Testing Period (including the last day thereof), in each case, of at least 1.10 to 1.00.

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8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 5 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a US Letter of Credit;

8.2 Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 2.18, 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 6 or 7, or (ii) Section 7 of the US Guaranty and Security Agreement, or (iii) the UK Security Documents subject to any applicable time periods for compliance as set forth therein, or (iv) the German Security Documents subject to any applicable time periods for compliance as set forth therein;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $15,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If (a) an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries, or (b) a German Loan Party is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or threatens to become unable to pay its debts (drohend zahlungsunfähig) within the meaning of section 18 of the German Insolvency Code (Insolvenzordnung) or is over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung), or (c) a UK Loan Party is unable or admits in writing its inability to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act 1986 or is deemed to or declared to be unable to pay its debts under applicable law;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

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8.6 Default Under Other Agreements. If there is a default under (a) any of the Term Loan Documents, or (b) in one or more other agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $25,000,000 or more, and in the case of each of clauses (a) and (b), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder; provided that no such default under Section 7 of the Term Loan Credit Agreement shall constitute an Event of Default under this Section 8.6 (other than an event which constitutes an independent Event of Default under this Agreement without regard to the provisions of the Term Loan Documents) until the earlier to occur of (x) the conclusion of a 30-day grace period after such event or circumstance (but only if such event or circumstance has not been cured or waived prior to the expiration of such 30-day period) and (y) the acceleration of the Indebtedness under the Term Loan,

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in the US Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9 Security Documents. If the US Guaranty and Security Agreement, any German Security Document, UK Security Document, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are (a) non-consensual Permitted Liens, (b) permitted purchase money Liens, (c) the interests of lessors under Capital Leases, or (d) Liens on Term Loan Priority Collateral in favor of the Term Loan Agent under the Term Loan Documents and subject to the Intercreditor Agreement, first priority Lien on the Collateral covered thereby, except (i) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (ii) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $2,500,000, or (iii) as the result of an action or failure to act on the part of Agent;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11 Change of Control. A Change of Control shall occur, whether directly or indirectly;

8.12 Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms);

8.13 ERISA. The occurrence of any of the following events: (a) any US Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any US Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to all Pension Plans and Multiemployer Plans, and such failure could reasonably be expected to result in liability in excess of $25,000,000, (b) an accumulated funding deficiency or funding shortfall in excess of $25,000,000 occurs or exists with respect to all Pension Plans in the aggregate (excluding any overfunding), whether or not waived, (c) one or more Notification Events, which could reasonably be expected to result in liability in excess of $25,000,000, either individually or in the aggregate, or (d) any US Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $25,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due;

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8.14 Interference with Business. Any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by the order of any court or other Governmental Authority, the effect of which order restricts such Person from conducting all or any material part of its business, unless such order is subject to a good faith dispute being diligently pursued according to appropriate legal proceedings and such order could not reasonably be expected to have a Material Adverse Effect,

8.15 Intercreditor Agreement; Senior Debt Status. (a) The Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Term Loan Agent, enforceable in accordance with its terms (to the extent that any Indebtedness held by such party remains outstanding) or (b) the Obligations shall fail to rank senior in priority of payment to all Subordinated Indebtedness, or

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in the case of clause (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding US Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Revolving Loans, (ii) the obligation of any Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue US Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding US Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2 Rights and Remedies Cumulative; Non-Waiver; Etc. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender

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Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Except to the extent set forth in or required by this Agreement or any other Loan Document, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Joint Lead Arrangers, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including reasonable attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders to the extent provided above) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any US Letters of Credit hereunder, or the use of the proceeds of the Loans or the US Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries, and (d) with respect to any actual or prospective investigation, litigation, or proceeding brought by or relating to any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction determines in a final non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents, and (y) a material breach in bad faith of the funding obligations of such Indemnified Person under this Agreement. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any

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Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

(a) Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or facsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Parent QUANEX BUILDING PRODUCTS CORPORATION
1800 West Loop South, Suite 1500
Houston, TX 77027
Attn: Chief Financial Officer
Fax No. (713) 993-0591
Email: Brent.Korb@quanex.com

with copies to:	GARDERE WYNNE SEWELL LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201
Attn: Barry D. Drees, Esq.
Fax No.: (214) 999-3567
Email: bdrees@gardere.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
14241 Dallas Parkway Suite 900
Dallas, TX 75254
Attn: Quanex Relationship Manager
Fax No.: (866) 886-1998

and	WELLS FARGO CAPITAL FINANCE LIMITED
5th Floor Bow Bells House
I Bread Street
London, EC4M 9BE
Attn: Nigel Hogg
Fax No.: (0)845 641 8889

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with copies to:	PAUL HASTINGS LLP
695 Town Center Drive, Seventeenth Floor
Costa Mesa, CA 92626
Attn: Katherine Bell, Esq.
Fax No.: (214) 999-3567
Email: KatherineBell@paulhastings.com

(b) Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that is incapable of receiving notices under such Section by electronic communication. Agent or Borrowers may, in its respective discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities applicable laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or its securities for purposes of United States Federal or state securities applicable laws.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

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(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE

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SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender (except in connection with the consummation of a transaction expressly permitted under the Loan Documents), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.1(b), (ii) by way of participation in accordance with the provisions of Section 13.1(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.1(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.1(e) and, to the extent expressly contemplated hereby, the Affiliates of each of the Lender Group) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Revolving Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Agent and, so long as no Event of Default has occurred and is continuing, Parent otherwise consents (each such consent not to be unreasonably withheld or delayed and shall be deemed given if Parent has not responded to a request for such consent within 5 Business Days after having received notice thereof);

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(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, and no assignment of Loans or Commitments may be made unless after giving effect thereto (i) the Pro Rata Share of the US Revolver Commitments of a Lender and its Affiliates and Approved Funds shall equal the Pro Rata Share of the UK Revolver Commitments and of the German Revolver Commitments of such Lender and its Affiliates and Approved Funds, (ii) the Pro Rata Share of the German Revolver Commitments of a Lender and its Affiliates and Approved Funds shall equal the Pro Rata Share of the US Revolver Commitments and of the UK Revolver Commitments of such Lender and its Affiliates and Approved Funds, and (iii) the Pro Rata Share of the UK Revolver Commitments of a Lender and its Affiliates and Approved Funds shall equal the Pro Rata Share of the US Revolver Commitments and of the German Revolver Commitments of such Lender and its Affiliates and Approved Funds;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B) the consent of Agent, Issuing Bank and the Swing Lenders.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Parent, any of its Subsidiaries (including Borrowers) or any of their Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(c) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, the Issuing Bank, each Swing Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in US Letters of Credit and Swing Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by Agent pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the requirements of Sections 2.12, 2.13, 2.14, 15.7 and 16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.1(e).

(d) Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in Dallas, Texas, a copy of each Assignment and Assumption and each Increase Joinder delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell participations to any Person (other than a natural Person or Parent or any of Parent’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.1(a)(i) through (iii) that directly and adversely affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 16 (subject to the requirements and limitations therein, including the requirements under Section 16.7 (it being understood that the documentation required under Section 16.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 14.2 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 14.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefit of any right of setoff provided herein as though it were a Lender; provided that such Participant agrees to be subject to Section 15.11 as though it were a Lender.

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Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letters), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.1), without the written consent of such Lender, or amend, modify, or eliminate the last sentence of Section 2.4(c), without the written consent of each Lender directly and adversely affected thereby,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document, in each case, without the written consent of each Lender directly and adversely affected thereby,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document, in each case, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be required to waive any obligation of Borrowers to pay increased interest or fees pursuant to Section 2.6(c),

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(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders, in each case, without the written consent of each Lender,

(v) amend, modify, or eliminate Section 3.1 or 3.2, in each case, without the written consent of each Lender,

(vi) amend, modify, or eliminate Section 15.11, in each case, without the written consent of each Lender,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to all or substantially all of the Collateral, in each case, without the written consent of each Lender,

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”, in each case, without the written consent of each Lender directly and adversely affected thereby,

(ix) contractually subordinate any of Agent’s Liens, in each case, without the written consent of each Lender, except to the extent expressly provided by this Agreement or any of the Security Documents,

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or all Guarantors or Guarantors comprising substantially all of the credit support for the Obligations from their respective obligations under the Loan Documents or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, in each case, without the written consent of each Lender,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), in each case, without the written consent of each Lender directly and adversely affected thereby,

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party, without the written consent of each Lender,

(xiii) amend, modify, or eliminate the definition of Aggregate Excess Availability or US Excess Availability, in each case, without the written consent of each Lender,

(xiv) amend or modify the definition of “Excluded Assets” to the extent that any such change results in the exclusion of certain assets of the Loan Parties and their Subsidiaries from the Collateral less restrictive on the Loan Parties and their Subsidiaries, in each case, without the written consent of each Lender, or

(xv) other than as permitted by Section 2.15, amend, waive, modify, or eliminate the definition of Borrowing Base, US Borrowing Base, German Borrowing Base, UK Borrowing Base, or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon any Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, Maximum Revolver Amount, German Maximum Revolver Amount, or UK Maximum Revolver Amount, or change Section 2.1(e), in each case, without the written consent of each Lender.

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letters, without the written consent of the parties thereto (and shall not require the written consent of any of the Lenders),

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(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders, or

(iii) terms or provisions of the Intercreditor Agreement (and any related definitions), without the written consent of Agent (with the consent of the Required Lenders but without the consent of any Loan Party, so long as such amendment, waiver, modification or consent does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders.

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to a Swing Lender, or any other rights or duties of a Swing Lender under this Agreement or the other Loan Documents, without the written consent of such Swing Lender, Agent, Borrowers, and the Required Lenders.

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, and (iii) Agent and Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if Agent and Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

(f) Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 14.1) or any of the other Loan Documents or to enter into additional Loan Documents as Agent reasonably deems appropriate in order to effectuate the terms of Section 2.15 (including, as applicable, (1) to permit any Increase to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Commitments or outstanding Loans in respect of any Increase in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Loans without the written consent of such Lender

14.2 Mitigation Obligation; Replacement of Certain Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11(l) or 2.14, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16, or if any Lender gives a notice pursuant to Section 2.13(a), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.13(a), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If any Lender requests compensation under Section 2.14, or Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 13.1;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in US Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(d)(ii) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law (as defined in Section 16.1); and

(v) in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall

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be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain the perfection of, the Agent’s Liens, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Each of the Lenders hereby releases Agent, to the extent legally possible, from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions pursuant to Section 181 German Civil Code (Bügerliches Gesetzbuch).

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and may release any such agent, employee, attorney-in-fact or other Person, to the extent legally possible, from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions pursuant to Section 181 German Civil Code (Bügerliches Gesetzbuch). Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

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15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and

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irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys’ fees and reasonable expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including reasonable attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or an Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or a Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or such Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue US

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Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent is a Defaulting Lender pursuant to clause (f) of the definition thereof, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. If a resignation by Agent becomes effective in accordance with this Section 15.9, the parties hereto acknowledge and agree that, for the purposes of the German Security Documents, any such resignation by Agent is not effective unless and until all rights and obligations with respect to the Parallel Debt have been assumed by a successor Agent.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances, such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral and Guaranty Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the Disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (v) in connection with a credit bid or purchase authorized under this Section 15.11, (vi) constituting Term Loan Priority Collateral if such release is required pursuant to the terms of the Intercreditor Agreement, or (vii) constituting property of a Guarantor that is released from its obligations under the Loan Documents by reason of such Person ceasing to be a Subsidiary as a result of a transaction permitted under the Loan Documents. The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code or any other Debtor Relief Law, including Section

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363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any Disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such Disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such Disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness. Each of the Lenders hereby releases Agent, to the extent legally possible, from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions pursuant to Section 181 German Civil Code (Bügerliches Gesetzbuch).

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

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15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions. Each of the Lenders hereby releases Agent, to the extent legally possible, from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions pursuant to Section 181 German Civil Code (Bügerliches Gesetzbuch).

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

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(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon the Loan Parties’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding any Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

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15.18 Parallel Debt.

(a) For the purpose of this Section 15.18, “Corresponding Obligations” means each Loan Party’s Obligations including the Bank Product Obligations, other than the Parallel Debt.

(b) Each Loan Party hereby irrevocably and unconditionally undertakes to pay to Agent, acting on its own behalf and not as agent for any Person, an amount equal to the Corresponding Obligations (such payment undertakings by each Loan Party to Agent, hereinafter referred to as the “Parallel Debt”).

(c) The Parallel Debt will become due and payable in the currency or currencies of the Corresponding Obligations as and when one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute, with respect to the Parallel Debt, under the German Security Documents, a payment default (Zahlungsverzug), without any further notice being required other than as may be specified in the relevant German Security Document.

(d) Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt constitutes an undertaking, obligation and liability of each Loan Party to Agent which is transferable and separate and independent from, and without prejudice to, the Corresponding Obligations; (ii) the Parallel Debt represents Agent’s own separate and independent claim to receive payment of the Parallel Debt from each Loan Party, and (iii) the Liens granted under the Loan Documents to Agent to secure the Parallel Debt are granted to Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust, it being understood, that the amount which may become payable by each Loan Party under or pursuant to the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding Obligations from time to time.

(e) For the purpose of this Section 15.18, Agent acts in its own name and on behalf of itself (albeit for the benefit of Agent and the Lenders and each subsequent maker of any Revolving Loan by its making thereof) and not as agent or representative of any of Agent and the Lenders and each subsequent maker of any Revolving Loan by its making thereof.

(f) To the extent Agent irrevocably receives any amount in payment of the Parallel Debt (the “Received Amount”), the Corresponding Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations. For the avoidance of doubt, to the extent Agent irrevocably receives any amount in payment of the Corresponding Obligations, the Parallel Debt shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt. All amounts received or recovered by Agent from or by the enforcement of any security interest granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(g) Without limiting or affecting Agent’s rights against the Loan Parties (whether under this Section 15.18 or under any other provisions of the Loan Documents), each Loan Party acknowledges that (i) nothing in this Section 15.18 shall impose any obligation on Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Lender, and (ii) for the purpose of any vote taken under any Loan Document, Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

15.19 Special Appointment of Agent for German Security. For the purposes of any Liens or Collateral created under the German Security Documents (“German Security”), and otherwise in relation to the German Security Documents, the following additional provisions shall apply, in addition to the provisions set out in Section 15.11 or otherwise in this Agreement:

(a) With respect to German Security, Agent shall in case of German Security which is assigned or transferred as security (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nichtakzessorische Sicherheit) to it, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Lenders.

(b) In the case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, Agent shall hold (with regard to its own rights under the

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Parallel Debt pursuant to Section 15.18), administer and, as the case may be, enforce or release such German Security in the name of and for and on the behalf of the Lenders, and in its own name on the basis of the Parallel Debt pursuant to Section 15.18.

(c) For the purposes of performing its rights and obligations as Agent under any accessory (akzessorische) German Security, each Lender hereby authorizes Agent to act as its agent (Stellvertreter), and releases Agent from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case, to the extent legally possible for such Lender. A Lender which is barred by its constitutional documents or by-laws from granting such a release shall notify Agent accordingly. At the request of Agent, each Lender shall provide Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Lender hereby ratifies and approves all acts previously done by Agent on such Lender’s behalf.

(d) Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement, and the Lenders (other than Agent), Agent and all other parties to this Agreement agree that, in relation to the German Security, no Lender (other than Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(e) Each Lender (other than Agent) hereby instructs Agent (with the right of sub-delegation) to enter into any documents evidencing the German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Lender (other than Agent). Agent shall further be entitled to rescind, release, amend, and execute new and different documents securing the German Security.

(f) Each Lender (other than Agent) authorizes Agent (whether or not by or through employees or agents):

(i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon Agent under the German Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and

(iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Loan Party or Agent in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments or alterations to any German Security Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; and

(iv) to be treated for all purposes of German laws as the registered holder and the beneficiary of all security interests; in connection with the foregoing, only Agent (and no Lender or other Person) will be determined to automatically enforce rights with respect to any such security interest under German laws.

15.20 Intercreditor Agreement. Each Lender (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (c) authorizes and instructs Agent to enter into the Intercreditor Agreement as Agent on behalf of such Lender, (d) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender and that such Lender reviewed the Intercreditor Agreement, and (e) authorizes and instructs Agent to enter into amendments, restatements, amendments and restatements of, or to supplement or otherwise modify the Intercreditor Agreement with the consent of the Required Lenders or enter into one or more other intercreditor agreements having terms reasonably satisfactory to Agent and either in form and substance substantially similar to the existing Intercreditor Agreement or reasonably satisfactory to the Required Lenders, from time to time, in connection with the incurrence of Refinancing Indebtedness in respect of the Term Loan Obligations.

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15.21 Joint Lead Arrangers and Syndication Agent. Each of the Joint Lead Arrangers and Syndication Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as a Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers and Syndication Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers and Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers and Syndication Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.	TAXES.

16.1 Defined Terms. For purposes of this Section 16, the term “Lender” includes the Issuing Bank, and the term “applicable law” includes FATCA.

16.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Borrower and each Lender will cooperate in completing any procedural formalities necessary for each Borrower to obtain authority to make payments without any withholding or deduction for or on account of any Taxes, including, in the case of a UK Borrower, duly completing and filing an HM Revenue & Customs Form DTTP2 with HM Revenue & Customs within applicable time limits in circumstances where a Lender has notified UK Borrowers of its jurisdiction of tax residence and scheme reference number under the HM Revenue & Customs Double Taxation Treaty Passport Scheme.

16.3 Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

16.4 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by the applicable Loan Party to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. The foregoing notwithstanding, neither the German Loan Parties nor the UK Loan Parties shall be obligated to indemnify Agent or any Lender for any Indemnified Taxes attributable to a US Loan Party.

16.5 Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of

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Section 13.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 16.5.

16.6 Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 16, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

16.7 Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the applicable Loan Party is resident for Tax purposes, or any treaty to which such jurisdiction is a party shall deliver to Borrowers and Agent, at the time or times reasonably requested by Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16.7(b)(i), (b)(ii), and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing, in the event that a Borrower is a US Person:

(i) Any Lender that is a US Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of a duly completed IRS Form W-9 (or any equivalent or successor form) certifying that such Lender is exempt from United States federal backup withholding Tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of a duly completed IRS Form W-8BEN or W-8BEN-E, as applicable (or any equivalent or successor forms) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of a duly completed IRS Form W-8BEN or W-8BEN-E, as applicable (or any equivalent or successor forms) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

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(B) executed originals of a duly completed IRS Form W-8ECI (or any equivalent or successor form);

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “US Tax Compliance Certificate”) and (y) executed originals of a duly completed IRS Form W-8BEN or W-8BEN-E, as applicable (or any equivalent or successor forms); or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any equivalent or successor form), accompanied by executed originals of a duly completed IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, or IRS Form W-9 (or any equivalent or successor forms), a US Tax Compliance Certificate, a certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrowers and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update and execute such form or certification and provide executed originals to Borrowers and Agent or promptly notify Borrowers and Agent in writing of its legal inability to do so.

16.8 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 16 (including by the payment of additional amounts pursuant to this Section 16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 16 with respect to the Taxes giving rise to such refund), net of all reasonable documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 16.8,

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in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 16.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

16.9 VAT.

(a) All amounts payable by any Loan Party to Agent, the Issuing Bank or any Lender under a Loan Document that (in whole or in part) constitute consideration for VAT purposes are deemed to be exclusive of VAT. Subject to Section 16.9(b), if VAT is chargeable on any supply made by Agent, the Issuing Bank, or any Lender to any Loan Party under a Loan Document, the Loan Parties shall pay Agent, the Issuing Bank or such Lender, as the case may be (in addition to, and at the same time as, paying the consideration), an amount equal to the amount of the VAT and Agent, the Issuing Bank or such Lender, as applicable, shall promptly provide an appropriate VAT invoice to the Loan Parties.

(b) Where a Loan Document requires any Loan Party to reimburse Agent, the Issuing Bank or any Lender for any costs or expenses, the Loan Parties shall, at the same time, reimburse and indemnify Agent, the Issuing Bank and each Lender against all VAT incurred by Agent, the Issuing Bank or any Lender in respect of those costs or expenses. The amount payable shall be the amount that Agent, the Issuing Bank or such Lender, as the case may be, reasonably determines is the amount that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to recover from the relevant tax authority in respect of the VAT.

16.10 Survival. Each party’s obligations under this Section 16 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a

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Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code or any other Debtor Relief Law relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and reasonable attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the

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amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and repayment in full of the Obligations.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans (provided that, in the case of information received from a Loan Party or a Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential) (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (vii) as to any such information that (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Borrowers, (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement, any other Loan Document or any Bank Product Agreement, or the enforcement of rights hereunder or thereunder, (xi) to any other party hereto, (xii) on a confidential basis to any rating agency in connection with rating Borrowers or their Subsidiaries, (xiii) to the extent that such information is independently developed by such Person, and (xiv) for purposes of establishing a “due diligence” defense.

(b) Anything in this Agreement to the contrary notwithstanding, Agent and each Lender may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent or such Lender.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

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17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any US Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any US Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

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17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14 Administrative Borrowers.

(a) Each US Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all US Borrowers (the “US Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each US Borrower that such appointment has been revoked and that another US Borrower has been appointed US Administrative Borrower. Each US Borrower hereby irrevocably appoints and authorizes US Administrative Borrower (a) to provide Agent with all notices with respect to US Revolving Loans and US Letters of Credit obtained for the benefit of any US Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by US Administrative Borrower shall be deemed to be given by US Borrowers hereunder and shall bind each US Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to US Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each US Borrower), and (c) to take such action as US Administrative Borrower deems appropriate on its behalf to obtain US Revolving Loans and US Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the US Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to US Borrowers in order to utilize the collective borrowing powers of US Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any US Borrower as a result hereof. Each US Borrower expects to derive benefit, directly or indirectly, from the handling of the US Loan Account and the Collateral in a combined fashion since the successful operation of each US Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each US Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any US Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the US Loan Account and Collateral of US Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of US Administrative Borrower, except that US Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

(b) Each UK Borrower hereby irrevocably appoints H L Plastics, as the borrowing agent and attorney-in-fact for all UK Borrowers (the “UK Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each UK Borrower that such appointment has been revoked and that another UK Borrower has been appointed UK Administrative Borrower. Each UK Borrower hereby irrevocably appoints and authorizes UK Administrative Borrower (a) to provide Agent with all notices with respect to UK Revolving Loans obtained for the benefit of any UK Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by UK Administrative Borrower shall be deemed to be given by UK Borrowers hereunder and shall bind each UK Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to UK Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each UK Borrower), and (c) to take such action as UK Administrative Borrower deems appropriate on its behalf to obtain UK Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the UK Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to UK Borrowers in order to utilize the collective borrowing powers of UK Borrowers

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in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any UK Borrower as a result hereof. Each UK Borrower expects to derive benefit, directly or indirectly, from the handling of the UK Loan Account and the Collateral in a combined fashion since the successful operation of each UK Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each UK Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any UK Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the UK Loan Account and Collateral of UK Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of UK Administrative Borrower, except that UK Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

(c) Each Borrower hereby releases each Administrative Borrower, to the extent legally possible, from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

17.15 Independent Effect of Covenants; Inconsistencies.

(a) The Loan Parties expressly acknowledge and agree that each covenant contained in Section 5 or Section 6 hereof shall be given independent effect. Accordingly, the Loan Parties shall not engage in any transaction or other act otherwise permitted under any covenant contained in Section 5 or Section 6, before or after giving effect to such transaction or act, the Loan Parties shall or would be in breach of any other covenant contained in Section 5 or Section 6.

(b) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on the Loan Parties or further restricts the rights of the Loan Parties or gives Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect; provided further that the Intercreditor Agreement governs and controls in the event of any conflict with any other Loan Document.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT AND US BORROWER:	QUANEX BUILDING PRODUCTS CORPORATION,
a Delaware corporation

	By:	/s/ Brent L. Korb
	Name:	Brent L. Korb
	Title:	Senior Vice President – Finance and Chief Financial Officer

US BORROWERS:	WII HOLDING, INC.,
a Delaware corporation
QUANEX SCREENS LLC,
a Delaware limited liability company
QUANEX HOMESHIELD LLC,
a Delaware limited liability company
QUANEX IG SYSTEMS, INC.,
an Ohio corporation
MIKRON INDUSTRIES, INC.,
a Washington corporation
MIKRON WASHINGTON LLC,
a Washington limited liability company
WOODCRAFT INDUSTRIES, INC.,
a Minnesota corporation
BRENTWOOD ACQUISITION CORP.,
a Minnesota corporation
PRIMEWOOD, INC.,
a North Dakota corporation

	By:	/s/ Brent L. Korb
	Name:	Brent L. Korb
	Title:	Vice President – Chief Financial Officer

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

UK BORROWERS:	EDGETECH (UK) LIMITED,
a company incorporated under the laws of England and Wales

	By:	/s/ Brent L. Korb
	Name:	Brent L. Korb
	Title:	Director

	By:	/s/ Kevin P. Delaney
	Name:	Kevin P. Delaney
	Title:	Director

H L PLASTICS LIMITED,
a company incorporated under the laws of England and Wales

	By:	/s/ Brent L. Korb
	Name:	Brent L. Korb
	Title:	Director

	By:	/s/ Kevin P. Delaney
	Name:	Kevin P. Delaney
	Title:	Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

GERMAN BORROWER:	EDGETECH EUROPE GmbH,
a limited liability company (GmbH)
organized under the laws of Germany

	By:	/s/ George Wilson
	Name:	George Wilson
	Title:	Managing Director (Geschäftsführer)

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent, an Issuing Bank and as a Lender

By:	/s/ Samantha Alexander
Name:	Samantha Alexander
Title:	Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION LONDON BRANCH, as an Applicable Designee

By:	/s/ N B Hogg
Name:	N B Hogg
Title:	Its Authorized Signatory

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

BANK OF AMERICA, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Lisa Hugnh
Name:	Lisa Hugnh
Title:	Its Authorized Signatory

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

BANK OF AMERICA, N.A. (acting through its London Branch),
as an Applicable Designee

By:	/s/ Lisa Hugnh
Name:	Lisa Hugnh
Title:	Its Authorized Signatory

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]